       Filed Pursuant to Rule 424(b)(3)
Under the Securities Act of 1933
Registration No. 333-137957

INDEX OIL AND GAS INC.

40,686,978 Shares of
Common Stock

This prospectus relates to the public offering of up to 40,686,978 shares of our common stock, par value $.001 per share, which may be sold from time to time by the selling stockholders of Index Oil and Gas Inc., named in this prospectus. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

The total number of shares sold herewith consists of the following shares to be issued to the selling stockholders: (i) 901,421 shares issuable upon the exercise of warrants, and (ii) 39,785,557 shares that have been issued. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise, if any, of warrants to purchase 901,421 shares of common stock. All costs associated with this registration will be borne by us.

Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol ("IXOG.OB"). The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on October 22, 2007, was $0.67.

The Securities offered hereby involve a high degree of risk.

See "Risk Factors" beginning on page 9.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS DATED NOVEMBER 8, 2007

INDEX OIL AND GAS INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Index", "Company", "we," "us," or "our" refer to Index Oil and Gas, Inc.

Overview

Index Oil and Gas, Inc. is an independent oil and gas company engaged in the acquisition, exploration, appraisal, development and production of oil and gas properties located in North America. The Company includes a United Kingdom company, which provides management services and United States operating subsidiaries, which are engaged in oil and gas activities, primarily in Kansas and the Gulf Coast of Texas and Louisiana. The Company has increased our proved reserves and production principally through property acquisitions in conjunction with an active drilling program. The Company does not currently operate any of its properties and sells its current oil production to domestic crude oil purchasers.

The following are key elements of our strategy:

 • we intend to focus our short and medium term efforts on known petroleum basins within the U.S. and initially which are proximal to our current ongoing projects in the onshore part of the Gulf of Mexico basin;

 • our short to mid term objective is to develop our oil and gas reserves to a point where the cash flow will contribute not only to our overhead and later, to contribute to its capital requirements for investing in new and additional projects. We believe we can achieve this objective by utilizing a risk managed approach of investing in a portfolio of drilling opportunities. By combining a number of key metrics, our management is able to select and invest in the very best prospects on offer. We have adjusted our business strategy to include more high-impact wells that can deliver, if successful, much higher value, volume, and follow-on drilling that has the potential to deliver exponential growth. Index also protects itself and its investors by limiting any single prospect investment to a small percentage of the overall funding that the company has at its disposal.

Index’s current focus is directed towards:

•	Efficiently influencing the management of ongoing projects;
•	Identifying, characterizing, and capturing appropriate gas and oil opportunities; and
•	Efficiently using its business assets to raise additional capital as needed.

This current stage of the development of the Company includes new alliances. Furthermore, the Company has built a strong portfolio of prospects during 2007 fiscal year for drilling in 2008 fiscal year, which include potential high impact wells. In summary, the Company’s strategy is to increase shareholder value by profitably increasing its reserves, production, cash flow and earnings through a risk and equity balanced program of exploration and production drilling. The Company will also consider acquisitions provided they can meet the Company’s metrics and they can augment its growth strategy and objectives.

Our estimated total proved oil and gas reserves, at March 31 2007, less production to June 30, 2007, were approximately 111.757 Mboe, consisting of 22.979 thousand barrels of oil (MBbls) and 532.670 million cubic feet (MMcf) of natural gas. At March 31, 2007 approximately 99% of our proved reserves were classified as proved developed and proved behind pipe. We focus on maintaining a portfolio of long-lived, lower risk reserves along with shorter lived, higher margin reserves. We believe that this balanced reserve mix can provide a diversified cash flow foundation to fund our development and exploration drilling program.

Our financial results depend upon many factors, particularly the price of oil and gas and our ability to market our production. Commodity prices are affected by changes in market demands, which are impacted by overall economic activity, weather, pipeline capacity constraints, inventory storage levels, basis differentials and other factors. As a result, we cannot accurately predict future oil and gas prices, and therefore, we cannot determine what effect increases or decreases will have on our capital program, production volumes and future revenues. In addition to production volumes and commodity prices, finding and developing sufficient amounts of oil and gas reserves at economical costs are critical to our long-term success.

Like all oil and natural gas exploration and production companies, we face the challenge of natural production declines. As initial reservoir pressures are depleted, oil and natural gas production from a given well naturally decreases. Thus, an oil and natural gas exploration and production company depletes part of its asset base with each unit of oil or natural gas it produces. We attempt to overcome this natural decline by drilling and acquiring more reserves than we produce. Our future growth will depend on our ability to continue to add reserves in excess of production. We will maintain our focus on costs to add reserves through drilling and acquisitions as well as the costs necessary to produce our reserves. Our ability to add reserves through drilling is dependent on our capital resources and can be limited by many factors, including the ability to timely obtain drilling permits and regulatory approvals.

Our corporate offices are located at 10000 Memorial Drive, Suite 440, Houston, Texas 77024 and our telephone number is (713) 683-0800.

The Offering

Common stock outstanding before the offering	65,803,698 shares.
Common stock offered by selling stockholders	Up to 40,686,978 shares. The maximum number of shares to be issued to the selling stockholders, 901,421, represents 1.35% of our current outstanding stock.
Common stock to be outstanding after the offering	Up to 66,705,119 shares.
Use of proceeds	We will not receive any proceeds from the sale of the common stock. See "Use of Proceeds" for a complete description.
Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 5.
Over-The-Counter Bulletin Board Symbol	IXOG.OB
Forward-Looking Statements
This prospectus contains forward-looking statements that address, among other things, our strategy to develop our business, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

The above information regarding common stock to be outstanding after the offering is based on 65,803,698 shares of common stock outstanding as of October 1, 2007 and assumes the subsequent exercise of warrants by our selling stockholders.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company’s business operations. If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment.

Risks Related To Index’s Financial Results

Index is at an early stage of development and has a limited operating history.

Index was formed in 2003 operating as a private company, Index Ltd, formed under the laws of the United Kingdom and through which entity operations were conducted prior to the revere merger which occurred in 2006. As of the date of this Prospectus, Index has a limited operating history upon which you can base an evaluation of its business and prospects. As a start-up company in the early stage of development, there are substantial risks, uncertainties, expenses and difficulties Index is subject to. You should consider an investment in Index in light of these risks, uncertainties, expenses and difficulties. To address these risks and uncertainties, Index must do the following:

▪	Successfully execute its business strategy;

▪	Continue to develop its oil exploration and production assets;

▪	Respond to competitive developments; and

▪	Attract, integrate, retain and motivate qualified personnel.

Index may be unable to accomplish one or more of these objectives, which could cause its business to suffer. In addition, accomplishing one or more of these objectives might be very expensive, which could harm its financial results. As a result, there can be no assurance that Index will be successful in its oil and gas activities. Index’s future performance will depend upon its management and their ability to locate and negotiate additional oil and gas opportunities in which it is solely involved or participate in as a project partner. There can be no assurance that it will be successful in its efforts. Its inability to locate additional opportunities, successfully execute its business strategy, hire additional management and other personnel, or respond to competitive developments, could have a material adverse effect on its results of operations. There can be no assurance that its operations will be profitable.

Index has incurred significant losses since inception and anticipates that it will continue to incur losses for the foreseeable future.

As of June 30, 2007, Index had incurred a financial loss after taxation of approximately $436,837 for Q1 of the 2008 fiscal year. Index plans to significantly increase its corporate expenses and general overhead. Management believes that its business proposition will be appealing to the oil exploration and development community. There is no assurance, however, that Index will be able to successfully achieve an increase in production and reserves at its existing properties or future acquisitions, so as to operate in a profitable manner. If the business of oil and gas well exploration and development slows, and commodity prices notably decline, its margins and profitability will suffer. Index is unable to predict whether its operating results will be profitable.

Management believes that long-term profitability and growth will depend on its ability to:

•	Develop the reputation of Index as a successful oil and gas exploration and production company;

•	Successfully identify and exploit appropriate opportunities;

•	Develop viable strategic alliances; and

•	Maintain sufficient volume of successful new oil and gas opportunities.

Index will need to raise substantial additional capital to fund its operations, and its failure to obtain funding when needed may force it to delay, reduce or eliminate its operations, or cause its business to fail in its entirety.

Index’s operations have consumed a substantial amount of cash since inception. Index expects to continue to spend substantial amounts to:

•	identify and exploit oil and gas opportunities;

•	maintain and increase the company’s human resource including full time and consultant resources;

•	evaluate drilling opportunities; and

•	evaluate future projects and areas for long term development.

Index expects that its cash requirement for operations (Capex) will increase significantly over the next several years. Index will be required to raise additional capital to meet anticipated needs. Index’s future funding requirements will depend on many factors, including, but not limited to:

•	success of ongoing operations;

•	forward commodity prices; and

•	operating costs (including human resource costs).

To date, Index’s sources of cash have been primarily limited to the sale of equity securities. Index cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that Index raises additional funds by issuing equity securities, its stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact Index’s ability to conduct its business. If Index is unable to raise additional capital, when required, or on acceptable terms, it may have to significantly delay, scale back or discontinue its operations, or cause its business to fail in its entirety.

Index may be unable to effectively maintain its oil and gas exploration business.

Timely, effective and successful oil exploration and production is essential to maintaining Index’s reputation as a developing oil exploration company. Lack of opportunities or success may significantly affect Index’s viability. The principal components of Index’s operating costs include salaries paid to corporate staff, costs of retention of qualified independent engineers and geologists, annual system maintenance and rental costs, insurance, transportation costs and substantial equipment and machinery costs. Because the majority of these expenses are fixed, a reduction in the number of successful oil exploration projects, failures in discovery of new opportunities or termination of ongoing projects will result in lower revenues and margins. Prior success in exploration or production of oil wells does not guarantee future success in similar ventures; thus, its revenues could decline and its ability to effectively engage in oil recovery business would be harmed.

Fluctuations in Index’s operating results and announcements and developments concerning its business affect its stock price.

Index’s quarterly operating results, the number of stockholders desiring to sell their shares, changes in general economic conditions and the financial markets, the execution of new contracts and the completion of existing agreements and other developments affecting it, could cause the market price of its common stock to fluctuate substantially.

Risks Related to Index’s Business

Index may be unable to renew or maintain its contracts with independent purchasers, which would harm its business and financial results.

Upon expiration of its independent purchasers’ contracts, Index is subject to the risk that the oil and natural gas purchasers will cease buying Index’s oil and gas production output. It is not always possible to immediately obtain replacement oil and gas purchasers as the industry is extremely competitive. If these contracts are not renewed, it could result in a significant negative impact on Index’s business.

Management believes that long-term profitability and growth will depend on its ability to develop the reputation of Index as a successful oil and gas exploration and production company.

Index may be subject to liability risks, which could be costly and negatively impact its business and financial results.

Index may be subject to liability claims. There are currently many known hazards associated with the exploration, discovery and delivery of natural gas and oil. Other significant hazards may be discovered in the future. To protect against possible liability, Index and its purchasers maintain liability insurance with coverage that they believe is consistent with industry practice and appropriate in light of the risks attendant to its business. However, if Index and its purchasers are unable to maintain insurance in the future at an acceptable cost or at all, or if its insurance does not fully cover it and a successful claim was made against Index and/or its purchasers, Index could be exposed to liability. Any claim made against Index not fully covered by insurance could be costly to defend against, result in a substantial damage award against Index and divert the attention of management from Index’s operations, which could have an adverse effect on its financial performance.

Loss of key executives and failure to attract qualified managers, technologists, independent engineers and geologists could limit Index’s growth and negatively impact its operations.

Index depends upon its management team to a substantial extent. In particular, Index depends upon Mr. Lyndon West, its Chief Executive Officer, Mr. Daniel Murphy, its Chairman of the Board of Directors, and Mr. Andrew Boetius, its Chief Financial Officer, for their skills, experience, and knowledge of the company and industry contacts. Currently, Index has employment or non executive director agreements with all of its directors who are: Lyndon West, Daniel Murphy, David Jenkins, Michael Scrutton and Andrew Boetius. The loss of any of these executives, or other members of Index’s management team, could have a material adverse effect on its business, results of operations or financial condition.

As Index grows, it may increasingly require field managers with experience in its industry and skilled engineers, geologists and technologists to operate its diagnostic, seismic and 3D equipment. It is impossible to predict the availability of qualified managers, technologists, skilled engineers and geologists or the compensation levels that will be required to hire them. In particular, there is a very high demand for qualified technologists who are particularly necessary to operate systems similar to the ones that Index operates Index may not be able to hire and retain a sufficient number of technologists, engineers and geologists and it may be required to pay bonuses and higher independent contractor rates to its technologists, engineers and geologists which would increase its expenses. The loss of the services of any member of its senior management or Index’s inability to hire qualified managers, technologists, skilled engineers and geologists at economically reasonable compensation levels could adversely affect Index’s ability to operate and grow its business.

Complying with federal and state regulations is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

Index’s operations are directly or indirectly subject to extensive and continually changing regulation affecting the oil and natural gas industry. Many departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases its cost of doing business and, consequently, affects its profitability. Index does not believe that we are affected in a significantly different manner by these regulations than are its competitors.

If Index’s operations are found to be in violation of any of the laws and regulations to which it is subject, it may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines and the curtailment of its operations. Any penalties, damages, fines or curtailment of Index’s operations, individually or in the aggregate, could adversely affect its ability to operate its business and its financial results. The risk of Index being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against Index for violation of these laws or regulations, even if it successfully defends against it, could cause Index to incur significant legal expenses and divert management’s attention from the operation of its business.

Index may experience competition from other oil and gas exploration and production companies and this competition could adversely affect Index’s revenues and its business.

The market for oil and gas recovery projects is generally highly competitive. Index’s ability to compete depends on many factors, many of which are outside of its control. These factors include: timing and market acceptance, introduction of competitive technologies, price and purchaser’s interest in acquiring Index’s oil and natural gas output.

Many existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, substantial track records, and significantly greater financial, technical and technological resources than Index. This may allow them to devote greater resources to the development and promotion of their oil and gas exploration and production projects. Many of these competitors offer a wider range of oil and gas opportunities not available to Index and may attract business partners consequently resulting in a decrease of Index’s business opportunities. These competitors may also engage in more extensive research and development, adopt more aggressive strategies and make more attractive offers to existing and potential purchasers, and partners. Furthermore, competitors may develop technology and oil and gas exploration strategies that are equal or superior to Index’s and achieve greater market recognition. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to better address the needs of our target market. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

Other very large companies that are primarily focused on offering competitive products include Exxon/Mobil, Shell and Yukos and numerous other large oil and gas recovery companies.

There can be no assurance that Index will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on Index’s business, results of operations and financial condition.

If Index is unable to protect its intellectual property effectively, it may be unable to prevent third parties from using its technologies and methods, which would impair its competitive advantage.

Index does not believe that its operations or products infringe on the intellectual property rights of others. However, there can be no assurance that others will not assert infringement or trade secret claims against Index with respect to its current or future technologies or that any such assertion will not require it to enter into a license agreement or royalty arrangement with the party asserting the claim. Responding to and defending any such claims may distract the attention of Index’s management and have an adverse effect on its business, financial condition and results of operations.

Others may claim in the future that Index has infringed their past, current or future technologies. Index expects that participants in its markets increasingly will be subject to infringement claims as the number of competitors grows. Any claim like this, whether meritorious or not, could be time-consuming, and result in costly litigation and possibly result in agreements covering intellectual property secrets and technologies. These agreements might not be available on acceptable terms or at all. As a result, any claim like this could harm Index’s business.

Index regards the protection of its copyrights, service marks, trademarks, and trade secrets as critical to its success. Index relies on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect its proprietary rights in products and services. When applicable, it will enter into confidentiality and invention assignment agreements with employees and contractors, and nondisclosure agreements with parties it conducts business with in order to limit access to and disclosure of its proprietary information. These contractual arrangements and the other steps taken to protect its intellectual property may not prevent misappropriation of its technology or deter independent third-party development of similar technologies. Index intends to pursue the registration of trademarks and service marks in the U.S. and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which its services are made available.

Index will need to increase the size of its organization, and may experience difficulties in managing growth.

Index is a small company with minimal employees as of June 30, 2007. Index expects to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipates that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional independent contractors and managers. Index’s future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

Oil and natural gas prices are volatile, and low prices could have a material adverse impact on our business.

Our revenues, profitability and future growth and the carrying value of our properties depend substantially on prevailing oil and gas prices. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we will be able to borrow under any senior revolving credit facility will be subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and gas that we can economically produce and have an adverse effect on the value of our properties. Prices for oil and gas have increased significantly and been more volatile over the past twelve months. Historically, the markets for oil and gas have been volatile, and they are likely to continue to be volatile in the future. Among the factors that can cause volatility are:

•	the domestic and foreign supply of oil and gas;
•	the ability of members of the Organization of Petroleum Exporting Countries, or OPEC, and other producing countries to agree upon and maintain oil prices and production levels;
•	political instability, armed conflict or terrorist attacks, whether or not in oil or gas producing regions;
•	the level of consumer product demand;
•	the growth of consumer product demand in emerging markets, such as China;
•	labor unrest in oil and gas producing regions;
•	weather conditions, including hurricanes and other natural disasters;
•	the price and availability of alternative fuels;
•	the price of foreign imports;
•	worldwide economic conditions; and
•	the availability of liquid natural gas imports.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas and our ability to raise capital.

Index’s profit margins may be adversely affected by fluctuations in the selling price and production cost of gasoline.

Oil prices are significantly influenced by the supply of and demand for gasoline. Index’s results of operations may be materially harmed if the demand for or the price of gasoline decreases. Conversely, a prolonged increase in the price of or demand for gasoline could lead the U.S. government to take actions that maybe adverse to us, such easing the import of foreign oil and gas into the U.S.

Transportation delays, including as a result of disruptions to infrastructure, could adversely affect Index’s operations.

Index’s business will depend on the availability of a distribution infrastructure. Any disruptions in this infrastructure network, whether caused by earthquakes, storms, other natural disasters or human error or malfeasance, could materially impact our business. Therefore, any unexpected delay in transportation of Index’s produced oil and gas could result in significant disruption to Index’s operations. Index relies upon others to maintain the production of its wells and distribution of oil and gas, and any failure on their part to maintain the wells and corresponding production could impede the delivery of Index’s oil and gas, impose additional costs on it or otherwise cause its results of operations or financial condition to suffer.

Index’s business may be influenced by seasonal fluctuations.

Index’s operating results may be influenced by seasonal fluctuations in the price of oil. The price of oil tends to rise during the winter and summer seasons and tends to decrease during the spring season. Furthermore, the price of unleaded gasoline tends to rise during each of the summer and winter. The price for natural gas, however, tends to be lower in the spring and summer and higher in the fall and winter. Given Index’s lack of operating history, Index do not know yet how these seasonal fluctuations will affect its operating results over time.

Assets we acquire may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

Our initial growth is due to acquisitions of properties and undeveloped leaseholds. We expect acquisitions will also contribute to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and gas prices, operating and capital costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well. Even when we inspect a well, we do not always discover structural, subsurface and environmental problems that may exist or arise. We are generally not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties.

As a result of these factors, we may not be able to acquire oil and gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

Estimates of oil and gas reserves are uncertain and any material inaccuracies in these reserve estimates will materially affect the quantities and the value of our reserves.

This Preliminary Prospectus contains estimates of our proved oil and gas reserves. These estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir.

Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves will vary from those estimated. Any significant variance could materially affect the estimated quantities and the value of our reserves. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make capital expenditures to develop our reserves. Although we have prepared estimates of these oil and gas reserves and the costs associated with development of these reserves in accordance with SEC regulations, we cannot assure you that the estimated costs or estimated reserves are accurate, that development will occur as scheduled or that the actual results will be as estimated.

Our exploration and development drilling efforts and the operation of our wells may not be profitable or achieve our targeted returns.

We require significant amounts of undeveloped leasehold acreage in order to further our development efforts. Exploration, development, drilling and production activities are subject to many risks, including the risk that commercially productive reservoirs will not be discovered. We invest in property, including undeveloped leasehold acreage, which we believe will result in projects that will add value over time. However, we cannot guarantee that all of our prospects will result in viable projects or that we will not abandon our initial investments. Additionally, we cannot guarantee that the leasehold acreage we acquire will be profitably developed, that new wells drilled by us will be productive or that we will recover all or any portion of our investment in such leasehold acreage or wells. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net reserves to return a profit after deducting operating and other costs. In addition, wells that are profitable may not achieve our targeted rate of return. Our ability to achieve our target results are dependent upon the current and future market prices for oil and gas, costs associated with producing oil and gas and our ability to add reserves at an acceptable cost. We rely to a significant extent on 3D seismic data and other advanced technologies in identifying leasehold acreage prospects and in conducting our exploration activities. The 3D seismic data and other technologies we use do not allow us to know conclusively prior to acquisition of leasehold acreage or drilling a well whether oil or gas is present or may be produced economically. The use of 3D seismic data and other technologies also requires greater pre-drilling expenditures than traditional drilling strategies.

In addition, we may not be successful in implementing our business strategy of controlling and reducing our drilling and production costs in order to improve our overall return. The cost of drilling, completing and operating a well is often uncertain and cost factors can adversely affect the economics of a project. We cannot predict the cost of drilling, and we may be forced to limit, delay or cancel drilling operations as a result of a variety of factors, including:

•	unexpected drilling conditions;
•	pressure or irregularities in formations;
•	equipment failures or accidents;
•	adverse weather conditions, including hurricanes or other natural disasters;
•	compliance with governmental requirements; and
•	shortages or delays in the availability of drilling rigs and the delivery of equipment.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. As a result of increasing levels of exploration and production in response to strong prices of oil and natural gas, the demand for oilfield services has risen, and the costs of these services are increasing, while the quality of these services may suffer. If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel were particularly severe in Kansas, Texas and Louisiana, we could be materially and adversely affected because our operations and properties are concentrated in those areas.

The marketability of our oil and gas production depends on services and facilities that we typically do not own or control. The failure or inaccessibility of any such services or facilities could result in a curtailment of production and revenues.

The marketability of our production depends in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities. Pursuant to interruptible or short term transportation agreements, we generally deliver gas through gathering systems and pipelines that we do not own. Under the interruptible transportation agreements, the transportation of our gas may be interrupted due to capacity constraints on the applicable system, for maintenance or repair of the system, or for other reasons as dictated by the particular agreements. If any of the pipelines or other facilities becomes unavailable, we would be required to find a suitable alternative to transport and process the gas, which could increase our costs and reduce the revenues we might obtain from the sale of the gas.

We are dependent on the skill, ability and decisions of third party operators.

We do not operate any of our properties. The success of the drilling, development and production of the oil and gas properties are dependent upon the decisions of such third-party operators and their diligence to comply with various laws, rules and regulations affecting such properties. The failure of any third-party operator to make decisions, perform their services, discharge their obligations, deal with regulatory agencies, and comply with laws, rules and regulations, including environmental laws and regulations in a proper manner with respect to properties in which we have an interest could result in material adverse consequences to our interest in such properties, including substantial penalties and compliance costs. Such adverse consequences could result in substantial liabilities to us or reduce the value of our properties, which could negatively affect our results of operations.

Our oil and gas activities are subject to various risks which are beyond our control.

Our operations are subject to many risks and hazards incident to exploring and drilling for, producing, transporting, marketing and selling oil and gas. Although we may take precautionary measures, many of these risks and hazards are beyond our control and unavoidable under the circumstances. Many of these risks or hazards could materially and adversely affect our revenues and expenses, the ability of certain of our wells to produce oil and gas in commercial quantities, the rate of production and the economics of the development of, and our investment in the prospects in which we have or will acquire an interest. Any of these risks and hazards could materially and adversely affect our financial condition, results of operations and cash flows. Such risks and hazards include:

•	human error, accidents, labor force and other factors beyond our control that may cause personal injuries or death to persons and destruction or damage to equipment and facilities;
•	blowouts, fires, hurricanes, pollution and equipment failures that may result in damage to or destruction of wells, producing formations, production facilities and equipment;
•	unavailability of materials and equipment;
•	engineering and construction delays;
•	unanticipated transportation costs and delays;
•	unfavorable weather conditions;
•	hazards resulting from unusual or unexpected geological or environmental conditions;
•	environmental regulations and requirements;
•	accidental leakage of toxic or hazardous materials, such as petroleum liquids or drilling fluids, into the environment;
•	changes in laws and regulations, including laws and regulations applicable to oil and gas activities or markets for the oil and gas produced;
•	fluctuations in supply and demand for oil and gas causing variations of the prices we receive for our oil and gas production; and
•	the internal and political decisions of OPEC and oil and natural gas producing nations and their impact upon oil and gas prices.

As a result of these risks, expenditures, quantities and rates of production, revenues and cash operating costs may be materially adversely affected and may differ materially from those anticipated by us.

Governmental and environmental regulations could adversely affect our business.

Our business is subject to federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing of oil and gas and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste, unitization and pooling of properties and other matters. These laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning our oil and gas wells and other facilities. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production, could limit the total number of wells drilled or the allowable production from successful wells, which could limit our revenues.

Our operations are also subject to complex environmental laws and regulations adopted by the various jurisdictions in which we have or expect to have oil and gas operations. We could incur liability to governments or third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water, including responsibility for remedial costs.

We could potentially discharge these materials into the environment in any of the following ways:

•	from a well or drilling equipment at a drill site;
•	from gathering systems, pipelines, transportation facilities and storage tanks;
•	damage to oil and gas wells resulting from accidents during normal operations; and
•	blowouts, hurricanes, cratering and explosions.

Because the requirements imposed by laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that may have been operated in the past by others and are currently operated by others, we may be liable for environmental damage caused by those operators.

We cannot be certain that the insurance coverage maintained by us will be adequate to cover all losses that may be sustained in connection with all oil and gas activities.

We maintain general and excess liability policies, which we consider to be reasonable and consistent with industry standards. These policies generally cover:

•	personal injury;
•	bodily injury;
•	third party property damage;
•	medical expenses;
•	legal defense costs;
•	pollution in some cases;
•	well blowouts in some cases; and
•	workers compensation.

There can be no assurance that this insurance coverage will be sufficient to cover every claim made against us in the future. A loss in connection with our oil and natural gas properties could have a materially adverse effect on our financial position and results of operation to the extent that the insurance coverage provided under our policies cover only a portion of any such loss.

Title to the properties in which we have an interest may be impaired by title defects.

Our operators generally obtain title opinions on significant properties that we have working interests in. However, there is no assurance that we will not suffer a monetary loss from title defects or failure. Generally, under the terms of the operating agreements affecting our properties, any monetary loss is to be borne by all parties to any such agreement in proportion to their interests in such property. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss .

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have periodically offered and sold our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

The following risks relate principally to the Company’s Common Stock and its market value

There is a limited market for our common stock which may make it more difficult for you to dispose of your stock.

Our common stock has been quoted on the OTC Bulletin Board under the symbol "IXOG.OB" since December 16, 2005. There is a limited trading market for our common stock. Furthermore, the trading in our common stock maybe highly volatile, as for example, approximately more than one-third of the trading days during July of 2007 saw trading in our stock of less than 100,000 shares per day. During that same period, the smallest number of shares trade in one day was 3,800 and the largest number of shares traded in one day was 582,400. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our Common Stock to sell our Common Stock, or the prices at which holders may be able to sell our Common Stock.

The price of our Common Stock may be volatile

The trading price of our Common Stock may be highly volatile and could be subject to fluctuations in response to a number of factors beyond our control. Some of these factors are:

•	our results of operations and the performance of our competitors;
•	the public’s reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission, or SEC;
•	changes in earnings estimates or recommendations by research analysts who follow, or may follow, us or other companies in our industry;
•	changes in general economic conditions;
•	changes in market prices for oil and gas;
•	actions of our historical equity investors, including sales of common stock by our directors and executive officers;
•	actions by institutional investors trading in our stock;
•	disruption of our operations;
•	any major change in our management team;
•	other developments affecting us, our industry or our competitors; and
•	U.S. and international economic, legal and regulatory factors unrelated to our performance.

In recent years the stock market has experienced significant price and volume fluctuations. These fluctuations may be unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. The price of our Common Stock could fluctuate based upon factors that have little or nothing to do with our company or its performance, and those fluctuations could materially reduce our Common Stock price.

OurCommon Stockis subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The requirements of being a public company, including compliance with the reporting requirements of the exchange act and the requirements of the Sarbanes Oxley act, strains our resources, increases our costs and may distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we need to comply with laws, regulations and requirements, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 and related regulations of the SEC and requirements of OTCBB. Complying with these statutes, regulations and requirements occupies a significant amount of the time of our board of directors and management. We are or may be required to:

•	institute a comprehensive compliance function;
•	establish internal policies, such as those relating to disclosure controls and procedures and insider trading;
•
design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	prepare and distribute periodic reports in compliance with our obligations under the federal securities laws;
•	involve and retain outside counsel and accountants in the above activities; and
•	establish an investor relations function.

In addition, rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 will require annual assessment of our internal control over financial reporting, and attestation of the assessment by our independent registered public accountants.. Under the current SEC regulations, we will be required to include a management report on internal controls over financial reporting in our Form 10-KSB annual report for the year ended March 31, 2008, and we will be required to include an auditor’s report on internal controls over financial reporting for the year ended March 31, 2009.  As the standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, when applicable to us, will require significant documentation, testing and possible remediation to meet the detailed standards, and we may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting.

In the future, when these compliance standards are applicable to us, if we are unable to accomplish these objectives or achieve required compliance in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired, and we may be subject to sanctions or investigation by regulatory authorities such as the SEC or Nasdaq. In addition, failure to comply with Section 404 or a report of a material weakness may cause investors to lose confidence in us and may have a material adverse effect on our stock price.

The Company does not expect to pay dividends in the future. Any return on investment may be limited to the value of the Company’s stock.

The Company does not anticipate paying cash dividends on its stock in the foreseeable future. The payment of dividends on the Company’s stock will depend on its earnings, financial condition and other business and economic factors affecting the Company at such time as the board of directors may consider relevant. If the Company does not pay dividends, its stock may be less valuable because a return on your investment will only occur if the Company’s stock price appreciates.

A sale of a substantial number of shares of the Company’s common stock may cause the price of its common stock to decline.

If the Company’s stockholders sell substantial amounts of the Company’s common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of its common stock could fall. These sales also may make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems reasonable or appropriate. Stockholders who have been issued shares in the Acquisition will be able to sell their shares pursuant to Rule 144 under the Securities Act of 1933, beginning one year after the stockholders acquired their shares.

The exercise of our outstanding warrants and options may depress our stock price

We had 901,421 warrants and 5,077,526 options to purchase shares of our common stock outstanding, at June 30, 2007. The exercise of warrants and/or options by a substantial number of holders within a relatively short period of time could have the effect of depressing the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities..

We may need additional capital that could dilute the ownership interest of investors.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock and they may experience additional dilution. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. The issuance of additional common stock by our management may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. We will, however, receive proceeds from the exercise, if any, of warrants to purchase 901,421 shares of common stock.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	our ability to attract and retain management;

•	our growth strategies;

•	anticipated trends in our business;

•	our future results of operations;

•	our ability to make or integrate acquisitions;

•	our liquidity and ability to finance our exploration, acquisition and development activities;

•	our ability to successfully and economically explore for and develop oil and gas resources;

•	market conditions in the oil and gas industry;

•	the timing, cost and procedure for proposed acquisitions;

•	the impact of government regulation;

•	estimates regarding future net revenues from oil and natural gas reserves and the present value thereof;

•	planned capital expenditures (including the amount and nature thereof);

•	increases in oil and gas production;

•	the number of wells we anticipate drilling in the future;

•	estimates, plans and projections relating to acquired properties;

•	the number of potential drilling locations;

•	our financial position, business strategy and other plans and objectives for future operations;

•	the possibility that our acquisitions may involve unexpected costs;

•	the volatility in commodity prices for oil and gas;

•	the accuracy of internally estimated proved reserves;

•	the presence or recoverability of estimated oil and gas reserves;

•	the ability to replace oil and gas reserves;

•	the availability and costs of drilling rigs and other oilfield services;

•	environmental risks;

•	exploration and development risks;

•	competition;

•	the inability to realize expected value from acquisitions;

•	the ability of our management team to execute its plans to meet its goals;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we are doing business, that may be less favorable than expected; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing.

All written and oral forward-looking statements made in connection with this Form 10-K that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Except to the extent indicated below, all the shares registered below are assumed to be sold by the selling stockholders, and none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. With the exception of Lyndon West, Andrew Boetius, Daniel Murphy, David Jenkins and Michael Scrutton, none of the selling stockholders have held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. Except to the extent indicated otherwise, all of the selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and they believe they are not required to be broker-dealers.

Selling Stockholders	Shares of Common Stock Owned Prior to the Offering	Percentage of Ownership Before the Offering	Number of Shares Being Offered	Shares of Common Stock Owned After the Offering	Percentage of Ownership After the Offering
GROUP A
1. ANTONIO JAUME SUREDA	24400		24400	0	0
2. BERNARD FIOL CARDONA	11800		11800	0	0
3. GABRIEL LLABRES MATEU	0		0	0	0
4. JUAN RAMON GARCIA GARCIA	0		0	0	0
5. JUAN RAMON GARCIA RAMIS	0		0	0	0
6. MIGUEL AMENGUAL POMAR	58333		58333	0	0
7. RICARDO ALONSO	0		0	0	0
8. SALVADOR MAIMO	40000		40000	0	0
9. CLAU DE ROBI	0		0	0	0
10. DANEL TRADING	165000		165000	0	0
11. DELOTT GROUP CORP. (I)	293750		293750	0	0
12. GEORGES CONSTANTIN	165600		165600	0	0
13. NICOLAS HOFFMANN	27600		27600	0	0
14. PUREPOWER CORP (II)	175000		175000	0	0
15. UNIGRUP SA (III)	686540		686540	0	0
16. WUXI CORPORATION A.V.V (IV)	0		0	0	0
17. COMERCIAL TITOYA RIVERS (V)	270,833		270,833	0	0
18. ANDBANK (VI)	730000		730000	0	0
19. BLENTON MANAGEMENT (VII)	848,000		848,000	0	0
20. ALBERTO PEREZ SOLANO	0		0	0	0
21. ALEJANDRO CORBACHO SANCHEZ-IBARGUEN	12000		12000	0	0
22. ALFREDO GARCIA RAYA	12000		12000	0	0
23. ALFREDO ROSA PEINADO	0		0	0	0
24. ANA TERESA PORRAS NARVAEZ	0		0	0	0
25. ANGEL ALAIZ BARRAGAN	20000		20000	0	0
26. ANGELA MACIAS MAYA	20000		20000	0	0
27. ANTONIO AGUILAR PALOMO	0		0	0	0
28. ANTONIO ARIZA GARCIA	40000		40000	0	0
29. ANTONIO AVILA ANDUJAR	6000		6000	0	0
30. ANTONIO CALO LOPEZ	15000		15000	0	0
31. ANTONIO MACIAS DURAN	36000		36000	0	0
32. ANTONIO MARTINEZ MELINI	18000		18000	0	0
33. ANTONIO TORRES ROJAS	0		0	0	0
34. CARLOS CORREDOR TOLEDO	6000		6000	0	0
35. CARLOS DE ANTA ALVAREZ	12000		12000	0	0
36. CARLOS VALENZUELA CLAROS	12000		12000	0	0
37. CARMEN MARTINEZ TALLO	0		0	0	0
38. CAYETANA DEL PINO MALDONADO	6000		6000	0	0
39. CAYETANO GARCIA DE LA BORBOLLA	10000		10000	0	0

40. CLEMENTE MACIAS TERRON	26000	26000	0	0
41. CRISTINA MESEGUER CALERO (INCI)	30000	30000	0	0
42. CRISTOBAL JAVIER LUQUE GOMARIN	0	0	0	0
43. DANIEL LUQUE FERNANDEZ	0	0	0	0
44. DAVID GARCIA TERNERO	9000	9000	0	0
45. EDUARDO PISA MARTIN ENRIQUE GRANADOS	12000	12000	0	0
46. ELADIO GARCIA BORBOLLA	10000	10000	0	0
47. ELOISA DIAZ MUNOZ	8000	8000	0	0
48. EMILIO ORDINA VEGA	24000	24000	0	0
49. ENRIQUE AVILES GOMEZ	0	0	0	0
50. ESTEBAN LOPEZ MARTIN	0	0	0	0
51. FERNANDO MACIAS MAYA	400000	400000	0	0
52. FRANCISCO GONZALEZ ARREBOLA	30000	30000	0	0
53. FRANCISCO ESPASANDIN BUSTELO	12000	12000	0	0
54. FRANCISCO JAVIER PEREZ RODRIGUEZ	0	0	0	0
55. FRANCISCO MUNOZ CARDERO	12000	12000	0	0
56. FRANCISCO OJEDA DOMINGUEZ	6000	6000	0	0
57. FRANCISCO PAEZ PEREZ	30000	30000	0	0
58. GONZALO PASCA LOZANO	12000	12000	0	0
59. GREGORIO CASTANO MORUETA	54000	54000	0	0
60. HERMOGENES GARCIA GONZALEZ	30000	30000	0	0
61. IGNACIO CONTRERAS MORA	24000	24000	0	0
62. IGNACIO CORREDERA GARCIA	0	0	0	0
63. IGNACIO MARTIN VELASCO	24000	24000	0	0
64. IGNACIO PEMAN DOMECQ	8000	8000	0	0
65. IGNACIO SANCHIS ROBINA	0	0	0	0
66. ISABEL VALLE MOYANO	0	0	0	0
67. ISMAEL GAMEZ VELA	12000	12000	0	0
68. JAVIER LASARTE ALVAREZ	0	0	0	0
69. JAVIER LEON ALDAMA	0	0	0	0
70. JAVIER MARTINEZ PEREZ	12000	12000	0	0
71. JAVIER TORRALBO LEON	0	0	0	0
72. JERONIMO PAEZ PEREZ	12000	12000	0	0
73. JESUS JOSE DIAZ VILLARD	12000	12000	0	0
74. JOSE ANTONIO MARTINEZ GOMEZ	12000	12000	0	0
75. JOSE ANTONIO PAEZ PEREZ	12000	12000	0	0
76. JOSE CARRETO MEJIAS	24406	24406	0	0
77. JOSE EDUARDO NAVARRO MOLINA	6000	6000	0	0
78. JOSE JAVIER ROMAN MARTIN	18000	18000	0	0
79. JOSE JOAQUIN CASADO ROBLES	6000	6000	0	0
80. JOSE LUIS GARCIA GONZALEZ	30000	30000	0	0
81. JOSE LUIS GARCIA LOPEZ	12000	12000	0	0
82. JOSE LUIS MENDOZA BARBA	6000	6000	0	0
83. JOSE MANUEL PELAEZ IZQUIERDO	12000	12000	0	0
84. JOSE MARIA CARMONA MANGA	12000	12000	0	0
85. JOSE MARIA GARZON MERGELINA	0	0	0	0
86. JOSE MARIA MARTINEZ JORDAN	0	0	0	0
87. JOSE MARIA SUAREZ MAYA	6000	6000	0	0
88. JOSE MORA RUIZ	0	0	0	0
89. JOSE RAMON SANCHEZ DIAZ	20000	20000	0	0
90. JOSE SANCHEZ MARCHENA	6000	6000	0	0
91. JUAN ANTONIO MURUBE LEON	12000	12000	0	0
92. JUAN JOSE MADINABEITIA LUQUE	18000	18000	0	0
93. JUAN MANUEL AMADOR AGEA	12000	12000	0	0
94. JUAN MANUEL CARMONA MANGA	12000	12000	0	0
95. JUAN MIGUEL VARO MARTINEZ	6000	6000	0	0
96. JULIA PENA GALEOTE	0	0
97. LEAL Y MARTIN ECONOMISTAS (VIII)	0	0	0	0
98. LEONARDO PENA GALEOTE	12000	12000	0	0
99. LUCIANA LUENGO PARDAL	55000	55000	0	0
100. LUIS ALVAREZ ARIZA	16000	16000	0	0
101. LUIS AMATE CANSINO	0	0	0	0
102. LUIS CORTES MENDEZ	24000	24000	0	0
103. LUIS NUNEZ MUNOZ	12000	12000	0	0
104. MARIA ASCENCION FERNANDEZ MORGAZ	20000	20000	0	0
105. MANUEL GARCIA BORBOLLA	10000	10000	0	0
106. MANUEL ALAIZ BARRAGAN	12000	12000	0	0
107. MANUEL ALEJANDRO RODRIGUEZ CAMPINS	0	0	0	0
108. MANUEL ANGEL RODRIGUEZ THORICES FLORES	12000	12000	0	0
109. MANUEL FERNANDEZ PIEDRA CORTES	12000	12000	0	0
110. MANUEL GALLARDO DE LA ROSA	12000	12000	0	0
111. MANUEL GALLARDO TERCERO	0	0	0	0
112. MANUEL GONZALEZ RIVERO	0	0	0	0
113. MANUEL JOSE SERRANO DOMINGUEZ	12000	12000	0	0
114. MANUEL MARTIN NARANJO	50000	50000	0	0
115. MANUEL RAMIREZ NIETO	12000	12000	0	0
116. MARCO ANTONIO CEBOLLA ARTEAGA	12000	12000	0	0
117. MARIA AMELIA LOPEZ MELERO	20000	20000	0	0
118. MARIA ANGELES DE LA TORRE DIAZ	12000	12000	0	0
119. MARIA DEL CAMINO GONZALEZ MARTINEZ	6000	6000	0	0
120. MARIA DEL CARMEN SANCHEZ PEREZ	10000	10000	0	0
121. MARIA ELITANIA PICON GARROTE	20000	20000	0	0
122. MARIA JOSE MACIAS MAYA	20000	20000	0	0
123. MARIA LUISA PEREZ SEGURA	0	0	0	0
124. MARIA PAZ PEREZ REINA	6000	6000	0	0
125. MARIA VICTORIA ARIZA LUQUE	12000	12000	0	0
126. MARIANO LASARTE LOPEZ	0	0	0	0
127. MARIANO MAURI ARGUDO	6000	6000	0	0
128. MARVEL ECONOMISTAS,S.L. (IX)	30000	30000	0	0
129. MATILDE PALACIOS CAMPOS	20000	20000	0	0
130. MAURICIO WAMBA DE LOS SANTOS	12000	12000	0	0
131. MENDOZA Y RIOS 25,S.L. (X)	20000	20000	0	0
132. MERCEDES PRADA MELLADO	0	0	0	0
133. MIGUEL ANGEL DEL REGUERO DEL VALLE	6000	6000	0	0
134. MONTSERRAT TRININO QUERALT	6000	6000	0	0
135. PABLO TRUJILLO HERNANDEZ	8000	8000	0	0
136. PAULA GARZON MURILLO	24000	24000	0	0
137. PEDRO ANGEL PANIAGUA DOMINGUEZ	12000	12000	0	0
138. PEDRO LUIS ROMAN SEVILLANO	24000	24000	0	0
139. PEDRO MAURI ARGUDO	0	0	0	0
140. PILAR BECERRA RUBIO	0	0	0	0
141. PILAR GARCIA ALVAREZ DE PEREA	0	0	0	0
142. PILAR LEON GARCIA	0	0	0	0
143. RAFAEL GONZALEZ BUENDIA	0	0	0	0
144. RAFAEL LOPEZ DAMAS	180000	180000	0	0
145. RAFAEL MARTINEZ AGUILAR	28000	28000	0	0
146. RAFAEL UCEDA VILLAMOR	0	0	0	0
147. REMEDIOS PEREZ ALVAREZ	12000	12000	0	0
148. RICARDO FERNANDEZ DAVILA	12000	12000	0	0
149. RICARDO GOMEZ RIVAS	6000	6000	0	0
150. ROCIO CABELLO DE LOS COBOS	6000	6000	0	0
151. ROCIO GARRIDO DIAZ	12000	12000	0	0
152. ROCIO VILLALBA RODRIGUEZ	0	0	0	0
153. RODOLFO LOZANO LOZANO	36000	36000	0	0
154. ROSARIO BENITEZ ARTHOUS	10000	10000	0	0
155. ROSARIO PAEZ PEREZ	12000	12000	0	0
156. SONIA BELTRAN GARCIA	6000	6000	0	0
157. SONIA JIMENEZ RUIZ	36000	36000	0	0
158. TERESA FROIS LOPEZ	0	0	0	0
159. TOMAS POLO SANCHEZ	6000	6000	0	0
160. VICENTE RODRIGUEZ DE LA ROSA	0	0	0	0

161. EDUARDO GUZMAN SALAS	19665	19665	0	0
162. MAGDALENA SOCIAS	23700	23700	0	0
163. JAVIER RUIZ SANCHO	21633	21633	0	0
164. LAURA RUIZ SANCHO	12000	12000	0	0
165. DAVID MORALES POL	23600	23600	0	0
166. FERNANDO DE GUZMAN	23600	23600	0	0
167. AGROPECUARIA EL ALCAIDE (XLII)	30000	30000	0	0
168. MULBERRY ASESORES S.L. (XI)	0	0	0	0
169. ALBERT GIL PEREZ	24000	24000	0	0
170. JORDI GIL GARCIA	24000	24000	0	0
171. MARIA ROSA PEREZ RUIZ	24000	24000	0	0
172. JOSEPH JULIA	0	0	0	0
173. JOSEP RIBERA SERRA	59000	59000	0	0
174. FERNANDO RAMIREZ	200000	200000	0	0
175. ANAMIT GMAMARYAN	80000	80000	0	0
176. JOSE LUIS FERNANDEZ AMER	85000	85000	0	0
177. CARMEN FERNANDEZ AMER	0	0	0	0
178. ENRIQUE VIDAL	59000	59000	0	0
179. ROSA MARIA ROIG VILATA	0	0	0	0
180. JOSE TUENEU	97916	97916	0	0
181. IVAN BIANCO	17500	17500	0	0
182. WALTER VITARELLI	8000	8000	0	0
183. MAURIZIO GUGLIELMO	0	0	0	0
184. CARLOS FERNANDEZ AMER	47389	47389	0	0
185. GERLACH & CO (XII)	452265	452265	0	0
GROUP B
186. Lyndon West	4,319,087	4,319,087	0	0
187. Andrew Boetius	1,257,969	1,257,969	0	0
188. Daniel Murphy	438,053	438,053	0	0
189. Michael Scrutton	2,485,729	2,485,729	0	0
190. David Jenkins	1,103,116	1,103,116	0	0
191. Douglas Wordsworth	3,829,433	3,829,433	0	0
192. Ian Cross	954,384	954,384	0	0
193. Robert Pile	259,590	259,590	0	0
194. Robert Winsloe	239,547	239,547	0	0
195. Michael Page	310,126	310,126	0	0
196. Rod Salter	172,997	172,997	0	0
197. Richard Fowler	917,634	917,634	0	0
198. Robert Lambert	1,006,853	1,006,853	0	0
199. Michael Perry	714,214	714,214	0	0
200. Remington Ltd. (XIII)	857,064	857,064	0	0
201. Michael Moore	614,225	614,225	0	0
202. Sequoyah Index Ltd. (XIV)	2,447,647	2,447,647	0	0
203. Brian Simmonds	287,348	287,348	0	0
204. Carl Reinhardt	975,475	975,475	0	0
205. Anthony Evans	285,685	285,685	0	0
206. ICON Corporate Finance Limited (XV)	138,664	138,664	0	0
GROUP C			0	0
207. Alaiz Barragan, Angel	25,600	25,600	0	0
208. Almendros, Justo Luis	0	0	0	0
209. Amogin S.L. (XVI)	37,500	37,500	0	0
210. Amores Cervera, Julio	30,000	30,000	0	0
211. Anta Alvarez, Carlos	19,200	19,200	0	0
212. Anta Inversiones y Asesoramiento S.A. (XVII)	0	0	0	0
213. Aponte Unzuaga, Fernando	7,680	7,680	0	0
214. Ariza Luque, Ma Victoria	7,680	7,680	0	0
215. Arnau Pozo, Sandra	19,500	19,500	0	0
216. Aserfisur S.L. (XVIII)	230,400	230,400	0	0
217. Baella Isanta, Guillermo	75,000	75,000	0	0
218. Ballart Sans, Daniel	62,500	62,500	0	0
219. Beltran Ruiz, Enrique	50,000	50,000	0	0
220. Benvenuty Cowley, Miranda	0	0	0	0
221. Berdusan, German	37,500	37,500	0	0
222. Buitoni, Andrea	25,000	25,000	0	0
223. Cami Fernandez, Gabriel	12,500	12,500	0	0
224. Carretero, Jose Luis	23,040	23,040	0	0
225. Casajuana Minas, Pere	87,500	87,500	0	0
226. Chillida Santisteban, Miguel	12,500	12,500	0	0
227. Contreras Mora, Ignacio	42,240	42,240	0	0
228. Coppa, Stefano	149,000	149,000	0	0
229. Corbacho Sanchez, Alejandro	12,800	12,800	0	0
230. Cordero de Nevares S.L. (XIX)	0	0	0	0
231. Cortes Mendez, Luis	57,600	57,600	0	0
232. Costantin, George	300,000	300,000	0	0

233. Cuadrada, Antonio	123,000	123,000	0	0
234. De La Oliva, Macarena	25,088	25,088	0	0
235. Del Reguero Del Valle, Miguel Angel	53,760	53,760	0	0
236. Diaz Gavino, Maria Amparo	115,200	115,200	0	0
237. Diez Perez, Javier	9,000	9,000	0	0
238. Enriquez, Borja	25,600	25,600	0	0
239. Evans, Anthony M.	10,000	10,000	0	0
240. Falconwood Limited (XX)	190,000	190,000	0	0
241. Fasciano, Giovanni	311,000	311,000	0	0
242. Fernandez Del Moral, FCO Javier	7,500	7,500	0	0
243. Francesco Bassi, Pier	26,000	26,000	0	0
244. Gabrielli Pena, Alfredo	6,000	6,000	0	0
245. Galba Anstalt (XXI)	100,000	100,000	0	0
246. Gambassi, Carlo	80,000	80,000	0	0
247. Garcia Alonso, Miguel Angel	88,750	88,750	0	0
248. Garcia Gonzalez, Jose Luis	12,800	12,800	0	0
249. Garcia Lopez, Jose Luis	7,680	7,680	0	0
250. Garzon Mergellna, Luis	38,400	38,400	0	0
251. Giannoni, Raffaele	155,000	155,000	0	0
252. Gonzalez Andreo, Miquel	30,000	30,000	0	0
253. Gonzalez Jimenez, Juan	15,000	15,000	0	0
254. Gonzalez Rodriguez, Ricardo Benigno	15,360	15,360	0	0
255. Grup of Value Inc. (XXII)	100,000	100,000	0	0
256. Heritage Bank & Trust SA (XXIII)	200,000	200,000	0	0
257. Herrero Torrecillas, Jose Antonio	31,000	31,000	0	0
258. Hoffmann, Nicolas	30,000	30,000	0	0
259. Iniciativas JMD (XXIV)	30,000	30,000	0	0
260. Inversiones Nolpopocayan S.A. (XXV)	100,000	100,000	0	0
261. Jimenez Ruiz, Sonia	19,200	19,200	0	0
262. Lagares Valle, Antonio	12,800	12,800	0	0
263. Lopez Damas, Rafael	30,720	30,720	0	0
264. Luque Fernandez, Daniel	10,240	10,240	0	0
265. Macias Maya, Fernando	256,000	256,000	0	0
266. Maria Bruni, Alberto	50,000	50,000	0	0
267. Marquez Burillo, Jesus E.	10,000	10,000	0	0
268. Martin Velasco, Ignacio	19,200	19,200	0	0
269. Martinez Sierra, Juana	81,250	81,250	0	0
270. Maso Blasco, Carmen	37,500	37,500	0	0
271. Meani, Deigo	13,000	13,000	0	0
272. Medran Montero, Julian	101,000	101,000	0	0
273. Meseguer Calero, Cristina	15,360	15,360	0	0
274. Michavila Jover, Ruben	138,000	138,000	0	0
275. Michavila Subirana, Evaristo	25,000	25,000	0	0
276. Monsalve Villar, Eduardo	12,800	12,800	0	0
277. Morciano Arizti, Jesus	12,800	12,800	0	0
278. Moreno Horcajada, Ana Maria	7,500	7,500	0	0
279. Mourant & Co. Trustees Limited as Trustee of A/C 1546994 (XXVI)	100,000	100,000	0	0
280. Muriedas Benitez, Enrique	12,800	12,800	0	0
281. Mutualidad de Prevision Social de la Policia (XXVII)	200,000	200,000	0	0
282. Novillo Barbero, Carmelo	12,300	12,300	0	0
283. Ortega Ruiz, Oliva	0	0	0	0
284. Pallares Clausell, Sergio	12,500	12,500	0	0
285. Paris Pedrol, Francisco Javier	37,500	37,500	0	0
286. Perez Almagro, Miguel	22,500	22,500	0	0
287. Perez Solaz, Vicente	37,500	37,500	0	0
288. Petronio, Elisabetta	140,000	140,000	0	0
289. Poggiolino Inc. (XXVIII)	150,000	150,000	0	0
290. Pure Power Corp. (XXIX)	199,000	199,000	0	0
291. Quintas Quevedo, Dario	26,250	26,250	0	0
292. Reguero Del Valle, Julia	42,240	42,240	0	0
293. Rodriguez Torres, Ivan	15,360	15,360	0	0
294. Rumeu, Pablo	0	0	0	0
295. Samso Queralto, Eduardo	128,000	128,000	0	0
296. Sanchez Piqueras, Albert	15,000	15,000	0	0
297. Sanmames Torrecillas, Carlos	15,000	15,000	0	0
298. Sanz Cueco, Pedro	25,000	25,000	0	0
299. Sarabia Vives, Carlos	10,000	10,000	0	0
300. SG Private Banking (Suisse) S.A.	287,730	287,730	0	0
301. Soteras Calabuig, Santiago	37,500	37,500	0	0
302. Sternbach, Otto	100,000	100,000	0	0
303. Torralbo Leon, Javier	15,360	15,360	0	0
304. Uceda Villamor, Rafael	5,120	5,120	0	0
305. Unigrup S.A. (XXXI)	865,000	865,000	0	0
306. Vives Arnabat, Josep	30,000	30,000	0	0
307. Wallflower A.V.V. (XXXII)	100,000	100,000	0	0
308. Alpine Capital (Cayman) Master Fund, LP (XXXIII)	200,000	200,000	0	0
309. Amogin S.L. (XXXIV)	10,000	10,000	0	0
3 10. Arduino, Pier Giorgio	150,000	150,000	0	0
311. Arroyo Gonzalez, Ricardo	5,400	5,400	0	0
312. Armengol, Nicole	30,000	30,000	0	0
313. Basodi Inmobiliaria S.L. (XXXV)	75,000	75,000	0	0
314. Blenton Management S.A. (XLIII)	500,000	500,000	0	0
315. Borras Blanco, Teresa	11,250	11,250	0	0
316. Cami Fernandez, Gabriel	12,000	12,000	0	0
317. Cardona Santos, Joan	12,500	12,500	0	0
318. Castaneda Fernandez, Inigo	5,400	5,400	0	0
319. Castaneda Fernandez, Rodrigo	5,400	5,400	0	0
320. Credit Agricole (Suisse) S.A. (XXXVI)	100,000	100,000	0	0
321. Ferrero Malow, Marcos	25,000	25,000	0	0
322. Gonzalez Andreo, Miquel	10,000	10,000	0	0
323. Hibernia Holdings S.A. (XXXVII)	200,000	200,000	0	0
324. Jimenez Gutierrez, Ana Dorlores	9,000	9,000	0	0

325. Lara Guajardo, Luis	15,000	15,000	0	0
326. Mateu Gonzalez, Albert	15,000	15,000	0	0
327. Maya, Jordi	125,000	125,000	0	0
328. Monge Diez, Aurora	18,000	18,000	0	0
329. Mouriz Martinez, Aurelio Jose	25,000	25,000	0	0
330. Obregon Limited (XXXVIII)	1,000,000	1,000,000	0	0
331. Olive Bermejo, Ivan	16,000	16,000	0	0
332. Palma Lopera, David	6,250	6,250	0	0
333. Radio Blanca, S.A (XXXIX)	0	0	0	0
334. Ramirez Vazquez, Victor	19,000	19,000	0	0
335. Rodriguez Aguilera, Diego	37,500	37,500	0	0
336. Ruiz Robles, Francisco	25,000	25,000	0	0
337. Ruiz Sanchez, Miguel Angel	7,500	7,500	0	0
338. Sanchez Blanco, Maria Asumpta	25,000	25,000	0	0
339. Seneviratne, Asanga	0	0	0	0
340. Sequoyah Index Limited (XL)	100,000	100,000	0	0
341. Soriano Borras, Xavier	7,500	7,500	0	0
342. Vallejo Montes, Ramon	400,000	400,000	0	0
343. Weisshorn Ltd. (XLI)	100,000	100,000	0	0

* Less than one percent.
 ** Number of shares includes shares to be issued based on a good faith estimate of the number of shares issuable upon exercise of warrants.
*** Pursuant to Agreements entered into with the Company the Shareholders are restricted in their ability to sell their shares of Common Stock as follows:  As of July 20, 2007 each Index shareholder is permitted to sell 25% of their holding of common shares in Index acquired in exchange for their Index ordinary shares, pursuant to that certain Share Exchange Agreement dated January 10, 2007.   After January 20, 2008 each Index shareholder will be able to dispose of all of their common shares in Index acquired in exchange for their Index ordinary shares, pursuant to that certain Share Exchange Agreement dated as of January 20, 2006 free of any restrictions imposed by Index, but subject to such restrictions as shall apply under US Securities Laws, as described below.  The aforementioned restrictions are not applicable to any of the shares of Common Stock underlying the warrants held, if any, by each of the respective officers/directors.

(i) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time).

(ii) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the exercise of the warrants is subject to adjustment. The percentage of shares owned by each selling stockholder is based on 65,803,698 shares issued and outstanding as of October 1, 2007.

(iii) Assumes that all securities registered will be sold.

(iv) and (vi) Number of shares consists entirely of shares of common stock of the Company.

(v) Number of shares includes (i) shares issued to the selling stockholders in connection with the acquisition by the Company of Index Oil and Gas Limited on January 20, 2006, and (ii) shares issuable upon exercise of the warrants issued to the indicated selling stockholders.

(1) - (185) Shares being registered solely represent shares of common stock issued by the Company to each respective shareholder. All of these selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealer and that they believe they are not required to be a broker-dealer.

(186) Shares being registered represent (i) 4,052,707 shares issued in connection with the Acquisition of Index Ltd. on January 20, 2006, and (ii) 266,380 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.14 per share. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(187) Shares being registered represent (i) 1,133,481 shares issued in connection with the Acquisition of Index Ltd. on January 20, 2006, and (ii) 124,488 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.14 per share. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(188) Shares being registered represent (i) 371,391 shares issued in connection with the Acquisition of Index Ltd. on January 20, 2006, and (ii) 66,662 shares issued upon the exercise of the Common Stock Purchase Warrants exercisable at $0.14 per share. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(189) Shares being registered represent (i) 2,419,538 shares issued in connection with the Acquisition of Index Ltd. on January 20, 2006, and (ii) 33,095 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.14 per share. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(190) Shares being registered represent (i) 976,774 shares issued in connection with the Acquisition of Index Ltd. on January 20, 2006, and (ii) 12,539 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.14 per share. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(191) Shares being registered represent (i) 3,787,307 shares issued pursuant to the Company’s Acquisition of Index Ltd. on January 20, 2006, and (ii) 42,126 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.14 per share. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(192) Shares being registered represent (i) 853,334 shares issued pursuant to the Company’s Acquisition of Index Ltd. on January 20, 2006, and (ii) 11,050 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.14 per share. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(193) Shares being registered represent (i) 256,731 shares issued pursuant to the Company’s Acquisition of Index Ltd. on January 20, 2006, and (ii) 2,859 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.14 per share. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(194) Shares being registered solely represent shares of common stock issued by the Company to the respective shareholder. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(195) Shares being registered represent (i) 301,555 shares issued pursuant to the Company’s Acquisition of Index Ltd. on January 20, 2006, and (ii) 8,571 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.14 per share. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(196) Shares being registered solely represent shares of common stock issued by the Company to each respective shareholder. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(197) Shares being registered represent (i) 907,538 shares issued pursuant to the Company’s Acquisition of Index Ltd. on January 20, 2006, and (ii) 10,096 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.14 per share. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(198) Shares being registered represent (i) 951,548 shares issued pursuant to the Company’s Acquisition of Index Ltd. on January 20, 2006, and (ii) 55,305 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.14 per share. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(199) Shares being registered solely represent shares of common stock issued by the Company to the respective shareholder. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(200) Shares being registered represent (i) 714,214 shares issued pursuant to the Company’s Acquisition of Index Ltd. on January 20, 2006, and (ii) 142,850 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.14 per share. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(201) Shares being registered solely represent shares of common stock issued by the Company to the respective shareholder. The selling stockholder has advised us that he is not a broker-dealer or affiliate of a broker-dealer and that he believes he is not required to be a broker-dealer.

(202) Shares being registered represent (i) 2,269,656 shares issued pursuant to the Company’s Acquisition of Index Ltd. on January 20, 2006, and (ii) 124,593 shares issued and 53,398 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.14 per share. Total beneficial ownership before the offering also includes 100,000 shares of common stock sold by the Company to the selling shareholder as described in #340 of Group C of the selling shareholders table. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(203-205) Shares being registered solely represent shares of common stock issued by the Company to each respective shareholder. These selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealer and that they believe they are not required to be a broker-dealer.

(206) Shares being registered represent 138,664 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.07 per share. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(207) - (343) Shares being registered solely represent shares of common stock issued by the Company to each respective shareholder. Including as indicated below for the specifically referenced stockholders, these selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be a broker-dealer.

(I)
  Maria Carla Polidura in her capacity as the managing director of Delott Group Corp., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(II)
Arie Van Roon in his capacity as the managing director of Purepower Corp., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(III)
Luis Alfono Mercader in his capacity as the managing administrator of Unigrup S.A. has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(IV)
Jose Maria Olle Curiel in his capacity as the managing director of Wuxi Corporation A.V.V. has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(V)
Jose Maria Bosh in his capacity as the managing director of Comercial Titoya Rivers, has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(VI)
Jordi Martret Redrado in his capacity as the managing director of Andbanc, has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(VII) & (XLIII)
Jean Louis Tsimaratos in his capacity as the managing director of Blenton Management., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(VIII)
Leal Y Martin in his capacity as the manager of Leal Y Martin Economistas, has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(IX)
Pablo Martin Velasco in his capacity as the managing director of Marvel Economistas, S.L., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(X)
Baldomero Hidalgo Sanchez in his capacity as the managing member of Mendoza Y Rios 25, S.L., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XI)
Rafael Mora Arellano I in his capacity as the managing member of Mulberry Asesores S.L., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XII)
Antonia Lazaro, Juan Jose Ceballos, Juan Piza Mayol, Lucas Pou Nissert, Jose Llambias, Francisca Salva, Botana Balear, Melchor ALorda, Berand Foil Pol and Bernard Foil Cardona, I i n his their capacity as the managing director of shareholders of Gerlach & Co. in aggregate total the beneficial ownership over the shares listed for Gerlach & Co.   ,   and ha ve s the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XIII)
Michael Perry I i n his capacity as the managing member of Re m nn ington Ltd., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XIV) & (XL)
David Edward Preston, Mark Ellis Gill, Clive Kingbon Damsell, Anthony Cristian Pickford and Angus Graham Bodman in their joint capacity as directors Anson Ltd. and Cabot ltd. Anson Limited in its their capacity as the two directors capacity as the director of Sequoyah Index Ltd., ha ve s the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XV)
Alan Bristow I i n his capacity as the managing member director of ICON Corporate Finance Limited, has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XVI)
Miguel Gonzalez Andreo in his capacity as the managing administrator of Amogin S.L., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XVII)
Angel Garcia Cordero in his capacity as the managing member of Cordero De Nevares SL which is the managing member of Anta Inversiones y Asesoramiento S.A., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XVIII)
Pedro Mauri Argudo in his capacity as the administrator of Aserfisur S.L., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XIX)
Adela Gallego Molinero in her capacity as the managing member of Cordero de Nevares S.L., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XX)
Rodney Whiston-Bew in his capacity as the director of Coria Limited, who is the sole director of Falconwood Limited, has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXI)
Walter Baumgartner and David Florey, co managing directors of Galba Anstalt, have the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXII)
Ian Olaf Sipkes in his capacity as the managing director of Grup of Value Inc., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXIII)
Alvaro Vila and Dominique Aebi in their capacity as the co-managing directors of Heritage bank & Trust SA, have the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXIV)
Joan Sanchez in his capacity as the general manager of Iniciativas JMD, has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXV)
Juan Enrique Junca in his capacity as the president of Inversiones Nolpopocayan S.A., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXVI)
C. S. Hornby and B. Kempster in their capacity as the administrators of Mourant & Co. Trustees Limited, have the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXVII)
Jose Sombrero Gomez in his capacity as the president of Mutualidad de Prevision Social de la Policia, has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXVIII)
Nicolas Hoffmann in his capacity as the managing director of Poggiolino Inc., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXIX)
Arie Van Roon in his capacity as the managing director of Purepower Corp., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXX)
Jurg Jaechi in his capacity as the managing director of SG Private Banking (Suisse) S.A., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXXI)
Luis Alfono Mercader in his capacity as the managing member of Unigrup S.A. has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXXII)
Michael F. Dias in his capacity as the director of AWNA Co (Aruba) N.V. which is the managing director of Wallflower A.V.V., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXXIII)
Chet Ranawah in his capacity as the president of Alpine Capital (Cayman) Master Fund, LP, has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXXIV)
Miguel Gonzalez Andreo in his capacity as the managing administrator of Amogin S.L., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXXV)
Jose Luis Balbas Gonzalez in his capacity as the managing member of Basodi Inmobiliaria S.L., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXXVI)
Rey J. P. and J. Chobillon in their capacity as the co-managing directors of Credit Agricole (Suisse) S.A., have the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXXVII)
Enrique Alfonson Bonora in his capacity as the managing member of Hibernia Holdings S.A., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XXXVIII)
Mr. Pierre Briand in his capacity as the director of Gallatin Directors Ltd, which is the sole and managing director of Obregon Limited, has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

( XXXI X L )
Blah Herrero Fernandez in his capacity as the managing member of Radio Blanca, S.A., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XLI)
Jordi Ignacio Ferrero  i s the managing director of Weisshorn Ltd., has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(XLII)
Francisco Hidalgo Alcalde in his capacity as the managing member of Agropecuaria El Alcaide, has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

The following is a description of the selling shareholders relationship to us and how each the selling shareholder acquired the shares to be sold in this offering:

Group A

On January 20, 2006, we entered into a Subscription Agreement (the "Subscription Agreement #2"), with several accredited investors (collectively the "Purchasers #2"), pursuant to which the Company agreed to issue and sell to the Purchasers #2 in a private placement 8,533,333 shares of Common Stock (“Shares #2) for an aggregate amount of $5,120,000, at a price of $0.60 per share.

The Company committed to register the Shares #2 by filing a registration statement with the SEC within six months of the closing of the offering and/or granting piggy-back registration rights to Purchasers #2 in a subsequently filed registration statement.

Group B

On January 20, 2006, the Company issued an aggregate of 22,615,552 shares of common stock of the Company and 1,092,676 warrants, of which 901,421 are currently outstanding, to subscribe for Common Stock of the Company to these selling stockholders as consideration for the acquisition of Index Ltd.’s outstanding equity stock and warrants held by the selling stockholders who were former Index Ltd.’s stockholders. As part of the Acquisition, an additional 759,448 shares of Common Stock were reserved for issuance by the Company, of which 303,793 shares have been awarded as bonus stock awards as of the date of this Registration Statement.

Group C

Financing Agreement (closing #1)

On August 29, 2006 (the “Closing Date”), Index Oil and Gas Inc. (the “Company”) closed on a private placement offering (the “Offering”) in which it sold an aggregate of 1,419.58 units (the "Units") of its securities at a price of $5,000 per Unit, each Unit consisting of 5000 shares of common stock, $0.001 par value (the “Common Stock”), of the Company for aggregate gross proceeds of $7,097,898.

Financing Agreement (closing #2)

On October 4, 2006 (the “Closing Date #2”), we effected a second closing of the Offering in which we sold an additional 693.54 Units of for aggregate gross proceeds of $3,467,700, and we subsequently sold another 80 Units on October 5, 2006, for total aggregate gross proceeds of the Offering of $3,867,700. All of the Units were sold pursuant to Subscription Agreements entered into by and between the Company and the purchasers named on the signature page thereto (the “Purchasers #2”). The net combined proceeds of the Offering are expected to be used as working capital and for general corporate purposes of the Company. The Company sold Units to Purchasers #2 pursuant to the same terms and conditions as set forth above in section entitled “Financing Agreement (closing #1).”

The Purchasers agreed not to sell the Common Stock included in the Units for a period of six months from the date of their purchase, unless permitted earlier by the Company. Notwithstanding the foregoing, the Purchasers further agreed to be bound by any lock-up period required by state regulatory agencies or any other governmental regulation. The shares of Common Stock included in the Units will be restricted securities under Securities Act of 1933, as amended (the "Act"), and applicable state securities laws and, therefore, may only be transferred pursuant to the registration requirements of federal and state securities laws or pursuant to an exemption from such registration requirements. The Common Stock shares will bear a restrictive legend stating these resale restrictions.

The Company has agreed to file a registration statement on Form SB-2 (the “Registration Statement”) to effect the registration of the Units of Common Stock. We have agreed to use our reasonable best efforts to cause the registration statement to be filed with the Securities and Exchange Commission (the “SEC”) as soon as possible but no later then 60 days after the Closing Date. We further agreed to have the Registration Statement be declared effective by the SEC no later than 180 days after the Closing Date. If we fail to file a Registration Statement with the SEC or have the Registration Statement declared effective on or before the time frame described, the holders will be entitled to the liquidated damages from the Company in an amount equal to 2% of the aggregate subscription amounts per month for each month that we are delinquent in filing or effectiveness of the Registration Statement, subject to an overall limit of up to 15 months of partial liquidated damages.

International Capital Partners SA (“ICP”) acted as the placement agent for the Offering. The Company paid the following fees in connection with the Offering (i) a commission equal to $1,096,560, paid to ICP representing approximately 10% of the Offering proceeds; (ii) approximately $50,000 in legal fees; and (iii) approximately $20,000 in administrative and miscellaneous fees. ICP had no obligation to buy any Unites of Common Stock from us. In addition, we agreed to indemnify the ICP and other persons against specific liabilities under the Act.

Issuances to groups A and C

The issuances to groups A and C were exempt from registration under Regulation S promulgated under the Act. The following procedures were followed in each offering to group A and group C shareholders: (1) The offers and sales to groups A and C shareholders were made in offshore transactions. In addition, International Capital Partners SA (“ICP”) acted as the placement agent for the offering to group C shareholders, and the Company paid the fees described above to ICP in consideration of such. The offers and sales to group A shareholders were done through the selling efforts conducted by the Company, its affiliates and/or persons acting on behalf of any of the foregoing; (2) None of these purchasers who received shares under Regulation S are U.S. persons as defined in Rule 902(k) of Regulation S, and no directed selling efforts were conducted in the U.S. by the Company, any distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing, in accordance with Rule 903(c); (3) Such purchasers acknowledged that the securities purchased must come to rest outside the U.S; (4) Furthermore, the Company is subject to Category 3 of Rule 903 of Regulation S and accordingly it implemented the offering restrictions required by Category 3 of Rule 903 by including a legend on all offering materials and documents which stated that the shares have not been registered under the Act and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Act, if an exemption from registration requirements of the Act is available; and (5) The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

Issuance to group B

The issuance to group B was exempt from registration under Section 4(2) of, and/or Regulation D promulgated under, the Act. The offering and sale were made to a limited number of persons, all of whom were accredited investors, business associates of Index Oil and Gas, Inc. or executive officers of Index Oil and Gas Inc., and transfer was restricted by Index Oil and Gas, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings. In addition, an appropriate restrictive legend was placed on all of the Company’s certificates issued to Group B shareholders.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal
• facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately-negotiated transactions;
• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
• through the writing of options on the shares;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Company's Common Stock has been quoted on the OTC Bulletin Board under the symbol IXOG.OB since December 16, 2005.

The following sets forth the range of the closing bid prices for the Company's Common Stock for the period starting December 16, 2005 through October 26, 2007. Such prices represent inter-dealer quotations, do not represent actual transactions, and do not include retail mark-ups, markdowns or commissions. Such prices were determined from information provided by a majority of the market makers for the Company's Common Stock.

2006 Fiscal Year	High Close	Low Close
Third Quarter, 2006	-	-
Fourth Quarter, 2006	$1.66	$0.97

2007 Fiscal Year
First Quarter, 2007	$1.65	$1.32
Second Quarter, 2007	$1. 54	$1.15
Third Quarter, 2007	$1.70	$1.36
Fourth Quarter, 2007	$1.65	$1.18

2008 Fiscal Year
First Quarter, 2008	$1.50	$0.78
Second Quarter, 2008	$1.07	$0.70
Third Quarter, 2008(1)	$0.84	$0.65

(1)  For the period September 30, 2007 through October 26, 2007.

The shares quoted are subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the Exchange Act"), commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15(g)9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The Commission generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the registrant's net tangible assets; or exempted from the definition by the Commission. Trading in the shares is subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, the monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker dealers to trade and/or maintain a market in the company’s common stock and may affect the ability of stockholders to sell their shares.

Holders

As of October 17, 2007, the approximate number of stockholders of record of the Common Stock of the Company was 325.

Dividends

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no material restrictions in our certificate of incorporation or bylaws that restrict us from declaring dividends.

DESCRIPTION OF BUSINESS

Overview

Index Oil and Gas Inc. (“Index”, “Index, Inc.,” “the Company”, “we”, “us” or “our”) is an independent oil and gas company engaged in the acquisition, exploration, appraisal, development, production and disposition phases of oil and gas properties located in North America. Index was originally incorporated under the name Thai One On, Inc. (“Thai”) on March 3, 2004 under the laws of the State of Nevada.

In November 2005, Thai entered into a Letter of Intent agreement (the “Letter of Intent”) with Index Oil and Gas Ltd. (“Index Ltd.” or “Index Limited”) for the proposed acquisition of all of the outstanding shares of the Index Ltd.’s equity stock by Index. Subsequently, Thai changed its name from Thai One On Inc. to Index Oil and Gas Inc.

On January 20, 2006, in connection with the Letter of Intent, the stockholders of Index Ltd. entered into Acquisition and Share Exchange Agreements with the Company (the “Agreements”). As a result of the Acquisition, there was a change in control of the public entity.

Index is the parent company with four group subsidiaries: Index Ltd. comprises a United Kingdom holding company, which provides management services and United States operating subsidiaries; Index Oil & Gas (USA), LLC, an operating company; Index Investments North America Inc. (“Index Investments”) and Index Offshore LLC (“Index Offshore”), a wholly owned subsidiary of Index Investments and also an operating company. Index, Inc., through its subsidiaries, is engaged in the exploration for and development, production and sale of oil and natural gas. The Company does not currently operate any of its properties and sells its oil and gas production to domestic purchasers.

In addition, the Company completed a private placement on January 20, 2006 for 8,533,333 shares of its common stock, $0.001 par value per share at a price of $0.60 per share for aggregate gross proceeds of $5,120,000, received by the Company, in order to raise capital for investment in select oil and gas projects identified by the Company and for operating and working capital purposes.

On August 29, 2006, the Company completed a private placement for 7,097,898 shares of its Common Stock at a price of $1.00 per share for aggregate gross proceeds of approximately $7.1 million.

On October 4, 2006, the Company completed a private placement for 3,867,700 shares of its Common Stock at a price of $1.00 per share for aggregate proceeds of approximately $3.9 million.

The net proceeds of these latter two placements have been and will be applied to the expansion of the Company’s operations in the United States as the Company hopes to fund additional Phase 2 and 3 Growth Strategies consisting of drilling generated by successful new ventures, as well as, potential success in existing ventures such as the Supple Jack Creek (formerly West 1) and New Taiton, both higher potential prospects.

Exploration Business Strategy, Recent Developments and Business Operations

The Company has expanded its activities in North America, beginning in Kansas, and expanded into Texas and Louisiana. A key strategy is to continue to seek growth at an accelerated pace. The Company uses industry best practices in prospect characterization that focuses on analogs, available data, risk, uncertainty, volume, costs, and value. By combining a number of key metrics, the Company's management is able to select and invest in what it believes to be the very best prospects on offer. The Company has adjusted its business strategy to include more high-impact wells that can deliver, if successful, much higher value, volume, and follow-on drilling that has the potential to deliver exponential growth. The Company also protects itself and its investors by limiting any single prospect investment to a small percentage of the overall funding that the Company has at its disposal.

Three Phases of the Start-Up Business Model

The Company’s business start-up model consisted of three successive stages. The first phase of the business plan, or Phase I, has been completed and resulted in the initial startup of Index Ltd.’s business operations in the U.S. and the establishment of early stage operations and cashflow. The second phase of the business plan, or Phase II, commenced in 2005 and focused on establishing a reserve and production base which Management believes is capable of supporting expansion into the future. Phase III commenced in fiscal year 2007 and resulted in entry into several larger potential prospects with risk-appropriate working interests as part of a balanced portfolio approach. The Company has essentially completed Phases I and II of its start-up business model. Through its recent and future private placement equity fund raisings, the Company will now continue with its Phase III projects. Going forward, the Company will simply refer to its business model as one that allows the company to grow exponentially by investing in those projects that can deliver significant growth.

Phase I

The Company’s initial project in Kansas comprised of areas called Seward North, Globe and Seward Townsite (“Seward”) was initiated by Index Ltd. in 2003 as a start-up project aimed at a low risk, low cost, and low equity or working interest (“WI”) oil exploration. This project was selected by the Company’s management (“Management”) to act upon its core business concept and to establish initial operations and business relationships.

The Company’s Seward project consists of a 5% working interest in leases covering currently approximately 4,533 acres which are located in Stafford County, Kansas. Management believes that the acquisition and processing of new 3D seismic data has enabled Seward project participants including the Company to identify undrilled structural highs in a proven petroleum province. The Company currently has 19 producing wells in Stafford county including the recently drilled and producing Hay Witt Unit 1-11 and Hayden 1-14 wells. A workover was also performed on the Witt 1-14 well, significantly increasing production with a low cost investment. The Hull-Witt Unit 1-11 was a dry hole.

The Seward project has been a catalyst to providing the Company with an additional opportunity to expand into the nearby Katy area in Barton County, Kansas. Towards the end of the 2006 fiscal year we acquired a 5% working interest in an exploration project in Barton County, Kansas. The 5% working interest was reduced to 3.25% after a cross-assignment resulting in the Company having the same net acreage in the Area of Mutual Interest (“AMI”) of approximately 6,555 acres. To support the exploration drilling of this project, the operator acquired approximately 17.25 square miles of new 3 Dimensional (“3D”) seismic data in Barton County. This data was used to evaluate and identify drilling locations. Wells that have been drilled in the Seward project target primarily the Lansing and Arbuckle formations at depths of approximately 3,500 to 3,800 feet. Three wells have been drilled on the Barton leases. Rogers Unit 1-1 and Schartz 1-18 were successful and have been brought on production. Pan-John Unit 1-11 was a dry hole.

Both the Stafford and Barton County producing wells are located on a regional structural feature known as the Central Kansas Uplift. Since the early 1900’s, several billion barrels of oil have been produced from the Central Kansas Uplift, primarily from carbonate reservoirs of the Pennsylvanian period including the Lansing Group through to the Arbuckle Group of Cambro-Ordovician period.

Phase II

The Company has made progress with its onshore Phase 2 drilling program in Louisiana and Texas and announced in August 2006 that the Walker 1 discovery well drilled in Louisiana began producing. Initial gross production of the well, in which Index has a 12.5% working interest, was approximately 200 barrels of oil per day with associated gross gas production of approximately 175 thousand cubic feet per day. Walker 1 is the first productive well from the Company's Phase 2 Portfolio.

The remaining wells in the current Phases 2 program are in South Texas. Vieman 1, a production well in Brazoria County, was spudded in October 2006 with a goal of converting Proved Undeveloped reserves to Proved Developed reserves. Index built its working interest from an original 12.5% to a final 19.5% prior to spudding. In December 2006, Index announced that the deviated well had been drilled to a total depth of 10,383 feet true vertical depth or 11,340 feet measured depth. Electric logs indicated two potential pay zones below 10,000 feet true vertical depth totaling approximately 15 feet of net gas bearing reservoir. The well took longer than anticipated to drill due to unplanned sidetrack operations and pressure control requirements in the lower of the two pay sections, and has incurred costs significantly in excess of pre-drill estimate. Vieman 1 came on production in February 2007, as part of an initial extended flow test and after completion of this flow test has recently come back on production following further completion operations.

The three-well Taffy drilling program was announced in December 2006. Originally planned as a two-well program, a third well was added prior to drilling. The Company originally agreed to a 7.5% working interest in the two Taffy wells. The Company increased its working interest to 12.5% in Taffy 1, renamed Hawkins 1, and to 30% in Taffy 2, renamed Dark 1. The Company took a 30% working interest in a third Taffy well named Ruse 1. The three wells targeted relatively shallow Miocene gas reservoirs between 5,000 and 7,000 feet in Matagorda County.

In January 2007, the Company announced the Hawkins 1 commercial discovery. A completion test confirmed gas flow at a measured rate of approximately 1.04 million cubic feet per day through a choke of 9/64th inch with a flowing tubing pressure of 1,850 pounds per square inch. The well is scheduled to begin production into the local pipeline grid in mid calendar year 2007.

Ruse 1 and Dark 1 were dry holes and have been plugged and abandoned.

Not to be confused with the company’s three phases of its business model, the Company announced on May 2, 2006 and July 12, 2006, respectively, that it had entered into two Phases, I and II, of an exploration agreement with ADC Petroleum, L.P (“ADC”) to reprocess seismic data and develop prospects to drill in up to three areas in Texas and one area in Mississippi and Alabama. This project is capable of delivering projects having Business Model Phase 2 and potentially Phase 3 growth characteristics. The first drillable prospect generated as a result of these agreements is an exploration well in the Fern Lake area of Nacogdoches County

Phase III Business Model and Strategy

With business model Phases 1 and 2 essentially complete, going forward, the Company has adopted a more aggressive strategy that will build upon Phase 3. The following are key elements of our evolved strategy: :

• Index intends to focus its short and medium term efforts on known petroleum basins within the U.S. and initially which are proximal to its current ongoing projects in the onshore part of the Gulf of Mexico basin;

• Index’s short to mid term objective is to develop its oil and gas reserves to a point where the cash flow will contribute not only to the Company’s overhead and later, to contribute to its capital requirements for investing in new and additional projects. Index believes that it can achieve its objective by utilizing a risk managed approach of investing in a portfolio of drilling opportunities. By combining a number of key metrics, Management is able to select and invest in the very best prospects on offer. Index has adjusted its business strategy to include more high-impact wells that can deliver, if successful, much higher value, volume, and follow-on drilling that has the potential to deliver exponential growth. Index also protects itself and its investors by limiting any single prospect investment to a small percentage of the overall funding that the company has at its disposal.

Index’s current focus is directed towards:

•	Efficiently influencing the management of ongoing projects;
•	Identifying, characterizing, and capturing appropriate gas and oil opportunities; and
•	Efficiently using its business assets to raise additional capital as needed.

This current stage of the development of the Company includes new alliances. Furthermore, the Company has built a strong portfolio of prospects during 2007 fiscal year for drilling in 2008 fiscal year, which include potential high impact wells. In summary, the Company’s strategy is to increase shareholder value by profitably increasing its reserves, production, cash flow and earnings through a risk and equity balanced program of exploration and production drilling. The Company will also consider acquisitions provided they can meet the Company’s metrics and they can augment its growth strategy and objectives.

Recent Projects

In September 2006, the Company signed an agreement to participate in the New Taiton Project in Wharton County.  The first well Ilse 1 spudded on December 1, 2006. It targets stacked Wilcox sands on trend with large nearby gas fields producing gas from the same Wilcox reservoirs. The prospect is defined by modern 3D seismic data. The Company has a 10% working interest before payout and an 8% working interest after payout in the New Taiton Project.

The Ilse 1 well has been drilled to total depth of 17,000 feet and logged. Analysis of the logs revealed two zones of interest in the Wilcox C and Wilcox A, respectively. The lowest zone, the Wilcox C, has been perforated and stimulated by a “frac” process. Gas flow from the formation to surface has not been achieved. The preliminary decision is that this interval will not be productive and will not have any proved reserves.

A decision making process is currently underway by the joint venture participants of the New Taiton Project and individually by the Company as to whether to perform work to attempt to achieve gas flows from the upper zone of interest, the Wilcox A. As part of this decision making process, joint venture participants are awaiting a formal analysis and recommendation from the operator. The path forward is not currently clear with the options ranging from all of the participants testing the Wilcox A to none of the participants testing the Wilcox A. Should the latter option be chosen, the next step would likely lead to a plug and abandonment of this well.

In December 2006, the Company announced that it signed an exploration agreement to participate at 15% working interest in the Supple Jack Creek Project, formerly referred to as West, targeting the high-potential Edwards Limestone in Lavaca County, Texas. The proposed total depth of the first well is approximately 15,000 feet. The Company announced in January 2007 that it had increased its working interest in the Supple Jack Creek project to 20%. The well is planned to spud in 2007. If the first well in the Supple Jack Creek lease area is successful in finding commercial gas, it will pave the way for follow-on drilling activity in the leased area defined in the exploration agreement. The prospect is adjacent to fields producing from the Edwards Limestone. Combined cumulative gas production from these fields exceeds 400 billion cubic feet. .

In February 2007, the Company announced the signing of a letter of intent to participate in the first exploration well in the Shadyside prospect, located in St. Mary Parish, Louisiana. Participation and Operating agreements were signed effective March 2007. The Company will have an initial 15% working interest in the first exploration well, reduced to a 13.5% working interest, after payout. The first well will be drilled during the second half of 2007 with a planned depth of approximately 16,500 feet. The Shadyside prospect is near the Garden City field that has produced from the same age reservoirs as Shadyside has.

On July 17 the Company announced that drilling had begun on the Shadyside 1 well.

In March 2007, the Company announced a commitment to drill two wells in south Texas. The wells are located in Victoria and Goliad Counties, respectively, and targeted shallow Frio reservoirs. Both wells were successful. The Serrano well, renamed Friedrich Gas Unit 1, in Victoria County, found 13 feet of net gas pay. The Friedrich well commenced producing in May 2007 with initial average daily production at 275 MCF of gas (46 BOE) per day.

The Habanero well, renamed Schroeder Gas Unit 1, in Goliad County, found 10 feet of net gas pay. The Schroeder Gas Unit 1, is a discovery in the Frio sandstone in Goliad County, Texas. First production started on 31 August at an initial rate of 300 mcfpd (thousand cubic feet per day) on a 7/64`` choke. Index has a 37.5% Working Interest (''WI``) and 28.125% Net Revenue Interest (''NRI``) in the well and corresponding 80 acre gas unit. In all respects, these two wells represent a return to Phase 2 but expose the Company to a new source for prospect generation

Subsequent Events

Index announced in April 2007 that it has signed a Participation Agreement to explore for gas in the West Wharton prospect. This could consist of up to four exploration wells within the area of mutual interest in Wharton County, Texas. Index has a 12.5% working interest in the project that will reduce to 9.375% after payout. On August 16 2007 the Company announced that drilling has begun on the Outlar 1 well in the prospect area. The spud took place on August 12, 2007. Outlar 1 had a planned total depth of approximately 12,000 feet and targets gas in the Cook Mountain formation. The well is located near the town of Wharton.

Index announced in May 2007 that it had signed a participation agreement for exploration of the Fern Lake prospect in Nacogdoches County, Texas. George Cason 1 is the name of the first well planned for the Fern Lake prospect as well as the first well resulting from the ADC Agreements. On June 28, 2007 it was announced that the well spudded on June 22, 2007. It was reported that the well targeted gas in the Lower Cretaceous Travis Peak sandstone with a predicted top at 9,734 feet measured depth. As described in Index's announcement of participation on May 18, 2007, shallower secondary objectives were targeted with the Rodessa, James Lime and Pettet intervals and having predicted tops at 8,198, 8,750, and 9,332 feet measured depth, respectively.

On July 17, 2007 the Company announced that it has signed a Purchase and Sale Agreement to acquire a 5% working interest and 3.5% Net Revenue Interest (``NRI'') in the Alligator Bayou exploration prospect located beneath onshore portions of Brazoria and Matagorda Counties, Texas (``Alligator Bayou'').   Alligator Bayou is the largest prospect the Company has signed to date, with potential impact greatly exceeding all previous prospects. The prospect covers up to several thousand acres. The first well is planned to spud early in 2008.  On July 26, 2007 the Company announced that the well had reached a total depth of 11,147 feet on July 14, 2007. Following logging operations to obtain down hole data, a decision was made to complete and test two intervals.

On September 18, 2007 the Company announced that initial test results for the George Cason Gas Unit 1 well which achieved a maximum flow rate of 1.168 million cubic feet of gas per day. It is anticipated that Cason will be put on production and begin flowing into the local pipeline grid in October 2007. Index has a 24% working interest before payout and 18% working interest after payout. The Fern Lake Area of Mutual Interest, in which Cason was drilled, covers 908 gross and 538 net acres.

On October 11, 2007 the Company issued an update on its operations in Kansas reporting that Index had recently signed 14 well AFE's (Authorizations for Expenditure) for low-risk oil prospects in Stafford and Barton counties, Kansas. The first well, Fischer #2-3, has now spudded. A rate of two wells per month is anticipated. The final number of wells to be drilled in the program is dependent upon oil price and results of the early wells to be drilled.

On October 16, 2007 the Company announced that initial test results for the Outlar 1 well achieved test flow rates of approximately 1.6 million cubic feet of gas per day (mmcfpd) and 77 barrels of condensate per day (bcpd) using a 7/64ths choke. It is anticipated that Outlar 1 will start production and begin flowing into the local pipeline grid during the 4th quarter 2007.

On  October 24, 2007 the Company announced that Drilling has begun on the Ducroz 1 well in the Cow Trap Prospect located in Brazoria Country, Texas. The well spud took place on October 15, 2007. Ducroz 1 targets gas in stacked Miocene objectives at depths ranging from 4,900 feet to 6,400 feet.  The well has a planned total depth of approximately 6,800 feet. Ducroz 1 is to be drilled into a gas-bearing four-way dip structure defined by 2D seismic and offset well data. Two down-dip wells drilled into the same structure have produced 24.4 billion cubic feet (“BCF”) of gas from stacked Miocene reservoirs (13.1 BCF and 11.3 BCF, respectively).  This equates to approximately 4.1 million barrels of oil equivalent. The Cow Trap structure has Proved Undeveloped Reserves (``PUDs'') estimated by a third party at 4.1 BCF gross, equating to 0.213 BCF at Index's net revenue interest of 5.25%.

Industry Overview

Over the past few years, oil and gas prices have been high; however, over the last couple of years, the cost of services has increased to offset most of the gain from high product prices. In general, very large companies have focused on onshore plays in which they have a significant acreage position and technological supremacy. Smaller companies have searched for niche plays that have been overlooked. Index has tried to capitalize by using smaller company intelligence to select those prospects that rank highly against Index’s current portfolio. Because exploration has developed offshore, the onshore is lagging in exploitation of the latest offshore ideas. Index hopes to capitalize on this oversight.

Business Strategy - Maintain Risk Managed Approach

The Company has adjusted its business strategy to include more high-impact wells that can deliver, if successful, much higher value, volume, and follow-on potential that has the potential to deliver exponential growth. The Company also protects itself and its investors by limiting any single prospect investment to a small percentage of the overall funding that the company has at its disposal.

Competitive Conditions in the Business

Index is a small independent oil and gas exploration and production company that represents much less than 1% of the oil and gas industry. It faces competition from other oil and gas companies in all aspects of its business, including acquisition of producing properties and oil and gas leases, and obtaining goods, services and labor.  Many of its competitors have substantially greater financial and other resources.  Factors that affect Index’s ability to acquire properties include available funds, available information about the property and its standards established for minimum projected return on investment.  Many of these companies explore for, produce and market oil and natural gas, carry on refining operations and market the resultant products on a worldwide basis. The primary areas in which we encounter substantial competition are in locating and acquiring desirable leasehold acreage for our drilling operations, locating and acquiring attractive producing oil and natural gas properties, and obtaining purchasers and transporters of the oil and natural gas we produce. There is also competition between producers of oil and natural gas and other industries producing alternative energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the government of the United States; however, it is not possible to predict the nature of any such legislation or regulation that may ultimately be adopted or its effects upon our future operations. Such laws and regulations may, however, substantially increase the costs of exploring for, developing or producing natural gas and oil and may prevent or delay the commencement or continuation of a given operation. The effect of these risks cannot be accurately predicted.

Customers

Index sells its crude oil and natural gas production to independent purchasers.  Title to the produced quantities transfers to the purchaser at the time the purchaser collects or receives the quantities.  Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices.  The purchasers of such production have historically made payment for crude oil and natural gas purchases within thirty-five days of the end of each production month.  We periodically review the difference between the dates of production and the dates we collect payment for such production to ensure that receivables from those purchasers are collectible. All transportation costs are accounted for as costs that are offset against oil and natural gas sales revenue. In the 2007 fiscal year ended March 31, 2007, approximately 47% and 53% of revenues from the Company’s share of oil production were sold to two independent crude oil purchasers, together with low levels of gas sales, and for the 2006 fiscal year ended March 31, 2006, approximately 91% of oil sales were sold to a single independent crude oil purchaser. The Company does not believe the loss of any one of its purchasers would materially affect its ability to sell the oil and gas it produces. The Company believes that other purchasers are available in its areas of operations.

Seasonality of Business

Weather conditions affect the demand for, and prices of, oil and natural gas and can also delay drilling activities, disrupting our overall business plans. Demand for natural gas is typically higher in the fourth and first quarters resulting in higher natural gas prices. Conversely, oil is in greater demand in the summer months. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of results, which may be realized on an annual basis.

Operational Risks

Oil and gas exploration and development involves a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. There is no assurance that the Company will discover or acquire additional oil and gas in commercial quantities. Oil and gas operations also involve the risk that well fires, blowouts, equipment failure, human error and other circumstances that may cause accidental leakage of toxic or hazardous materials, such as petroleum liquids or drilling fluids into the environment, or cause significant injury to persons or property may occur. In such event, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could substantially reduce available cash and possibly result in loss of oil and gas properties. Such hazards may also cause damage to or destruction of wells, producing formations, production facilities and pipeline or other processing facilities. The Company is not aware of any of these instances that have occurred to date that need to be accrued for. As is common in the oil and gas industry, the Company will not be insured fully against all risks associated with its business either because such insurance is not available or because premium costs are considered prohibitive. A loss not fully covered by insurance could have a materially adverse effect on its financial position and results of operations. For further discussion on risks see the section entitled “Risk Factors” set forth above.

Governmental Regulation

Domestic exploration for, and production and sale of, oil and gas are extensively regulated at both the federal and state levels. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding on the oil and gas industry that often are costly to comply with and that carry substantial penalties for failure to comply. In addition, production operations are affected by changing tax and other laws relating to the petroleum industry, constantly changing administrative regulations and possible interruptions or termination by government authorities.

State regulatory authorities have established rules and regulations requiring permits for drilling operations, drilling bonds and reports concerning operations. Most states in which we operate also have statutes and regulations governing a number of environmental and conservation matters, including the unitization or pooling of oil and gas properties and establishment of maximum rates of production from oil and gas wells. Many states also restrict production to the market demand for oil and gas. Such statutes and regulations may limit the rate at which oil and gas could otherwise be produced from our properties.

Thus, the Company’s operations are subject to extensive and continually changing regulation affecting the oil and natural gas industry. Many departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases its cost of doing business and, consequently, affects its profitability. The Company does not believe that we are affected in a significantly different manner by these regulations than are its competitors.

Transportation and Sale of Natural Gas

Even though Index initially focused on crude oil production, management believes that natural gas sales could contribute a substantial part to its total sales. The interstate transportation and sale for resale of natural gas is subject to federal regulation, including transportation rates and various other matters, by the Federal Energy Regulatory Commission (“FERC”). Federal wellhead price controls on all domestic natural gas were terminated on January 1, 1992 and none of Index’s natural gas sales prices are currently subject to FERC regulation. Index cannot predict the impact of future government regulation on any natural gas operations.

Regulation of Production

The production of crude oil and natural gas is subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling operations, drilling bonds, and reports concerning operations. Texas, Louisiana and Kansas, the states in which Index owns properties, have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells, the spacing of wells, and the plugging and abandonment of wells and removal of related production equipment. Texas, Louisiana and Kansas also restrict production to the market demand for crude oil and natural gas. These regulations can limit the amount of oil and natural gas Index can produce from its wells, limit the number of wells, or limit the locations at which it can conduct drilling operations. Moreover, each state generally imposes a production or severance tax with respect to production and sale of crude oil, natural gas and gas liquids within its jurisdiction.

Environmental Regulations

Index’s operations are subject to numerous stringent and complex laws and regulations at the federal, state and local levels governing the discharge of materials into the environment or otherwise relating to human health and environmental protection. These laws and regulations may, among other things, require acquisition of a permit before drilling or development commences, restrict the types, quantities and concentrations of various materials that can be released into the environment in connection with development and production activities, and limit or prohibit construction or drilling activities in certain ecologically sensitive and other protected areas.  Failure to comply with these laws and regulations or to obtain or comply with permits may result in the assessment of administrative, civil and criminal penalties, imposition of remedial requirements and the imposition of injunctions to force future compliance. Index’s business and prospects could be adversely affected to the extent laws are enacted or other governmental action is taken that prohibits or restricts its development and production activities or imposes environmental protection requirements that result in increased costs to it or the oil and natural gas industry in general.

Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act, or NEPA. NEPA requires federal agencies, including the Department of Interior and various other federal, state, and local environmental, zoning, health and safety agencies, to evaluate major agency actions having the potential to significantly impact the environment human, animal and plant health, and affect our operations and costs. In recent years, environmental regulations have taken a cradle to grave approach to waste management, regulating and creating liabilities for the waste at its inception to final disposition. Our oil and gas exploration, development and production operations are subject to numerous environmental programs, some of which include solid and hazardous waste management, water protection, air emission controls and situs controls affecting wetlands, coastal operations and antiquities.

In the course of evaluations, an agency will have an “Environmental Assessment (EA) prepared that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement (“EIS”) that may be made available for public review and comment. All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay the development of oil and natural gas projects.

In addition, environmental programs typically regulate the permitting, construction and operations of a facility. Many factors, including public perception, can materially impact the ability to secure an environmental construction or operation permit. Once operational, enforcement measures can include significant civil penalties for regulatory violations regardless of intent. Under appropriate circumstances, an administrative agency can request a cease and desist order to terminate operations.

Index conducts its development and production activities to comply with all applicable environmental regulations, permits and lease conditions, and it monitors subcontractors for environment compliance. While Index believes its operations conform to those conditions, it remains at risk for inadvertent noncompliance, conditions beyond its control and undetected conditions resulting from activities by prior owners or operators of properties in which it owns interests.  Pursuant to industry customs, a project’s operator obtains insurance policy coverage for the each of the participant’s in a particular project at a level of coverage that is commensurate with the potential loss.

 Occupational Safety Regulations

Index is subject to various federal and state laws and regulations intended to promote occupational health and safety. Although all of its wells are drilled by independent subcontractors under its “footage” or “day rate” drilling contracts, Index has adopted environmental and safety policies and procedures designed to protect the safety of its own supervisory staff and to monitor all subcontracted operations for compliance with applicable regulatory requirements and lease conditions, including environmental and safety compliance. This program includes regular field inspections of its drill sites and producing wells by members of its operations staff or consultants and internal assessments of its compliance procedures. Index considers the cost of compliance a manageable and necessary part of our business.

Federal, State or Native American Leases

Index’s operations on federal, state or Native American oil and gas leases are subject to numerous restrictions, including nondiscrimination statutes. Such operations must be conducted pursuant to certain on-site security regulations and other permits and authorizations issued by the Bureau of Land Management, Minerals Management Service and other agencies.

Waste Handling

The Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, affect oil and natural gas exploration and production activities by imposing regulations on the generation, transportation, treatment, storage, disposal and cleanup of “hazardous wastes” and on the disposal of non-hazardous wastes. Under the auspices of the Environmental Protection Agency, or EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters, and most of the other wastes associated with the exploration, development, and production of crude oil, natural gas, or geothermal energy constitute “solid wastes”, which are regulated under the less stringent non-hazardous waste provisions, but there is no guarantee that the EPA or the individual states will not adopt more stringent requirements for the handling of non-hazardous wastes or categorize some non-hazardous wastes as hazardous for future regulation. Indeed, legislation has been proposed from time to time in Congress to re-categorize certain oil and natural gas exploration and production wastes as “hazardous wastes”.

We believe that we are currently in substantial compliance with the requirements of RCRA and related state and local laws and regulations, and that we hold all necessary and up-to-date permits, registrations and other authorizations to the extent that our operations require them under such laws.

We are also subject to federal and state Hazard Communications and Community Right to Know statutes and regulations. These regulations govern record keeping and reporting of the use and release of hazardous substances. We believe we are in compliance with these requirements in all material respects.

We may be required in the future to make substantial outlays to comply with environmental laws and regulations. The additional changes in operating procedures and expenditures required to comply with future laws dealing with the protection of the environment cannot be predicted.

Employees

As of October 17, 2007, Index Ltd. had full time employment agreements with the following executive directors of the Company pursuant to which they provide services to the Company: Mr. Andy Boetius, CFO, Mr. Lyndon West, CEO, and Mr. Dan Murphy, Chairman. In addition, the Company had employment letter agreements with Mr. David Jenkins and Mr. Michael Scrutton, its 2 non-executive directors. The Company also had one employee on its administrative staff.

The Company also contracts for the services of independent consultants involved in petroleum engineering, land, regulatory accounting, financial and other disciplines as needed. None of the Company’s employees are represented by labor unions or covered by any collective bargaining agreement. The Company believes that its relations with its employees are satisfactory.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	our ability to attract and retain management;

•	our growth strategies;

•	anticipated trends in our business;

•	our future results of operations;

•	our ability to make or integrate acquisitions;

•	our liquidity and ability to finance our exploration, acquisition and development activities;

•	our ability to successfully and economically explore for and develop oil and gas resources;

•	market conditions in the oil and gas industry;

•	the timing, cost and procedure for proposed acquisitions;

•	the impact of government regulation;

•	estimates regarding future net revenues from oil and natural gas reserves and the present value thereof;

•	planned capital expenditures (including the amount and nature thereof);

•	increases in oil and gas production;

•	the number of wells we anticipate drilling in the future;

•	estimates, plans and projections relating to acquired properties;

•	the number of potential drilling locations;

•	our financial position, business strategy and other plans and objectives for future operations;

•	the possibility that our acquisitions may involve unexpected costs;

•	the volatility in commodity prices for oil and gas;

•	the accuracy of internally estimated proved reserves;

•	the presence or recoverability of estimated oil and gas reserves;

•	the ability to replace oil and gas reserves;

•	the availability and costs of drilling rigs and other oilfield services;

•	environmental risks;

•	exploration and development risks;

•	Competition;

•	the inability to realize expected value from acquisitions;

•	the ability of our management team to execute its plans to meet its goals;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we are doing business, that may be less favorable than expected; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing.

All written and oral forward-looking statements made in connection with this Registration Statement that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Overview

Index Oil and Gas, Inc. is an independent oil and gas company engaged in the acquisition, exploration, appraisal, development and production of oil and gas properties located in North America. Our corporate structure includes a United Kingdom company, which provides management services and United States operating subsidiaries, which are engaged in oil and gas activities, primarily in Kansas and the Gulf Coast of Texas and Louisiana. We have increased our proved reserves and production principally through property acquisitions in conjunction with an active drilling program. We do not currently operate any of its properties and sells its current oil production to domestic crude oil purchasers.

The following are key elements of our strategy:

 • we intend to focus our short and medium term efforts on known petroleum basins within the U.S. and initially which are proximal to our current ongoing projects in the onshore part of the Gulf of Mexico basin;

 • our short to mid term objective is to develop our oil and gas reserves to a point where the cash flow will contribute not only to our overhead and later, to contribute to its capital requirements for investing in new and additional projects. We believe we can achieve this objective by utilizing a risk managed approach of investing in a portfolio of drilling opportunities. By combining a number of key metrics, our management is able to select and invest in the very best prospects on offer. We have adjusted our business strategy to include more high-impact wells that can deliver, if successful, much higher value, volume, and follow-on drilling that has the potential to deliver exponential growth. Index also protects itself and its investors by limiting any single prospect investment to a small percentage of the overall funding that the company has at its disposal.

RESULTS OF OPERATIONS

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

We had a net loss of $436,837 for the three months ended June 30, 2007 compared to a net loss of $319,401 for the three months ended June 30, 2006, primarily resulting from an increase in depletion costs related to increased production and increased other general and administrative costs and other operating expenses arising from increased public company costs, including salaries and benefits, advisory costs and rent expense. This increased cost was offset by a decrease in stock compensation costs for historic grants, as a result of the passing of further vesting points, and an increase in interest income related to investment of funds from historic fund raisings. The following table summarizes key items of comparison and their related increase (decrease) for the three months ended June 30, 2007 and 2006.

	Three Months Ended June 30,		Increase/
	2007	2006	(Decrease)

Oil sales	$151,373	$70,457	$80,916
Production expenses:
Lease operating	22,279	21,236	1,043
Taxes other than income	11,970	2,680	9,290
General and administrative:
General and administrative	473,053	217,668	255,385
Stock-based compensation	96,823	170,331	(73,508)
Depletion — Full cost	72,648	21,385	51,263
Depreciation — Other	753	163	590
Impairment	-	-	-
Interest expense (income) and other	(89,316)	(43,605)	(45,711)
Income tax benefit (provision)	-	-	-
Net (loss) income	$(436,837)	$(319,401)	$(117,436)

Production:
Natural Gas — Mcf	8,800	-	8,800
Crude Oil — Mbbl	1,354	1.123	0.231
Equivalent — Mboe	2.821	1.123	1.698

Average price per unit :
Gas price per Mcf	$7.27	$-	$7.27
Oil price per Bbl	$64.55	$62.74	$1.81
Equivalent per Boe	$53.66	$62.74	$(9.08)

Average cost per Boe:
Production expenses:
Lease operating	$7.90	$18.91	$(11.01)
Taxes other than income	$4.24	$2.39	$1.85
General and administrative expense:
General and administrative	$167.69	$193.83	$(26.14)
Stock-based compensation	$34.32	$151.67	$(117.35)
Depletion expense	$25.75	$19.04	$6.71

For the three months ended June 30, 2007, oil and gas sales increased $80,916, from the same period in 2006, to $151,373. The increase for the three months ended June 30, 2007 was primarily due to the increase in volumes of 1.7 MBoe from 1.1 MBoe to 2.8 MBoe or approximately $91,000. The increase in volumes of 1.7 MBoe is primarily due to increased volumes from Walker of 1.0 MBoe and Vieman of 0.3 MBoe and the Friedrich of 0.8 MBOE offset by lower Kansas well production. The Walker, Vieman and Friedrich wells produced natural gas volumes of 2.232 MMcf, 1.810 MMcf and 4.757 MMcf, respectively. The Walker well also produced 0.7 Mbbl with the remaining oil production primarily from the Kansas Seward County wells and a small amount from Vieman.  Additionally, revenue decreased approximately $10,000 due to a dip in commodity prices as our average price per barrel decreased $9.08, or 14.0%, in 2007 to $53.66 per Bbl from $62.74 per Bbl in 2006. This is due to a higher proportion of gas in the production volume mix.

Lease operating expenses increased $1,043 for the three months ended June 30, 2007 as compared to the same period in 2006. The increase was primarily due to production from the Walker, Vieman and Friedrich wells that have come on production, together with four recent new wells that came on production in our Kansas properties. On a per unit basis, lease operating expenses decreased almost 60% from $18.91 per Boe in 2006 to $7.90 per Bbl in 2007 due to an increase in production volumes.

Taxes other than income increased $9,290 for the three months ended June 30, 2007 as compared to the same period in 2006 due to higher oil and gas revenues and a change in the mix and location of production and on a per unit basis increased $1.85 per Boe to $4.24 per Boe. Production taxes are generally assessed as a percentage of gross oil and/or natural gas sales.

General and administrative expense, excluding stock-based compensation for the three months ended June 30, 2007 increased $255,386 to $473,053 compared to the same period in 2006 primarily due to increased management costs from the growth in operations of the Company. In addition there were increased costs of being a public company. Salaries, benefits and business expenses for employees/directors increased approximately $141,000. SEC filing fees, investor relations costs and other professional fees increased approximately $90,000. Rent expense increased approximately $20,000, which included costs for corporate housing.

Stock-based compensation expense was approximately $97,000 for the three months ended June 30, 2007, compared to approximately $170,000 for stock-based compensation in the same period of 2006. This is primarily due to a larger stock-based award in 2006 granted to all officers and directors, at the effective date of the reverse merger with Index Ltd., which is now 75% vested, offset by a smaller award of stock to a new officer which also vested at 50% in 2007.  During the three months ended June 30, 2007 and 2006, the Company did not grant any stock options and warrants.

Depletion expense increased $51,263 from the same period in 2006 to $72,648 for the three months ended June 30, 2007. This increase is primarily due to production from the Walker, Vieman and Friedrich wells, together with four recent new wells on our Kansas properties that came on production in fiscal 2007. Depletion for oil and gas properties is calculated using the unit of production method, which essentially depletes the capitalized costs associated with the proved properties based on the ratio of production volume for the current period to total remaining proved reserve volumes for the evaluated properties. On a per unit basis, depletion expense increased from $19.04 to $25.75 per Bbl.

Interest income and other increased $45,711 for the three months ended June 30, 2007 compared to the same period 2006. This increase is due to interest income earned on historic equity fund raisings.

There was no provision for income taxes for the fiscal three months ended 2007 and 2006 due to a 100% valuation allowance recorded for the three months ended June 30, 2007 and 2006, respectively on the total tax provision as the Company believed that it is more likely than not that the asset will not be utilized during the next year.

LIQUIDITY AND CAPITAL RESOURCES

In the three months ended June 30, 2007 and 2006 we used cash for operating purposes and invested in oil and gas properties. In 2006 we repaid a bank loan. Operating revenue fluctuations were substantially driven by commodity prices and changes in our production volumes. Prices for oil and gas have historically been subject to seasonal influences characterized by peak demand and higher prices in the winter heating season for natural gas and summer travel for oil; however, the impact of other risks and uncertainties have influenced prices throughout the recent years. Working capital was substantially influenced by these variables. Fluctuation in cash flow may result in an increase or decrease in our capital and exploration expenditures. See Results of Operations for a review of the impact of prices and volumes on sales. See below for additional discussion and analysis of cash flow.

	Three Months Ended June 30,
	2007	2006
Cash flows (used in) provided by operating activities	$(240,299)	$(408,765)
Cash flows used in investing activities	(1,316,932)	(170,155)
Cash flows provided by (used in) financing activities	9,333	(51,797)
Effect of exchange rate changes	(3,934)	8,539

Net increase (decrease) in cash and cash equivalents	$(1,551,832)	$(622,178)

Operating Activities

Net cash outflow from operating activities during the three months ended June 30, 2007 was $(240,299) which was a decrease of $168,466 from $(408,765) net cash outflow during the three months ended June 30, 2006. This decrease was primarily due to phasing impacts in working capital items, offset by higher operating expenses and taxes on our properties, as well as significantly higher general and administrative expenses, related to public company expense with increased costs of SEC filing fees, investor relations costs and other professional fees, as well as, an increase in salaries, benefits and business expenses for employees/directors. Revenues were higher due to increased production and sales volumes, offset by lower average commodity prices, due to an increased proportion of gas volumes. Average equivalent prices decreased $9.08 from $62.74 per Boe in the three months ended June 30, 2006 to $53.66 per Boe in the three months ended June 30, 2007. Production volumes increased 1.698 Mboe from 1.123 Mboe in the three months ended June 30, 2006 to 2.821 Mboe in the three months ended June 30, 2007. We expect the remainder fiscal year 2008 production to increase, but we are unable to predict the future.

Investing Activities

The primary driver of cash used in investing activities was capital spending.

Cash used in investing activities during the three months ended June 30, 2007 was $1,316,932, which was an increase of $1,146,777 from $170,155 of cash used in investing activities during the fiscal year ended June 30, 2006. This increase was due to increased exploration and development activity. The main approximate expenditures in the three months to June 30, 2007 were on drilling operations on the George Cason well ($0.3m) and initial expenditures on the Shadyside and Alligator Bayou projects ($0.5m combined). Aggregate expenditures on all other projects and wells were approximately $0.5m.

 Financing Activities
Net cash used by financing activities increased $61,130 during the three months ended June 30, 2007 to $9,333 as compared to $(51,797) during the three months ended June 30, 2006. During the three months ended June 30, 2006, the Company repaid its bank loan and has had no debt outstanding since at June 30, 2006. During the three months ended June 30, 2007, a director exercised a total of 66,662 warrants at a price of $0.14 for a total of $9,333 and a total of 66,662 shares of common stock, $0.001 par value, were issued.

Management believes that we may have the ability to finance through new debt or equity offerings, if necessary, our capital requirements, including acquisitions.

As of June 30, 2007 and 2006, our common stock is the only class of stock outstanding and we have no outstanding long-term debt financing.

Based on our current cash resources and other current assets, management believes we have sufficient liquidity to fund operations for the next twelve months. We are contemplating additional debt and/or equity financing transactions that, if successful, could fund expenditures for potential acquisitions and other discretionary expansions of our business. We do not currently have any commitments for such financing and there is no assurance that we will be successful in obtaining such funds. If we cannot obtain additional financing, we will have to significantly curtail our acquisition plans and possibly our operations.

Contractual Obligations

We have no material long-term commitments associated with our capital expenditure plans or operating agreements. Consequently, we believe we have a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. Our level of capital expenditures will vary in future periods depending on the success we experience in our acquisition, developmental and exploration activities, oil and gas price conditions and other related economic factors and on success in future fundraising efforts. Currently no sources of liquidity or financing are provided by off-balance sheet arrangements or transactions with unconsolidated, limited-purpose entities.

Off-Balance Sheet Arrangements

As of June 30, 2007, we did not have any off-balance sheet arrangements.

Plan of Operation for 2008

On an annual basis, we generally fund most of our capital and exploration activities, including oil and gas property acquisitions, with cash generated from operations and from equity financings. We have budgeted for capital expenditures relating to the work program described in Note 1 of the Condensed Consolidated Financial Statements.

Inflation

In the opinion of management, inflation has not had a material effect on the operations of the Company.

Year Ended March 31, 2007 Compared to Year Ended March 31, 2006

We had a net loss of $2,225,656 for the fiscal year ended March 31, 2007 compared to a net loss of $1,690,806 for the fiscal year ended March 31, 2006, primarily resulting from increased costs of operating as a public company for an entire fiscal year with additional director fees and travel costs and expenses, investor relations, filing fees and other professional and consulting costs. This is in addition to higher operating costs and depletion on increased production offset by an increase in interest income on available cash from additional fund raisings. The following table summarizes key items of comparison and their related increase (decrease) for the fiscal years ended March 31, 2007 and 2006.

	Years Ended March 31,		Increase
	2007	2006	(Decrease)

Oil and gas sales	$457,046	$191,114	$265,932
Production expenses:
Lease operating	80,186	33,859	46,327
Taxes other than income	34,549	8,094	26,455
General and administrative:
General and administrative	1,848,142	702,278	1,145,864
Stock-based compensation	875,092	1,043,823	(168,731)
Depletion — Full cost	188,351	65,311	123,040
Depreciation — Other	1,028	6,260	(5,232)
Impairment	-	10,000	(10,000)
Interest expense (income) and other	(344,646)	12,295	(356,941)
Income tax benefit (provision)	-	-	-
Net (loss)	$(2,225,656)	$(1,690,806)	$(534,850)

Production:
Natural Gas — Mcf	8.490	-	8.490
Crude Oil — Mbbl	6.660	3.420	3.240
Equivalent — Mboe	8.075	3.420	4.655

Average price per unit:
Gas price per Mcf	$6.61	$-	$6.61

Oil price per Bbl	$60.20	$55.89	$4.31
Equivalent per Boe	$56.60	$55.89	$0.71

Average cost per Boe:
Production expenses:
Lease operating	$9.93	$9.90	$0.03
Taxes other than income	$4.28	$2.37	$1.91
General and administrative expense:
General and administrative	$228.87	$205.34	$23.53
Stock-based compensation	$108.37	$305.21	$(196.84)
Depletion expense	$23.32	$19.10	$4.22

For the year ended March 31, 2007, oil and gas sales increased $265,932, from the same period in 2006, to $457,046. The increase for the year was primarily due to the increase in production volumes of 4.655 MBoe from 3.42 MBoe to 8.075 MBoe or approximately $264,000. The increase in volumes of 4.655 MBoe is primarily due to increased volumes from Walker of 3.713 MBoe and Vieman of 0.841 MBoe. The Walker and Vieman wells produced natural gas volumes of 3.618 MMcf and 4.872 MMcf, respectively. The Walker well also produced 3.109 Mbbl with the remaining oil production primarily from the Kansas Seward County wells and a small amount from Vieman. Additionally, revenue increased slightly by approximately $2,200 due to higher commodity prices as our average price per Boe increased by $0.71, or 1.0%, in fiscal 2007 to $56.60 per Bbl from $55.89 per Bbl in fiscal 2006. This is based on weighted average gas volumes at a price of $6.61 and weighted average volumes of oil volumes at an increased price per barrel of $4.31.

Lease operating expenses increased $46,327 for the year ended March 31, 2007 as compared to the same period in 2006. The increase was primarily due to production from the Walker and Vieman wells that came on production in fiscal year 2007, together with four recent new wells that came on production in our Kansas properties. On a per unit basis, lease operating expenses remained flat from $9.90 per Boe in 2007 to $9.93 per Boe in 2006 due to an increase in production volumes offset by industry-wide service costs associated with the overall increase in commodity prices.

Taxes other than income increased $26,455 for the year ended March 31, 2007 as compared to the same period in 2006 due to higher oil and gas revenues and on a per unit basis increased $1.91 per Boe to $4.28 per Boe. The primary increase is attributable to the Walker well located in Louisiana which came on production in fiscal 2007 and had $24,355 in production taxes for an increase of $6.56 per Boe. Production taxes are generally assessed as a percentage of gross oil and/or natural gas sales.

General and administrative expenses, excluding stock-based compensation expense, for the twelve months ended March 31, 2007 increased $1,145,864 to $1,848,142 compared to the same period in 2006 primarily due to a full year of costs related to being a public company with increased costs of SEC filing fees, investor relations costs and other professional fees of approximately $103,000, as well as, an increase in salaries, benefits and business expenses for employees/directors of approximately $936,000 including a bonus of approximately $210,000 payable to various officers for the satisfaction of certain performance measures during fiscal year 2007. Rent expense increased approximately $61,000 due to a full year of utilization and increased charges.

Stock-based compensation expense, within general and administrative expenses, was $875,092 for the year ended March 31, 2007 as compared to stock-based compensation of $1,043,823 for the year ended March 31, 2006 for a net decrease of $168,731 in fiscal 2007. This is primarily due to a larger stock-based award in 2006 granted to all officers and directors, at the effective date of the reverse merger with Index Ltd., which vested at 50% in that year, offset by a smaller award of stock to a new officer and director in fiscal 2007, which also vested at 50% in 2007. All stock compensation was calculated at fair market value and other required inputs at the date of the grant in accordance with SFAS 123(R).

Depletion expense increased $123,040 from the same period in 2006 to $188,351 for the year ended March 31, 2007. This increase is primarily due to production from the Walker well and test production from the Vieman well, together with four recent new wells on our Kansas properties that came on production in fiscal 2007, as well as, the Witt 1 which was recompleted in fiscal 2007. Depletion for oil and gas properties is calculated using the unit of production method, which essentially depletes the capitalized costs associated with the proved properties based on the ratio of production volume for the current period to total remaining reserve volume for the evaluated properties. On a per unit basis, depletion expense increased 22% from $19.10 to $23.32 per Boe.

Interest income and other increased $356,941 for the year ended March 31, 2007 compared to the same period 2006. This increase is primarily due to amortization of debt issue costs in 2006 of approximately $43,000 offset by interest income through 2007 earned on $5.12 million received in a private placement equity fund raising in the fourth quarter of fiscal 2006 and two private placement equity fund raisings in fiscal year 2007.

There was no provision for income taxes for the fiscal years ended 2007 and 2006 due to a valuation allowance of $2,358,427 and $912,038 recorded for the years ended March 31, 2007 and 2006, respectively on the total tax provision as the Company believed that it is more likely than not that the asset will not be utilized during the next year.

Year Ended March 31, 2006 Compared to Year Ended March 31, 2005

We had a net loss of $1,690,806 for the fiscal year ended March 31, 2006 compared to a net loss of $422,027 for the fiscal year ended March 31, 2005, primarily resulting from approximately $1.0 million of compensation expense related to the issuance of options under the Employee Stock Option Plan at fair market value, as per SFAS 123-R. The following table summarizes key items of comparison and their related increase (decrease) for the fiscal years ended March 31, 2006 and 2005.

	Years Ended March 31,		Increase
	2006	2005	(Decrease)

Oil and gas sales	$191,114	$88,176	$102,938
Production expenses:
Lease operating	33,859	19,897	13,962
Taxes other than income	8,094	3,687	4,407
General and administrative:
General and administrative	702,278	442,645	259,633
Stock-based compensation	1,043,823	-	1,043,823
Depletion — Full cost	65,311	36,155	29,156
Depreciation — Other	6,260	2,140	4,120
Impairment	10,000		10,000
Interest expense (income) and other	12,295	5,679	6,616
Income tax benefit (provision)	-	-	-
Net (loss)	$(1,690,806)	$(422,027)	$(1,268,779)

Production:
Natural Gas — Mcf	-	-	-
Crude Oil — Mbbl	3.42	2.07	1.35
Equivalent — Mboe	3.42	2.07	1.35

Average price per unit:
Gas price per Mcf	$-	$-	$-
Oil price per Bbl	$55.89	$42.64	$13.25
Equivalent per Boe	$55.89	$42.64	$13.25

Average cost per Boe:
Production expenses:
Lease operating	$9.90	$9.61	$0.29
Taxes other than income	$2.37	$1.78	$0.59
General and administrative expense:
General and administrative	$205.34	$213.84	$(8.50)
Stock-based compensation	$305.21	$-	$305.21
Depletion expense	$19.10	$17.47	$1.63

For the year ended March 31, 2006, oil and gas sales increased $102,938, from the same period in 2005, to $191,114. The increase for the year was primarily due to the increase in volumes of 1.35 MBbls from 2.07 MBbls to 3.42 MBbls or approximately $58,000. Additionally, revenue increased approximately $45,000 due to higher commodity prices as our average price per barrel increased $13.25, or 31.0%, in 2006 to $55.89 per Bbl from $42.64 per Bbl in 2005. Continued lower natural gas storage levels, supply uncertainty due to global events and a weaker U.S. dollar favorably impacted crude oil prices again in 2006.

Lease operating expenses increased $13,962 for the year ended March 31, 2006 as compared to the same period in 2005. The increase was primarily due to increased production on our Kansas properties acquired in 2005. On a per unit basis, lease operating expenses increased only 3% from $9.61 per Bbl in 2006 to $9.90 per Bbl in 2005 due to an increase in production volumes offset by industry-wide service costs associated with the overall increase in commodity prices.

Taxes other than income increased $4,407 for the year ended March 31, 2006 as compared to the same period in 2005 due to higher oil and gas revenues and on a per unit basis increased $0.59 per Bbl to $2.37 per Bbl. Production taxes are generally assessed as a percentage of gross oil and/or natural gas sales.

General and administrative expenses for the twelve months ended March 31, 2006 increased $259,633 to $702,278 compared to the same period in 2005 primarily due to transaction costs of $168,612 related to the reverse merger and increased costs of consulting, audit and professional fees, as well as, an increase in salaries for employees/directors.

Stock-based compensation expense was $1,043,823 for the year ended March 31, 2006 with no stock-based compensation in 2005. During the year ended March 31, 2005, the Company granted an aggregate of stock options and warrants to certain directors and stockholders. Since there was no public market for the Company’s stock and operations were not comparable to a peer group during the years ended March 31, 2006 and 2005, the latest stock issuance price used in previous fundraising was used as the share market price. The exercise price and this fair market value of the stock options granted were $0.35 and $0.60, respectively. All options vested 50% on the date of the grant with the remaining amounts to vest 25% in each of the next two years. The expense was calculated based on the difference of the fair market value at the date of the grant in accordance with SFAS 123(R).

Depletion expense increased $29,156 from the same period in 2005 to $65,311 for the year ended March 31, 2006. Depletion for oil and gas properties is calculated using the unit of production method, which essentially depletes the capitalized costs associated with the evaluated properties based on the ratio of production volume for the current period to total remaining reserve volume for the evaluated properties. On a per unit basis, depletion expense increased 9% from $17.47 to $19.10 per Bbl.

Interest expense and other increased $6,616 for the year ended March 31, 2006 compared to the same period 2005. This increase is primarily due to amortization of debt issue costs offset by interest income earned on $5.12 million received in a private placement equity fund raising in the fourth quarter of fiscal 2006.

There was no provision for income taxes for the fiscal years ended March 31, 2006 and 2005 due to a valuation allowance of $912,038 and $305,308 recorded for the years ended March 31, 2006 and 2005, respectively on the total tax provision as the Company believed that it is more likely than not that the asset will not be utilized during the next year.

LIQUIDITY AND CAPITAL RESOURCES

Our primary sources of cash in fiscal 2007 were from financing and equity transactions. Proceeds from private placement equity fund raisings were offset by cash used in operating and investing activities for our properties. Operating cash flow fluctuations were substantially driven by commodity prices and changes in our production volumes. Prices for oil and gas have historically been subject to seasonal influences characterized by peak demand and higher prices in the winter heating season for natural gas and summer travel for oil; however, the impact of other risks and uncertainties have influenced prices throughout the recent years. Working capital was substantially influenced by these variables. Fluctuation in cash flow may result in an increase or decrease in our capital and exploration expenditures. See Results of Operations for a review of the impact of prices and volumes on sales. Cash flows provided by operating activities were primarily used to fund exploration and development expenditures. See below for additional discussion and analysis of cash flow.

	Year Ended March 31,
	2007	2006	2005

Cash flows used (in) operating activities	$(1,041,751)	$(190,961)	$(337,040)
Cash flows used (in) investing activities	(4,098,743)	(649,358)	(66,140)
Cash flows provided by financing activities	9,740,729	6,351,191	161,805
Effect of exchange rate changes	4,884	16,461	(5,984)

Net increase (decrease) in cash and cash equivalents	$4,605,119	$5,527,333	$(247,359)

Operating Activities

Net cash outflow from operating activities during fiscal year ended March 31, 2007 was $1,041,751 which was an increase in use of cash of $850,790 from $190,961 net cash outflow during the fiscal year ended March 31, 2006. This decrease was primarily due to higher commodity prices and an increase in sales volumes offset by increased general and administrative costs related to a full year of public company expense with increased costs of SEC filing fees, investor relations costs and other professional fees, as well as, an increase in salaries, benefits and business expenses for employees/directors.

Net cash outflow from operating activities during fiscal year ended March 31, 2006 was $(190,961) which was a decrease of $146,079 or 43% from $(337,040) net cash outflow during the fiscal year ended March 31, 2005. This decrease was primarily due to higher commodity prices and an increase in sales volumes offset by transaction costs of $168,612 due to the reverse merger.

Investing Activities

The primary driver of cash used in investing activities was capital spending.

Cash used in investing activities during the fiscal year ended March 31, 2007 was $4,098,743, which was an increase of $3,449,385 from $649,358 of cash used in investing activities during the fiscal year ended March 31, 2006. This increase was primarily due to increased exploration and development activity This activity was primarily for the Walker well of approximately $296,000, the Ilse well of approximately $1,217,000, the Vieman well of approximately $1,358,000, the Supple Jack Creek (formerly West) well of $206,000, Friedrich 1 well of $219,000 and Schroeder 1 well of $175,000 and the Taffy wells of $520,000.

Cash used in investing activities during the fiscal year ended March 31, 2006 was $649,358, which was an increase of $583,218 or 782% from $66,140 of cash used in investing activities during the fiscal year ended March 31, 2005. This increase was primarily due to increased exploration and development activity.

Financing Activities. Net cash provided by financing activities increased $3,389,538 during the fiscal year ended March 31, 2007 to $9,740,729 as compared to $6,351,191 during the fiscal year ended March 31, 2006. At March 31, 2007 and 2006, we had no long-term debt outstanding. Management believes that we may have the ability to finance through new debt or equity offerings, if necessary, our capital requirements, including acquisitions.

On January 20, 2006 we sold in a private placement 8,533,333 shares of our common stock at a per share price equal to $0.60. The gross proceeds were $5,120,000, and will be used for general corporate purposes and working capital.

On September 9, 2006, the Company completed a private placement for 7,097,898 shares of $0.001 par value common stock of the Company at a price of $1.00 per share for aggregate gross proceeds of approximately $7.1 million.

On October 4, 2006, the Company completed a private placement for 3,867,700 shares of $0.001 par value common stock of the Company at a price of $1.00 per share for aggregate proceeds of approximately $3.9 million.

The Company filed a Registration Statement with the SEC on Form SB-2 to register, among other securities, the units of common stock sold in the private placement offerings. The Company obtained effectiveness on February 9, 2007, within the time frame prescribed by the private placement agreements.

As of March 31, 2007 and 2006, our common stock is the only class of stock outstanding and we have no outstanding long-term debt financing.

Based on reserve reports prepared by Ancell Energy Consulting, Inc., an independent oil and gas reservoir engineering consulting firm, the following table presents certain information as of March 31, 2007 and for our reserves and properties all located onshore in the United States. Shut-in wells currently not capable of production are excluded from the producing well information.

In Mboe:	Kansas	Louisiana	South Texas	Total

Proved Reserves at Year End
Developed	14.4790	8.110	90.609	113.198
Undeveloped	1.380	-	-	1.380

Total	15.859	8.110	90.609	114.578

Gross Wells (1)	21.0000	1.0000	4.0000	26.0000
Net Wells (1)	1.0150	0.1250	1.0700	2.2100

(1)
The term net as used throughout this document refers to amounts that include only acreage or production that is owned by the Company and produced to its interest, less royalties and production due to others. Gross Wells represents the Operators working interest and Net Wells represents our working interest share of each well.

The oil reserves shown include crude oil and condensate. Oil volumes are expressed in barrels (BBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in thousands of standard cubic feet (Mcf) at the contract temperature and pressure bases.

The estimated reserves and future revenue shown in this report are for proved developed producing, proved developed non-producing, proved behind pipe and proved undeveloped reserves. In accordance with SEC guidelines our estimates do not include any probable or possible reserves, which may exist for these properties. This report does not include any value, which could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

This table above is for properties located in Stafford and Barton Counties in Kansas, Calcasieu Parish in Louisiana, and Brazoria, Victoria and Dewitt Counties in Texas.

Based on our current cash resources and other current assets, management believes we have sufficient liquidity to fund operations for the next twelve months. We are contemplating additional debt and / or equity financing transactions that, if successful, are expected to sufficiently fund expenditures for potential acquisitions and other discretionary expansions of our business. We do not currently have any commitments for such financing and there is no assurance that we will be successful in obtaining such funds. If we cannot obtain additional financing, we will have to significantly curtail our acquisition plans and possibly our operations.

Contractual Obligations

We have no material long-term commitments associated with our capital expenditure plans or operating agreements. Consequently, we believe we have a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. Our level of capital expenditures will vary in future periods depending on the success we experience in our acquisition, developmental and exploration activities, oil and gas price conditions and other related economic factors. Currently no sources of liquidity or financing are provided by off-balance sheet arrangements or transactions with unconsolidated, limited-purpose entities.

The following table summarizes our contractual obligations and commitments by payment periods (in thousands).

	Payments Due by Period
		Less than			More than
Contractual Obligations	Total	one year	1-3 years	3-5 years	5 years
Operating leases(1)	$19,800	$19,800	$-	$-	$-

Total contractual obligations	$19,800	$19,800	$-	$-	$-

(1)
The Company holds an arrangement to rent its main office in Houston with rentals due on a month-to-month basis of $4,500 and an apartment in Houston (for use by UK Executives) for nine months of $1,700 per month (from April 2007).

Amounts related to our asset retirement obligations are not included in the table above given the uncertainty regarding the actual timing of such expenditures. Of the total ARO, $41,552 and $25,300 are classified as a long-term liability at March 31, 2007 and 2006, respectively. For each of the years ended March 31, 2007 and 2006, the Company recognized no accretion expense related to its ARO, due to the assumption of a full offset of salvage values.

Off-Balance Sheet Arrangements

At March 31, 2007 and March 31, 2006, we did not have any off-balance sheet arrangements.

Plan of Operation for 2007/8

On an annual basis, we generally fund most of our capital and exploration activities, including oil and gas property acquisitions, with cash generated from operations and from equity financings. We have budgeted for capital expenditures relating to the work program described in the Section entitles “Description of Business.”

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect our reported results of operations and the amount of reported assets, liabilities and proved oil and gas reserves. Some accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Actual results may differ from the estimates and assumptions used in the preparation of our consolidated financial statements. Described below are the most significant policies we apply in preparing our consolidated financial statements, some of which are subject to alternative treatments under accounting principles generally accepted in the United States of America. We also describe the most significant estimates and assumptions we make in applying these policies. We discussed the development, selection and disclosure of each of these with our audit committee. See Results of Operations above and the Consolidated Financial Statements and Supplementary Data Note 1, Organization and Summary of Significant Events and Accounting Policies, for a discussion of additional accounting policies and estimates made by management.

Oil and Gas Activities

Accounting for oil and gas activities is subject to special, unique rules. Two generally accepted methods of accounting for oil and gas activities are available — successful efforts and full cost. The most significant differences between these two methods are the treatment of exploration costs and the manner in which the carrying value of oil and gas properties are amortized and evaluated for impairment. The successful efforts method requires exploration costs to be expensed as they are incurred while the full cost method provides for the capitalization of these costs. Both methods generally provide for the periodic amortization of capitalized costs based on proved reserve quantities. Impairment of oil and gas properties under the successful efforts method is based on an evaluation of the carrying value of individual oil and gas properties against their estimated fair value, while impairment under the full cost method requires an evaluation of the carrying value of oil and gas properties included in a cost center against the net present value of future cash flows from the related proved reserves, using period-end prices and costs and a 10% discount rate.

Full Cost Method

We use the full cost method of accounting for our oil and gas activities. Under this method, all costs incurred in the acquisition, exploration and development of oil and gas properties are capitalized into a cost center (the amortization base). Such amounts include the cost of drilling and equipping productive wells, dry hole costs, lease acquisition costs and delay rentals. Costs associated with production and general corporate activities are expensed in the period incurred. The capitalized costs of our oil and gas properties, plus an estimate of our future development and abandonment costs are amortized on a unit-of-production method based on our estimate of total proved reserves. Our financial position and results of operations would have been significantly different had we used the successful efforts method of accounting for our oil and gas activities.

Proved Oil and Gas Reserves

Our engineering estimates of proved oil and gas reserves directly impact financial accounting estimates, including depreciation, depletion and amortization expense and the full cost ceiling limitation. Proved oil and gas reserves are the estimated quantities of oil and gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under period-end economic and operating conditions. The process of estimating quantities of proved reserves is very complex, requiring significant subjective decisions in the evaluation of all geological, engineering and economic data for each reservoir. The data for a given reservoir may change substantially over time as a result of numerous factors including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Changes in oil and gas prices, operating costs and expected performance from a given reservoir also will result in revisions to the amount of our estimated proved reserves.

Our estimated proved reserves for the four years ended March 31, 2007 were prepared by Ancell Energy Consulting, Inc., an independent oil and gas reservoir engineering consulting firm. For more information regarding reserve estimation, including historical reserve revisions, refers to the Consolidated Financial Statements and Supplementary Data, Supplemental Oil and Gas Disclosure.

Depreciation, Depletion and Amortization

The quantities of estimated proved oil and gas reserves are a significant component of our calculation of depletion expense and revisions in such estimates may alter the rate of future expense. Holding all other factors constant, if reserves are revised upward, earnings would increase due to lower depletion expense. Likewise, if reserves are revised downward, earnings would decrease due to higher depletion expense or due to a ceiling test write-down.

Full Cost Ceiling Limitation

Under the full cost method, we are subject to quarterly calculations of a ceiling or limitation on the amount of our oil and gas properties that can be capitalized on our balance sheet. If the net capitalized costs of our oil and gas properties exceed the cost center ceiling, we are subject to a ceiling test write-down to the extent of such excess. If required, it would reduce earnings and impact stockholders’ equity in the period of occurrence and result in lower amortization expense in future periods. The discounted present value of our proved reserves is a major component of the ceiling calculation and represents the component that requires the most subjective judgments. However, the associated prices of oil and gas reserves that are included in the discounted present value of the reserves do not require judgment. The ceiling calculation dictates that prices and costs in effect as of the last day of the quarter are held constant. However, we may not be subject to a write-down if prices increase subsequent to the end of a quarter in which a write-down might otherwise be required. If oil and gas prices decline, even if for only a short period of time, or if we have downward revisions to our estimated proved reserves, it is possible that write-downs of our oil and gas properties could occur in the future.

Future Development and Abandonment Costs

Future development costs include costs incurred to obtain access to proved reserves such as drilling costs and the installation of production equipment. Future abandonment costs include costs to dismantle and relocate or dispose of our production platforms, gathering systems and related structures and restoration costs of land and seabed. Our operators develop estimates of these costs for each of our properties based upon their geographic location, type of production structure, well depth, currently available procedures and ongoing consultations with construction and engineering consultants. Because these costs typically extend many years into the future, estimating these future costs is difficult and requires management to make judgments that are subject to future revisions based upon numerous factors, including changing technology and the political and regulatory environment. We review our assumptions and estimates of future development and future abandonment costs on an annual basis.

The accounting for future abandonment costs changed on January 1, 2003 with the adoption of SFAS No. 143, Accounting for Asset Retirement Obligations. This new standard requires that a liability for the discounted fair value of an asset retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Holding all other factors constant, if our estimate of future abandonment and development costs is revised upward, earnings would decrease due to higher depreciation, depletion and amortization (DD&A) expense. Likewise, if these estimates are revised downward, earnings would increase due to lower DD&A expense. Of the total ARO, $41,552 and $25,300 are classified as a long-term liability at March 31, 2007 and 2006, respectively. For each of the years ended March 31, 2007 and 2006, the Company recognized no depreciation expense related to its ARO, due to the assumption of a full offset of salvage values.

Allocation of Purchase Price in Business Combinations

As part of our business strategy, we actively pursue the acquisition of oil and gas properties. The purchase price in an acquisition is allocated to the assets acquired and liabilities assumed based on their relative fair values as of the acquisition date, which may occur many months after the announcement date. Therefore, while the consideration to be paid may be fixed, the fair value of the assets acquired and liabilities assumed is subject to change during the period between the announcement date and the acquisition date. Our most significant estimates in our allocation typically relate to the value assigned to future recoverable oil and gas reserves and unproved properties. As the allocation of the purchase price is subject to significant estimates and subjective judgments, the accuracy of this assessment is inherently uncertain.

Effective January 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets, under which goodwill is no longer subject to amortization. Rather, goodwill of each reporting unit is tested for impairment on an annual basis, or more frequently if an event occurs or circumstances change that would reduce the fair value of the reporting unit below its carrying amount. In making this assessment, we rely on a number of factors including operating results, economic projections and anticipated cash flows. As there are inherent uncertainties related to these factors and our judgment in applying them to the analysis of goodwill impairment, there is risk that the carrying value of our goodwill may be overstated. If it is overstated, such impairment would reduce earnings during the period in which the impairment occurs and would result in a corresponding reduction to goodwill.

Revenue Recognition

We recognize revenue when crude oil and natural gas quantities are delivered to or collected by the respective purchaser. We sell our crude oil production to two independent purchasers and as of March 31, 2007, we did not have any natural gas sales. Title to the produced quantities transfers to the purchaser at the time the purchaser collects or receives the quantities. Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices. The purchasers of such production have historically made payment for crude oil and natural gas purchases within thirty-five days of the end of each production month. We periodically review the difference between the dates of production and the dates we collect payment for such production to ensure that receivables from those purchasers are collectible. All transportation costs are accounted for as a reduction of oil and natural gas sales revenue.

Recently Issued Accounting Standards

Certain Hybrid Instruments. On February 16, 2006 the FASB issued SFAS 155, “Accounting for Certain Hybrid Instruments,” which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows as it currently does not have any hybrid instruments outstanding at March 31, 2007.

Accounting for Servicing of Financial Assets. In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140”(“SFAS No. 156”), which amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities.

This Statement:

1.
Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations:

a.	A transfer of the servicer’s financial assets that meets the requirements for sale accounting

b.
A transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities in accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities

c.	An acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates.

2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.	Permits an entity to choose either of the following subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities:

a.
Amortization method—Amortize servicing assets or servicing liabilities in proportion to and over the period of estimated net servicing income or net servicing loss and assess servicing assets or servicing liabilities for impairment or increased obligation based on fair value at each reporting date.

b.
Fair value measurement method—Measure servicing assets or servicing liabilities at fair value at each reporting date and report changes in fair value in earnings in the period in which the changes occur.

4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The Board concluded that fair value is the most relevant measurement attribute for the initial recognition of all servicing assets and servicing liabilities, because it represents the best measure of future cash flows. This Statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under this Statement, an entity can elect subsequent fair value measurement of its servicing assets and servicing liabilities by class, thus simplifying its accounting and providing for income statement recognition of the potential offsetting changes in fair value of the servicing assets, servicing liabilities, and related derivative instruments. An entity that elects to subsequently measure servicing assets and servicing liabilities at fair value is expected to recognize declines in fair value of the servicing assets and servicing liabilities more consistently than by reporting other-than-temporary impairments.

The Board decided to require additional disclosures and separate presentation in the statement of financial position of the carrying amounts of servicing assets and servicing liabilities that an entity elects to subsequently measure at fair value to address concerns about comparability that may result from the use of elective measurement methods.

An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The effective date of this Statement is the date an entity adopts the requirements of this Statement. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

Income Taxes. In June 2006, the FASB issued FASB Interpretation No 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB 109. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006. The Company has not yet determined the impact on the Company’s consolidated financial position or results of operations.

Fair Value Measurements. In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. Prior to this Statement, there were different definitions of fair value and limited guidance for applying those definitions in GAAP. This Statement provides the definition to increase consistency and comparability in fair value measurements and for expanded disclosures about fair value measurements. The Statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement. The Statement clarifies that market participant assumptions include assumptions about risk, i.e. the risk inherent in a particular valuation technique used to measure fair value and/or the risk inherent in the inputs to the valuation technique. The Statement expands disclosures about the use of fair vale to measure assets and liabilities in interim and annual periods subsequent to initial recognition. The disclosures focus on the inputs used to measure fair value and for recurring fair value measurements using significant unobservable inputs, the effect of the measurements on earnings for the period. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including the financial statements for an interim period within that fiscal year. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows

In December 2006, the FASB issued FSP EITF 00-19-2, Accounting for Registration Payment Arrangements ("FSP 00-19-2") which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. The Company has not yet determined the impact that the adoption of FSP 00-19-2 will have on its financial statements.

The Fair Value Option for Financial Assets and Financial Liabilities. In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115”, permitting entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting measurement. The statement applies to all entities, including not-for profit organizations. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, applies to all entities with available-for-sale and trading securities. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows

For more recently issued accounting standards, please see Note 3 "Summary of Significant Accounting Policies" of the Notes to Consolidated Financial Statements.

DESCRIPTION OF PROPERTY
Principal Executive Offices

We hold an arrangement to rent our main office comprising of approximately 300 square feet which is located at 10,000 Memorial Drive, Suite 440, Houston, Texas 77024. Lease payments at fiscal year ended March 31, 2007 were $4,500 per month and are due on a month-to-month basis.

We believe that we have satisfactory title to the properties in which we own an interest and used in our business, subject to liens for taxes not yet payable, liens incident to minor encumbrances and easements and restrictions that do not materially detract from the value of these properties, our interests in these properties, or the use of these properties in our business. We believe that our properties are adequate and suitable for us to conduct business in the future.

Oil and Gas Reserves

The March 31, 2007 proved reserve estimates presented in this document were prepared by Ancell Energy Consulting, Inc. (“Ancell”). The estimates of quantities of proved reserves below were made in accordance with the definitions contained in SEC Regulation S-X, Rule 4-10(a). For additional information regarding estimates of proved reserves, the preparation of such estimates by Ancell and other information about our oil and gas reserves, see the Financial Statements and Supplementary Data, Supplemental Oil and Gas Information. Our reserves are sensitive to commodity prices and their effect on economic producing rates. Our estimated proved reserves are based on oil and gas spot market prices in effect for the periods presented in this report on the last trading day of March 2007, 2006 and 2005, respectively. There are a number of uncertainties inherent in estimating quantities of proved reserves, including many factors beyond our control, such as commodity pricing. Therefore, the reserve information in this Annual Report represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers may vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revising the original estimate. Accordingly, initial reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. The meaningfulness of such estimates depends primarily on the accuracy of the assumptions upon which they were based. Except to the extent we acquire additional properties containing proved reserves or conduct successful exploration and development activities or both, our proved reserves will decline as reserves are produced.

At March 31, 2007, our estimated total proved oil and gas reserves were approximately 114.578 Mboe, consisting of 24.333 thousand barrels of oil (MBbls) and 541.470 million cubic feet (Mmcf) of natural gas. Approximately 113.198 Mboe or 99.0% of our proved reserves were classified as proved developed and proved behind pipe. We focus on maintaining a portfolio of long-lived, lower risk reserves along with shorter lived, higher margin reserves. We believe that this balanced reserve mix provides a diversified cash flow foundation to fund our development and exploration drilling program.

The following table presents certain information as of March 31, 2007 and for our reserves and properties all located onshore in the United States. Shut-in wells currently not capable of production are excluded from the producing well information.

			South
In Mboe:	Kansas	Louisiana	Texas	Total
Proved Reserves at Year End
Developed	14.479	8.110	90.609	113.198
Undeveloped	1.380	-	-	1.380

Total	15.859	8.110	90.609	114.578

Gross Wells (1)	21.0000	1.0000	4.0000	26.0000
Net Wells (1)	1.015	0.1250	1.070	2.210

(1)
The term net as used throughout this document refers to amounts that include only acreage or production that is owned by the Company and produced to its interest, less royalties and production due to others. Gross Wells represents the Operators working interest and Net Wells represents our working interest share of each well included in the reserve report.

The oil reserves shown include crude oil and condensate. Oil volumes are expressed in barrels (Bbl) or thousands barrels (MBbl); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in thousands of standard cubic feet (Mcf) at the contract temperature and pressure bases. The term Mboe which is defined as thousand of barrels of equivalent oil is also used and is calculated by converting gas volumes to oil volumes at the ratio of 6:1.

The estimated reserves and future revenue shown in this report are for proved developed producing, proved developed non-producing, proved behind pipe and proved undeveloped reserves. In accordance with SEC guidelines, our estimates do not include any probable or possible reserves, which may exist for these properties. This report does not include any value, which could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

This table above is for properties located in Stafford and Barton Counties in Kansas, Calcasieu Parish in Louisiana and Brazoria, Goliad, Matagorda and Victoria Counties in Texas.

Future gross revenue to Index interest is prior to deducting state production taxes and ad valorem taxes. Future net revenue is calculated after deducting these taxes, future capital costs, and operating expenses but before consideration of federal income taxes; future net revenue for those properties is calculated after deducting net abandonment costs. In accordance with SEC guidelines, the future net revenue has been discounted at an annual rate of 10 percent to determine its “present worth.” The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

Oil prices used in this report are based on the March 31, 2007 oil price received at various points and averaged $58.19 per barrel. Gas prices used in this report are based on a March 31, 2007 NYMEX spot market price and averaged of $6.71 per MMBTU, adjusted by lease for energy content, transportation fees, and regional price differentials. Oil and gas prices are held constant in accordance with SEC guidelines.

Lease and well operating costs are based on operating expense records of Index. For non-operated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with costs estimated to be incurred at and below the district and field levels. As requested, lease and well operating costs for the operated properties include only direct lease and field level costs. For all properties, headquarters general and administrative overhead expenses of Index are not included. Lease and well operating costs are held constant in accordance with SEC guidelines. Capital costs are included as required for workovers, new development wells, and production equipment.

Productive Wells and Acreage

As of March 31, 2007, we had 22 gross productive wells (1.280 net productive wells).  Our oil (only) wells totaled 20 gross productive wells and 0.960 net productive oil wells and our mixed oil and gas wells totaled 2 gross and 0.320 net mixed oil and gas productive wells. We had no gas only productive wells. We reported in our press release dated June 11, 2007, containing our operations summary for fiscal year ended March 31, 2007, that oil and gas was produced from a total of 23 wells. The difference in the reported number of productive wells is due to the fact that this Annual Report represents wells and reserves information in accordance with SEC guidelines, including the use of a reserve report prepared by Ancell Energy Consulting, an independent oil and gas reservoir engineering consulting firm.

Acreage

We own interest in developed and undeveloped oil and gas acreage in the locations set forth in the table below. These ownership interests generally take the form of working interests in oil and gas leases or licenses that have varying terms. The following table presents a summary of our acreage interests as of March 31, 2007:

	Developed Acreage(1)		Undeveloped Acreage(1)		Total Acreage(1)
State	Gross	Net	Gross	Net	Gross	Net
Kansas	4,533.00	181.97	6,035.00	184.58	11,088.00	366.55
Louisiana	132.00	12.35	-	-	132.00	12.35
Texas	761.00	102.01	4,561.00	604.99	5322.00	707.00

Total Acreage	5,426.00	296.33	10,596.00	789.57	16,542.00	1,085.90

(1)	The term Gross Acres represents the Operators interest in acreage and Net Acreage represents acreage to our interest, less royalties and production due to others for each well.

 The following is the expiration of the undeveloped acreage by year of expiration:

	2007		2008		2009		Thereafter
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Undeveloped Acreage	4,322.00	255.32	4,152.00	357.41	2,015.00	169.05	107.00	7.79

We account for our oil and gas producing activities using the full cost method of accounting as prescribed by the SEC. Accordingly, all costs incurred in the acquisition, exploration, and development of proved oil and gas properties, including the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals are capitalized. All general corporate costs are expensed as incurred. Sales or other dispositions of oil and gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of cost to proved reserves would significantly change. Depletion of evaluated oil and gas properties is computed on the units of production method based on proved reserves. The net capitalized costs of evaluated oil and gas properties are subject to a full cost ceiling test.

Capitalized costs of our evaluated and unevaluated properties at March 31, 2007, 2006 and 2005 are summarized as follows:

	March 31,
	2007	2006	2005
Capitalized costs:
Proved and evaluated properties	$3,254,211	$722,056	$334,080
Unproved and unevaluated properties	1,927,776	356,729	76,529

	5,181,987	1,078,785	410,609

Less accumulated depreciation and depletion	(315,937)	(127,586)	(62,275)

	$4,866,050	$951,199	$348,334

Production

Our oil and gas production volumes and average sales price for the twelve months ended March 31, 2007, 2006 and 2005, respectively, are as follows:

	Years Ended March 31,
	2007	2006	2005
Gas production (Mcf)	8.490	-	-
Oil production (MBbl)	6.660	3.42	2.07
Equivalent production (Mboe)	8.075	3.42	2.07

Average price per unit:
Gas (per Mcf)	$6.61	$-	$-
Oil (per Bbl)	$60.20	$55.89	$42.64
Equivalent (per boe)	$56.60	$55.89	$42.64

The Company has not entered into any derivative contracts for any purpose from the period of inception through March 31, 2007.

Drilling Activity

The table below sets forth the results of our drilling activities for the periods indicated:

	Years Ended March 31,
	2007		2006		2005
	Gross	Net	Gross	Net	Gross	Net
Gross Exploratory Wells:
Productive (1)	5.00	0.2150	6.00	0.3750	5.00	0.2500
Dry	4.00	0.6825	1.00	0.0500	-	-

Total Exploratory	9.00	0.8975	7.00	0.4250	5.00	0.2500

Gross Development Wells:
Productive (1)	1.00	0.195	-	-	-	-
Dry	-	-	-	-	-	-

Total Development	1.00	0.195	-	-	-	-

Total Gross Wells:
Productive (1)	6.00	0.323	19.00	0.75	11.00	0.55
Dry	4.00	0.518	1.00	-	-	-

Total	10.00	0.841	11.00	0.55	8.00	.40

(1)
Although a well may be classified as productive upon completion, future production may deem the well to be uneconomical, particularly exploratory wells where there is no production history. The terms used throughout this document are: Gross Wells represents the Operators working interest and Net Wells represents our working interest share of each well.

We reported in our press release dated June 11, 2007, containing our operations summary for fiscal year ended March 31, 2007, that operationally we had drilled and/or completed 13 wells. The difference in the reported number of drilled wells is due to the fact that this Annual Report represents wells information in accordance with SEC guidelines.

Present Activities

We intend to implement the capital expenditures program as detailed in the Management’s Discussion and Analysis or Plan of Operation set forth above.

Delivery Commitments

At March 31, 2007, we had no delivery commitments with our purchasers.

LEGAL PROCEEDINGS

From time to time we may be a defendant and plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Should any liabilities incurred in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our consolidated financial position, results of operations or cash flow at this time. Furthermore, Management of the Company does not believe that there are any proceedings to which any director, officer, or affiliate of the Company, any owner of record of the beneficially or more than five percent of the common stock of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each, as of October 26, 2007.

Name	Age	Position	Director Since
Lyndon West (1)	47	Director and Chief Executive Officer	January 2006
Andrew Boetius (1)	43	Director and Chief Financial Officer (acting Principal Accounting Officer)	January 2006
Daniel Murphy (1)	64	Chairman and Secretary	January 2006
Michael Scrutton (1)	61	Director	January 2006
David Jenkins (1)	57	Director	January 2006

(1) Each of the respective directors and officers of the Company was appointed to his position effective as of January 20, 2006.

Background of Executive Officers and Directors

The following sets the biographical information about our executive officers and directors as provided to us each respective individual:

Mr. Lyndon West, who founded Index Ltd. in February of 2003, has been the Chief Executive Officer of the Company since January 20, 2006. From October of 1998 to December of 2003, Mr. West was employed at IHS Energy as New Venture Services Practice Director, and prior thereto as a CEO of IHS Energy’s International Division. In this position, he was responsible for the development of business relations worldwide. Prior thereto, from June of 1987 to October of 1998, Mr. West was employed at IEDS Limited, a company which he co founded, as the Managing Director. In this position, he was responsible for developing business direction and strategy implementation for the company. IEDS Limited was subsequently acquired by IHS Energy in 1998. Mr. West has 25 years of experience in the Oil and Gas Industry.

Mr. Andrew Boetius, a UK Chartered Management Accountant, has been the Chief Financial Officer and a Director of the Company since January 20, 2006. From September of 1988 to March of 2002, Mr. Boetius was employed at Amerada Hess Limited (“Amerada”), a UK subsidiary of Amerada Hess Corporation. Mr. Boetius has held a number of roles during his career with Amerada Hess Corporation, both in its upstream and downstream businesses. In addition, from February of 1999 to June 2002, he was the Finance Director for Amerada’s UK Energy Marketing and Trading business. Mr. Boetius was a part of the management team that divested this business to the TXU Group in March 2002. He remained in his role after the divesture to TXU Group through June of 2002. Subsequently Mr. Boetius performed an interim management role for a UK business in the Fortum Group. Mr. Boetius joined Index Ltd. as a Director on its inception in February of 2003. Prior to 1988, Mr. Boetius worked for the UK divisions of GEC group.

Mr. Daniel Murphy has been the Chairman of the Company since January 20, 2006. From October 1996 to July, 2004, Mr. Murphy was employed at Intrepid Energy (North Sea) Ltd. as Engineering and Production Director. Prior thereto, from January 1994 to October, 1996, Mr. Murphy was employed at C.C. Management Associates as the Managing Director. From December 1996 to present date, Mr. Murphy has continuously been a Non-Executive Director of Aker Kvaerner Offshore Partners Limited, a United Kingdom registered company.

Mr. David Jenkins has been a Director of the Company since January 20, 2006. From December of 2002, to July of 2005, Mr. Jenkins was the President of Exploration Performance LLC (“Exploration Performance”), a Houston consulting company specializing in design and implementation of complete, integrated global exploration processes for oil and gas companies desiring to improve their exploration performance or to expand their exploration business. Mr. Jenkins areas of consultancy services included goal setting, strategy development, project evaluation, portfolio risk analysis, budget optimization, project implementation and post-audit analysis. Exploration Performance’s clients included Marathon Oil Company, Norsk Hydro, Robertson Research International, CNODC, IHS Energy and Fairfield Geophysical.

During the same period, he also acted as the Technical Director of Index Ltd. Prior to December 2002, he was employed at Conoco Phillips Inc. (“Conoco”) for 28 years in a number of senior management positions. Mr. Jenkins was instrumental in developing the integrated exploration processes, which resulted in Conoco becoming an industry leader in terms of commercial success rate and the number of significant oil field discoveries. In addition Mr. Jenkins was responsible for the analysis that led to major discoveries in the Gulf of Paria and in the CUU Long basins in Vietnam. Mr. Jenkins has also participated in evaluation of projects for Conoco, which included the evaluation and ranking of over 50 basins and 100+ oil exploration plays. Mr. Jenkins has 31 years of experience in global hydrocarbon exploration.

Dr. Michael Scrutton has been a Director of the Company since January 20, 2006. From 1969 to the end of 2002, Dr. Scrutton was employed by the Robertson Research Group (“Robertson”), a leading British consulting company involved in the upstream oil and gas business. During his tenure with Robertson, he became a director of the Robertson Research Holdings Ltd. and several of its subsidiary companies. In his employment with Robertson, he has fulfilled a variety of technical, management, planning and business development roles. From 1970 to 1986 he worked from Robertson's offices in Singapore, Indonesia and the United States of America, returning to the head office in North Wales in 1986. Dr. Scrutton is a geologist by training and during his 33 years of involvement in the upstream petroleum business, has gained experience in most of the world's oil and gas provinces.

All directors hold office until the next annual meeting of our stockholders and until their successors have been duly elected and qualified. Our executive officers are elected by, and serve at the designation and appointment of the board of directors. Some of our directors and executive officers also serve in various capacities with our subsidiaries.

Family Relationships

There are no family relationships among any of our directors and executive officers.

Code of Ethics

On March 31, 2006 the Company’s Board of Directors adopted a formal Code of Ethics and Business Conduct that applies to its Chief Executive Officer and Chief Financial Officer, as well as to the directors, officers and employees of the Company. A copy of the Company’s Code of Ethics was filed as Exhibit 14.1 to its Annual Report filed with the SEC on Form 10-KSB on April 10, 2006.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of common stock and other equity securities of our Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, the following persons have failed to file, on a timely basis, the identified reports required by Section 16(a) of the Exchange Act as of October 1, 2007:

Name and Relationship	Number of late reports	Transactions not timely reported	Known failures to file a required form
Lyndon West	0	0	0
Andrew Boetius	0	0	0
Daniel Murphy	0	0	0
Michael Scrutton	0	0	0
David Jenkins	0	0	0

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer and the other named executive officers, for services rendered as executive officers as of March 31, 2007 and March 31, 2006.

Summary Compensation Table
Name & Principal Position	Year	Salary ($)	Bonus ($) (5)	Stock Awards($) (5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
Lyndon West CEO and Director (2)	2007 2006	118,501 (5) 90,909	73,553 ---	--	-- (6) 741,292	--	--	-- 12,526 (10)	192,054
Andrew Boetius CFO and Director(3)	2007 2006	114,415 (5) 90,909	68,649	--	-- (6) 741,292	--	--	-- 12,526 (11)	189,064
John Williams Executive Vice President Exploration and Production and Director (4)	2007 2006	125,000 (5)	56,250 (8)	60,000 (7)	135,767 (7)	--	--	8,952 (9)	385,969

Daniel Murphy Chairman	2007 2006	114,415 (5)	68,649	--	-- (6)	--	--	--	189,064

(1) With the exception of reimbursement of expenses incurred by our named executive officers during the scope of their employment, none of the named executive received any other compensation, perquisites or personal benefits in excess of $10,000.
(2) Appointed as the Company’s CEO and a director in January of 2006.
(3) Appointed as the Company’s CFO and a director in January of 2006.
(4) On August 13, 2007, Mr. John G. Williams informed us that he was resigning from his position as Executive Vice President Exploration and Production effective as of November 1, 2007, and that he was also resigning from his position as a member of our board of directors effective immediately. Pursuant to the terms of Mr. Williams’ Employment Agreement entered into with us, dated August 29, 2006, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 9, 2006, Mr. Williams complied with the terms of the Employment Agreement by giving us proper notice of his resignation. Mr. Williams will continue to serve as Executive Vice President Exploration and Production until November 1, 2007. Our Board of Directors has no immediate plans to appoint a replacement director to fill the vacancy created.
(5) From April 1, 2006 to October 30, 2007, Mr. West, Mr. Boetius and Mr. Murphy received an annual salary of $98,070 each. Effective as of November 1, 2006, their annual salaries were increased to $147,105, $137,298 and $137,298, respectively. The amounts stated represent their aggregate salaries paid based on pro rata portions of the applicable annual base salary amounts. The amount of salary paid to Mr. Williams represents (i) pro rata portion of his annual base salary of $150,000 for the period from August 1, 2006 (effective date of Mr. Williams’ employment agreement) to March 31, 2007, and (ii) 25,000 paid by the Company to Mr. Williams for services rendered as a consultant to the Company prior to the effective date of his full time employment agreement.
(6) 370,916 stock options out of the original grant by the Company of 1,482,584 stock options made on January 20, 2006 to each of Mr. West and Mr. Boetius vested during the fiscal year ended March 31, 2007. 277,717 stock options out of the original grant by the Company of 1,110,870 stock options made on January 20, 2006 to Mr. Murphy vested during the fiscal year ended March 31, 2007.
(7) Amounts represented as stock-based compensation expense for the fiscal year ended March 31, 2007, for restricted stock awards and stock options granted in 2007 under FAS 123 R as discussed in Note 11, “Options and Warrants and Stock-Based Compensation” of the Notes to Consolidated Financial Statements included elsewhere in this Annual Report. On March 20, 2007, Mr. Williams was awarded 500,000 stock options, 250,000 of which vested on the date of grant. The remaining shares, which were due to vest on the successive two year anniversaries of the date of the grant, will no longer vest due to Mr. Williams resignation from the Company.During 2007 fiscal year, Mr. Williams was also awarded 50,000 restricted shares of the Company’s common stock.
(8) Represents the dollar value of Mr. Williams’ bonus received for the fiscal year ended March 31, 2007, which converted into 37,500 shares, at a price of $1.50 per share. Per the terms of Mr. Williams’ employment agreement, Mr. Williams was awarded 37,500 shares, 12,500 of which vested on March 31, 2007. The remaining shares, which were due to vest on the successive two year anniversaries of the date of the grant, will no longer vest due to Mr. Williams resignation from the Company.
(9) Represents pro rata portion for the 8 months of Mr. William’s employment with the Company for the fiscal year ended March 31, 2007, of the annual contribution by the Company to Mr. Williams’ medical health insurance in the amount of $13,428. The Company further agreed to cover any cost increases to said medical health insurance policy.
(10) The Company granted 101,265 shares of Common Stock to Lyndon West as compensation expense, effective as of January 20, 2006 valued at $12,526.
(11)  The Company granted 101,264 shares of Common Stock to Andrew Boetius as compensation expense, effective as of January 20, 2006 valued at $12,526.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for the named executive officers and directors regarding the number of shares subject to both exercisable and unexercisable stock options, as well as the exercise prices and expiration dates thereof, as of March 31, 2007:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lyndon West	1,111,938	370,916	--	0.35	1/20/11	N/A	N/A	N/A	N/A

Andrew Boetius	1,111,938	370,916	--	0.35	1/20/11	N/A	N/A	N/A	N/A

Daniel Murphy	833,153	277,717	--	0.35	1/20/11	N/A	N/A	N/A	N/A

John Williams	250,000	250,000	--	1.42	3/20/12	N/A	N/A	N/A	N/A
	--	--	--	--	--	25,000	37,500 (1)	--	--

David Jenkins	226,032	75,344	--	0.35	1/20/11	N/A	N/A	N/A	N/A

Michael Scrutton	150,083	75,344	--	0.35	1/20/11	N/A	N/A	N/A	N/A

(1)
Represents the dollar value of portions of Mr. Williams’ bonus received for the fiscal year ended March 31, 2007, which in its entirety converted into 37,500 shares, at a price of $1.50 per share, which have not vested to date. Per the terms of Mr. Williams’ employment contract, 37,500 shares vest in three equal installments, of which 12,500 shares vested on March 31, 2007, and the remainder shall vest on the successive two year anniversaries of the date of the grant, subject to Mr. Williams’ continuous employment with the Company. Market value of the underlying securities is based on the closing price, $1.50, of the Company’s common stock on March 30, 2007, the last trading day of 2007 fiscal year.

Directors Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)(1)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Lyndon West	—	—	—	—	—	—	—
Andrew Boetius	—	—	—	—	—	—	—
Daniel Murphy	—	—	—	—	—	—	—
John Williams	—	—	—	—	—	—	—
David Jenkins	30,450 (1)	—	—	—	—	—	30,450
Michael Scrutton	34,128 (1)	—	—	—	—	—	34,128

(1)
From April 1, 2006 to October 30, 2007, Mr. Jenkins and Mr. Scrutton received compensation based on the pro rata portion of their annual salaries of $25,200 and $28,244, respectively. Effective as of November 1, 2006, their annual salaries were increased to $37,800 and $42,366, respectively. The amounts stated represent their aggregate annual compensation paid based on pro rata of the applicable annual salaries.

With the exception of Michael Scrutton and David Jenkins, we do not currently pay our directors for attending meetings of our Board of Directors, although we expect to adopt a policy for compensating directors for attending meetings of our Board of Directors in the future. Our directors, who are also our officers, receive compensation for the services rendered to us pursuant to their employment agreements entered into with either our company or Index Ltd., our wholly owned subsidiary.

Employment Agreements

Index Ltd. had initially entered into employment and non-executive agreements, with the following five directors of Index Ltd. which became effective as of January 1, 2006. Subsequently, Mr. Jenkins’ non-executive agreement was assigned and transferred from Index Ltd. to Index Oil. In connection with these agreements, Mr. West, Mr. Boetius, Mr. Murphy and Mr. Scrutton serve as directors and/or officers of Index Oil and will be compensated for the provision of services to Index Oil pursuant to the agreements entered into with Index Ltd, and Mr. Jenkins serves as a non-executive director of Index Oil and will be compensated for the provision of his services to Index Oil solely by Index Oil pursuant to his employment agreement as assigned by Index Ltd. The following are the material terms of these agreements:

•
Mr. West and Mr. Boetius. The agreements initially provided for Mr. West and Mr. Boetius to receive each an annual salary of $90,909 per year. Effective as of April 1, 2007, Mr. West’s salary was increased to $167,700 and Mr. Boetius’ salary was increased to $156,520. Mr. West’s and Mr. Boetius’ employment agreements provide for continuous employment without a set date of termination. Index Ltd. may terminate Mr. West’s or Mr. Boetius’ employment when Mr. West or Mr. Boetius respectively reach such age as Index’s Board of Directors determines as the appropriate retirement age for the senior employees of company. Mr. West and Mr. Boetius may terminate their employment with the company upon not less than 3 months notice. Additionally, Index may terminate Mr. West’s and/or Mr. Boetius’ employment agreement upon not less than 6 months notice. Pursuant to Termination of Control protection, upon termination of Mr. West’s or Mr. Boetius’ employment due to a change of control of Index, Mr. West and/or Mr. Boetius are entitled to severance pay. The severance pay is equal to four times the amount of Mr. West’s or Mr. Boetius’ compensation package, respectively, as defined in the agreements;

•
A full time Employment Agreement with Mr. Murphy. The agreement initially provided for Mr. Murphy to receive an annual salary of $75,000 per year, which effective as of April 1, 2007, was increased to $156,520. Mr. Murphy’s is employed continuously by Index Ltd. without a set date of termination; however, his employment is terminated immediately upon his death or permanent disability. Index Ltd. may also terminate Mr. Murphy’s employment upon six months notice. Mr. Murphy may terminate his employment upon 3 months notice to Index Ltd. Pursuant to his employment agreement Index Ltd. provides Mr. Murphy with Directors Liability Insurance and contributes to his Private pension plan. Furthermore, the employment agreement provides for a Termination of Control Protection which entitles Mr. Murphy to receive an amount equivalent to 4 times of annual compensation amount; and

•
A non executive director Service Agreement with Mr. Scrutton and Mr. Jenkins, whose non-executive director Service Agreement was subsequently assigned to Index Oil by Index Ltd. The Agreements initially provided for Mr. Jenkins to receive a salary of $1,050 per month which effective as of November 2006 was increased to $1,575 per month, and Mr. Scrutton to receive a salary of $1,091 per month, which effective as of November 2006 was increased to $1,765 per month. Mr. Jenkins’ and Mr. Scrutton’s employment is terminated immediately upon their death or permanent disability. Mr. Jenkins’ or Mr. Scrutton’s employment may also be terminated by Index Oil or Index Ltd., as applicable, upon three months written notice. Mr. Jenkins and Mr. Scrutton may terminate their employment upon 3 months written notice to the applicable entity. Pursuant to their employment agreements, as an alternative to serving notice, Index Oil or Index Ltd., as applicable, may, in its absolute discretion, terminate their employment without prior notice and make a payment in compensation for loss of employment equal to the salaries which they would otherwise have received during their notice period. Furthermore, the employment agreements provide for a Termination of Control Protection which entitles Mr. Jenkins and Mr. Scrutton to achieve vesting of their unvested stock options up to the date of termination.

* Certain compensation amounts are based on salaries that are to be paid in British Pounds. All 2007 British Pound denominated executive compensation amounts were translated into U.S. dollars at the 2007 fiscal year end based on March 30, 2007 exchange rate of U.S. $1.9614 = £1.

On August 29, 2006, and effective as of August 1, 2006, Index Oil entered into a full time employment agreement, with Mr. John Williams, our former Executive Vice President Exploration and Production and a member of our board of directors. The material terms of Mr. Williams’ employment agreement are:

OPTIONS/SARs GRANTS DURING LAST FISCAL YEAR

The following table sets forth the individual grants of stock options for each of the below named executive officers, in the year to March 31, 2007.

	Individual Grants
Name	Number of Total Securities Underlying Options	% of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date
John G. Williams	500,000	100%	$1.42	3/20/2012

2006 Incentive Stock Option Plan

On March 14, 2006, and effective as of January 20, 2006, the Company adopted the 2006 Incentive Stock Option Plan (the “Plan”) providing for the issuance of up to 5,225,000 shares of Common Stock underlying the incentive stock options and 759,448 shares of Common Stock reserved for a specific performance bonus award program, to be awarded to the Company’s and/or its subsidiaries’ officers, directors, employees and consultants. Pursuant to the Plan, (i) during the 2006 fiscal year the Company granted options to purchase an aggregate of 4,577,526 shares of the Company’s Common Stock exercisable at $0.35 per share to the newly appointed directors and officers that held options to purchase ordinary shares of Index Ltd. prior to the completion of the Acquisition, as well as to the newly appointed directors and officers of the Company, and (ii) during the 2007 fiscal year, the Company granted options to purchase 500,000 shares of the Company’s Common Stock exercisable at $1.42 per share to John Williams, a former officer of the Company.

The principal terms and conditions of the stock options granted under the Plan are that vesting of the options granted occurs in three stages (unless otherwise agreed to by the board of directors): (1) 50% on the date of the grant; (2) 25% on the first anniversary of the grant date; and (3) 25% on the second anniversary of the grant date. The stock options granted under the Plan are generally non transferable other than to a legal or beneficial holder of the options upon the option holder’s death. The rights to vested but unexercised stock options cease to be effective: (1) 18 months after death of the stock options holder; (2) 6 months after Change of Control of the Company; 12 months after loss of office due to health related incapacity or redundancy; or (5) 12 months after the retirement of the options holder from a position with Index Oil.

Of the options to purchase an aggregate of 5,077,526 shares of Common Stock that were granted under the Plan, the following stock options have been granted to directors and/or officers of the Company:

Lyndon West	1,482,584 options
Andrew Boetius	1,482,584 options
Daniel Murphy	1,110,871 options
John Williams	500,000 options
David Jenkins	200,112 options
Michael Scrutton	301,375 options

Stock Grants

Effective as of January 20, 2006, the Company granted bonus awards, in the form of shares of common stock of the Company as follows: 101,265 to Mr. Lyndon West and 101,264 to each of Messrs. Andrew Boetius and David Jenkins, in consideration of Index Ltd. reaching certain performance objectives. On March 31, 2007, the Company granted bonus awards, in the form of 37,500 shares of common stock of the Company to John Williams, a former officer of the Company, in consideration of the Company reaching certain performance objectives.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following related party transactions occurred from January 1, 2006.

During fiscal year ended March 31, 2006, 687,500 shares of common stock were issued for cash in the amount of $238,591. These shares also included warrants of 137,500 to purchase shares of common stock. Of these totals 126,000 shares and 25,200 warrants were issued to directors of Index Ltd. For more information please see “Security Ownership of Certain Beneficial Owners and Management” and Notes 6 and 14 of the Notes to the Consolidated Financial Statements.

During the Company’s fiscal year ended March 31, 2007, Mr. John Williams, the Company’s former Executive Vice President Exploration and Production and a director, in addition to his base salary, received a restricted bonus stock award of 50,000 shares of the Company’s Common Stock. Total compensation expense of $60,000 was recorded on the award at the market price of $1.20 per share, the market price at the date of the grant.

Additionally, Mr. Williams was awarded a performance bonus of 37,500 shares of restricted common stock per the terms of his bonus program included in his employment agreement. One-third of the shares vested at the date of the grant, March 31, 2007. The remaining shares, which were due to vest on the successive two year anniversaries of the date of the grant, will no longer vest due to Mr. Williams resignation from the Company. The shares were valued at $1.50 per share of the date of the first vesting award or March 31, 2007 for total compensation expense of $18,750. Performance bonuses for other officers and directors were accrued at March 31, 2007 and totaled $210,851.

Management believes that all of the above transactions were on terms at least as favorable as could have been obtained from unrelated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of and percent of the Company's common stock beneficially owned by:

•	all directors and nominees, naming them,
•	our named executive officers,
•	our directors and executive officers as a group, without naming them, and
•	persons or groups known by us to own beneficially 5% or more of our Common Stock or our Preferred Stock having voting rights:

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on October 26, 2007, and all shares of our common stock issuable to that person in the event of the exercise of outstanding options and other derivative securities owned by that person which are exercisable within 60 days of October 1, 2007. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our capital stock owned by them.

Name and address of owner	Title of Class	Capacity with Company	Number of Shares Beneficially Owned (1) (2)	Percentage of Class
Lyndon West c/o Index Oil & Gas Ltd., Lawrence House, Lower Bristol Road, Bath BA2 9ET, United Kingdom.	Common Stock	CEO and Director	5,431,025 (4)	8.1%
Andrew Boetius c/o Index Oil & Gas Ltd., Lawrence House, Lower Bristol Road, Bath BA2 9ET, United Kingdom.	Common Stock	Chief Financial Officer and Director	2,369,907 (5)	3.5%
Daniel Murphy c/o Index Oil & Gas Ltd., Lawrence House, Lower Bristol Road, Bath BA2 9ET, United Kingdom.	Common Stock	Chairman of the Board and Secretary	1,271,206 (3)	1.9%
John Williams c/o Index Oil and Gas Inc. 10,000 Memorial, Ste 440 Houston, TX 77024	Common Stock	Director	312,500 (9)	*
Michael Scrutton c/o Index Oil & Gas Ltd., Lawrence House, Lower Bristol Road, Bath BA2 9ET, United Kingdom.	Common Stock	Director	2,711,760 (7)	4.1%
David Jenkins c/o Index Oil & Gas Ltd., 10,000 Memorial, Ste 440 Houston, TX 77024	Common Stock	Director	1,253,200 (6)	1.9%
Douglas Wordsworth 44 Heath Lane, Little Sutton, Ellesmere Port, Cheshire, UK CH66 NT.	Common Stock	--	3,829,433 (8)	5.8%
All Officers and Directors as a Group (6 persons)			13,349,598	19.1%

*Less then one percent.
(1) This column represents the total number of votes each named stockholder is entitled to vote upon matters presented to the stockholders for a vote.
(2) Applicable percentage ownership is based on 65,803,698 shares of Common Stock outstanding as of October 1, 2007, together with securities exercisable or convertible into shares of Common Stock within 60 days of May 31, 2007, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of May 31, 2007, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3) Includes (i) warrants to purchase 66,662 shares of Common Stock of the Company exercisable at $0.14 per share and (ii) options to purchase 833,153 shares of Common Stock of the Company exercisable at $0.35 per share, which are presently exercisable or exercisable within 60 days.
(4) Includes (i) warrants to purchase 266,380 shares of Common Stock of the Company exercisable at $0.14 per share, and (ii) options to purchase 1,111,938 shares of Common Stock of the Company exercisable at $0.35 per share, which are presently exercisable or exercisable within 60 days.
(5) Includes (i) warrants to purchase 124,488 shares of Common Stock of the Company exercisable at $0.14 per share, and (ii) options to purchase 1,111,938 shares of Common Stock of the Company exercisable at $0.35 per share, which are presently exercisable or exercisable within 60 days.
(6) Includes (i) warrants to purchase 12,539 shares of Common Stock of the Company exercisable at $0.14 per share, and (ii) options to purchase 150,082 shares of Common Stock of the Company exercisable at $0.35 per share, which are presently exercisable or exercisable within 60 days.
(7) Includes (i) warrants to purchase 33,095 shares of Common Stock of the Company exercisable at $0.14 per share and (ii) options to purchase 226,032 shares of Common Stock of the Company exercisable at $0.35 per share, which are presently exercisable or exercisable within 60 days.
(8) Includes warrants to purchase 42,126 shares of Common Stock of the Company exercisable at $0.14 per share which are presently exercisable or exercisable within 60 days.
(9) Includes (i) options to purchase 250,000 shares of Common Stock of the Company exercisable at $1.42 per share, which are presently exercisable or exercisable within 60 days, and (iii) 62,500 shares of Common Stock granted as executive bonus compensation.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which the Company’s common stock is authorized for issuance as of March 31, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)

	(a)	(b)	(c)

Equity compensation plans approved by security holders	5,077,526	$0.46	147,474

Equity compensation plans not approved by security holders	-0-	$ -0-	-0-

Total	5,077,526	$0.46	147,474

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and its amendments which are included as exhibits to our Current Reports on Form 8-K/A filed on March 15, 2006 and September 28, 2006, respectively, and bylaws which are included as exhibit to our Registration Statement filed on Form SB-2 with the SEC on May 24, 2004. Our authorized capital stock consists entirely of 500,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of “blank check” preferred stock, $0.001 par value per share. As of October 26, 2007, there were 65,803,698 shares of common stock and no shares of preferred stock issued and outstanding. Please see section entitled “Risk Factors” beginning on page 9 and in particular, the risk factors set forth with respect to our Common Stock.

Dividend Policy

Our proposed operations are capital intensive and we need working capital. Therefore, we will be required to reinvest any future earnings in our operations. Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends will be determined by our Board of Directors after considering the conditions then existing, including our earnings, financial condition, capital requirements, and other factors.

Common Stock

We are authorized to issue 500,000,000 shares of common stock of which 65,803,698 shares were issued and outstanding as of October 26, 2007. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock of which no shares were issued and outstanding as of October 26, 2007.

Warrants

The following tables summarize the changes in warrants outstanding and exercised and the related exercise prices for the shares of the Company's common stock issued as follows:

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding and Exercisable March 31, 2005 (48,535 of Index Ltd.)	138,655	$0.07
Granted	-	-
Exercised	-	-
Canceled or expired	-	-
Outstanding and Exercisable at September 30, 2005	138,655	$0.07

Outstanding and Exercisable March 31, 2006 (382,548 of Index Ltd.)	1,092,676	$0.13
Granted	-	-
Exchanged	-	-
Exercised	-	-
Canceled or expired	-	-
Outstanding and Exercisable at September 30, 2007	901,421	$0.13

Warrants Outstanding				Warrants Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.07	138,655	3.00	$0.07	138,655	$0.07
$0.14	143,037	3.00	$0.14	143,037	$0.14
$0.14	253,961	3.00	$0.14	253,961	$0.14
$0.14	339,033	3.00	$0.14	339,033	$0.14
$0.14	26,735	3.00	$0.14	26,735	$0.14
	901,421	3.00	$0.13	901,421	$0.13

 Transfer Agent and Registrar

Continental Stock Transfer & Trust Company, located at 17 Battery Place, New York, NY 10004, is the transfer agent for the Company.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws, as amended, provide to the fullest extent permitted by Nevada law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated balance sheet of Index Oil and Gas, Inc. and its subsidiaries for the fiscal year ended March 31, 2007, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two fiscal years ended March 31, 2007 and 2006, respectively, appearing in this prospectus and registration statement have been audited by RBSM, LLP, independent registered public accounting firm, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE .

On May 12, 2006, Index Oil and Gas Inc. (the "Company") dismissed Esther Yap & Co. as its independent accountants. The Company's Board of Directors approved the decision to change independent accountants.

Except for a “Going Concern” disclaimer issued by the Company’s accountants in connection with the audit of the Company’s financial statements for each of the two prior fiscal years ended December 31, 2005 and 2004, respectively, the reports of Esther Yap & Co. on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and through May 11, 2006, there have been no disagreements with Esther Yap & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Esther Yap & Co. would have caused them to make reference thereto in their report on the financial statements for such years.

During the two most recent fiscal years the former accountant did not advise the Company with respect to items listed in Regulation S-B Item 304(a)(1)(iv)(B)).

The Company provided to Esther Yap & Co. the disclosure contained in its Form 8-K reporting the dismissal of Esther Yap & Co. and requested Esther Yap & Co. to furnish a letter addressed to the Commission stating whether it agrees with the statements made by the Company herein and, if not, stating the respects in which it does not agree. Incorporated by reference herewith as exhibit 16.1 is the letter from Esther Yap & Co.

The Company engaged RBSM, LLP as its new independent accountants as of May 12, 2006. During the two most recent fiscal years and through March 31, 2007, the Company had not consulted with Russell Bedford Stefanou Mirchandani LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that Russell Bedford Stefanou Mirchandani LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions to Item 304 of Regulation S-B.

WHERE YOU CAN FIND MORE INFORMATION

Index Oil and Gas, Inc., is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports and other information with the Securities and Exchange Commission. Furthermore, we filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, Woolworth Building and 233 Broadway New York, New York. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

INDEX OIL AND GAS INC.

INDEX TO FINANCIAL  STATEMENTS

Page
Condensed Consolidated financial statements (unaudited)
Condensed Consolidated balance sheets at June 30, 2007 and June 30, 2006	F-2
Condensed Consolidated statements of losses for the three and six months ended June 30, 2007 and 2006	F-3
Condensed Consolidated statement of cash flows for the six months ended June 30, 2007 and 2006	F-4
Notes to Condensed Consolidated Financial Statements	F-5 - F-18
Page
Reports of Independent Registered Certified Public Accounting Firm	F-19
Consolidated Balance Sheets at March 31, 2007 and 2006	F-20
Consolidated Statements of Losses for the Years Ended March 31, 2007 and 2006	F-21
Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended March 31, 2007 and 2006	F-22
Consolidated Statements of Cash Flows for the Years Ended March 31, 2007 and 2006	F-23
Notes to the Consolidated Financial Statements	F-23 - F-46
Supplemental Oil and Gas Information (Unaudited)	F-47

INDEX OIL AND GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,2007 (unaudited)	March 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents (Note 2)	$8,589,293	$10,141,125
Trade receivables (Note 2)	100,652	80,342
Other receivables	10,202	6,688
Other current assets	48,290	72,936
Total Current Assets	8,748,437	10,301,091

Oil & Gas Properties, full cost, net of accumulated depletion (Notes 2, 3, 6, 12 and 13)	6,110,334	4,866,050
Property and Equipment, net of accumulated depreciation (Notes 2 and 3)	11,740	12,493
Total Oil & Properties and Property and Equipment	6,122,074	4,878,543

Total Assets	$14,870,511	$15,179,634

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$840,129	$814,449
Bank loan (Notes 5 and 11)	-	-
Other current liability (Note 11)	-	-
Total Current Liabilities	840,129	814,449

Long-Term Liabilities:
Asset Retirement Obligation (Notes 2 and 6)	41,552	41,552
Total Liabilities	881,681	856,001

Commitments and Contingencies (Note 7)	-	-

Stockholders Equity: (Notes 5, 7, 8, and 9)
Common stock, par value $0.001, 500 million shares authorized , 65,803,698 and 65,737,036 issued and outstanding at June 30, 2007 and March 31, 2007, respectively (see Note 8)	65,804	65,737
Additional paid in capital	19,149,824	19,043,734
Accumulated deficit	(5,238,075)	(4,801,237)
Other comprehensive income (Notes 2 and 4)	11,278	15,399
Total Stockholders' Equity	13,988,831	14,323,633

Total Liabilities and Stockholders' Equity	$14,870,511	$15,179,634

See accompanying notes to unaudited condensed consolidated financial statements

INDEX OIL AND GAS, INC.
CONDENSED CONSOLIDATED STATEMENT OF LOSSES
(unaudited)

	For the Three Months Ended
	June 30, 2007	June 30, 2006
Revenue: (Note 12)
Oil sales	$151,373	$70,457

Operating Expenses:
Operating costs	34,249	23,916
Depreciation and amortization (Notes 2 and 3)	73,401	21,548
General and administrative expenses (Note 2)	569,876	387,999
Total Operating Expenses	677,526	433,463

Loss from Operations	(526,153)	(363,006)

Other Income (Expense):
Interest income	89,316	43,605
Total Other Income (Expense)	89,316	43,605

Loss before Income Taxes	(436,837)	(319,401)

Income Taxes Benefit	-	-

Net Loss	$(436,837)	$(319,401)

Loss per share (Note 10):
Basic and assuming dilution	$(0.01)	$(0.01)
Weighted average shares outstanding (Note 10):
Basic and assuming dilution	65,739,234	54,544,345

See accompanying notes to unaudited condensed consolidated financial statements

INDEX OIL AND GAS, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)

	For the Three Months Ended
	June 30, 2007	June 30, 2006
Cash Flows From Operating Activities:
Net loss	$(436,837)	$(319,401)
Adjustments to reconcile net loss to net cash (Used In) operating activities:
Non cash stock based compensation cost	96,823	170,331
Depreciation and amortization	73,400	21,548
(Increase) decrease in receivables	993	(27,160)
Increase (decrease) in accounts payable and accrued expenses	25,322	(254,083)
Net Cash (Used In) Operating Activities	(240,299)	(408,765)

Cash Flows From Investing Activities:
Payments for oil and gas properties and property and equipment	(1,316,932)	(170,155)
Net Cash (Used In) Investing Activities	(1,316,932)	(170,155)

Cash Flows From Financing Activities:
Proceeds from exercise of warrants	9,333	-
Repayment of bank term debt	-	(51,797)
Net Cash Provided by (Used In) Financing Activities	9,333	(51,797)

Effect of exchange rate changes on cash and cash equivalents	(3,934)	8,539

Net (Decrease) in Cash and Cash Equivalents	(1,551,832)	(622,178)

Cash and cash equivalents at beginning of period	$10,141,125	$5,536,006
Cash and cash equivalents at the end of period	$8,589,293	$4,913,828

Supplemental Disclosures of Cash Flow Information:
Cash (received) during the period for interest	$(89,316)	$(43,605)
Cash paid during the period for taxes	$-	$-

Non-cash Financing and Investing Transactions:
Non cash stock based compensation cost	$96,823	$170,331

See accompanying notes to unaudited condensed consolidated financial statements

INDEX OIL AND GAS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(unaudited)

NOTE 1 - ORGANIZATION AND OPERATIONS OF THE COMPANY

Organization

Index Oil and Gas, Inc. (“Index Inc.”, “the Company”) is the parent company with four group subsidiaries: Index Oil & Gas Ltd. comprises a United Kingdom holding company, which provides management services to the Company, and United States operating subsidiaries; Index Oil & Gas (USA) LLC (“Index USA”), an operating company; Index Investments North America Inc. (“Index Investments”); and Index Offshore LLC (“Index Offshore”), a wholly owned subsidiary of Index Investments and also an operating company. Index Inc., through its subsidiaries, is engaged in exploration, appraisal, development, production and sale of oil and natural gas. The Company does not currently operate any of its properties and sells its oil and gas production to domestic purchasers.

Operations

The Company’s initial exploration project is located in Kansas, and is a very low risk, low cost, low working interest, and limited upside project and which is not expected to be a significant contributor to future growth.   Seven wells were drilled in Kansas during the fiscal year 2007.  Five wells were successful and became oil producers.   They are Witt 1-14 (carry-in from Fiscal Year 2006), Rogers Unit 1-1, Schartz 1-18, Hay Witt Unit 1-11, and Hayden 1-14.   Two wells were unsuccessful.  They are Pan-John Unit 1-11 and Hull-Witt Unit 1-11. Our working interest (“(WI”) in the Kansas wells is either 5% for wells drilled in Stafford County or 3.25% for wells drilled in Barton County and the net revenue interest (“NRI”) is either 4.155% or 2.64%, respectively.

The Company has made progress with its onshore drilling program in Texas and Louisiana with the Walker 1 discovery well (WI 12.5%, NRI 9.36%) drilled in Louisiana in Fiscal Year 2006 and which began producing in August 2006 and its interest in Vieman 1 (19.5% WI, 14.56%) in Brazoria County Texas which began production in February 2007.  The Hawkins 1 well (WI 12.5%, NRI 10.01%), also in Texas, but in Matagorda County, is now estimated to begin production into the local pipeline grid during the third quarter of calendar year 2007.  The Ruse and Dark wells, also in Matagorda County, were dry holes.

The Company also drilled two successful wells in south Texas. The Serrano well, renamed Friedrich Gas Unit 1 (WI 37.5%, NRI 28.125%) , in Victoria County, found 13 feet of net gas pay and produced with average gross daily production in May and June 2007 of approximately 280 MCF (47 BOE). The Habanero well, renamed Schroeder Gas Unit 1 (WI 37.5%, NRI 28.125%), in Goliad County, found 10 feet of net gas pay with initial daily production expected at 197 MCF of gas (33 BOE) per day.  The Schroeder Gas Unit 1 is awaiting hook-up to the local pipeline grid, currently estimated for third quarter of calendar year 2007.

The Ilse 1 well (WI 10% Before Project Payout and WI 8% After Project Payout, NRI 6%), the first well to be drilled in the New Taiton Project in Wharton County, Texas, has been drilled to total depth of approximately 17,000 feet and logged. Analysis of the logs revealed two zones of interest in the Wilcox C and Wilcox A, respectively. The lowest zone, the Wilcox C, has been perforated and stimulated by a “frac” process. Gas flow from the formation to surface has not been achieved. The preliminary decision is that this interval will not be productive and will not have any proved reserves.  The well is currently suspended, while a decision making process is currently underway within the joint venture as to whether to perform work to attempt to achieve gas flows from the upper zone of interest, the Wilcox A.  As part of this decision making process, joint venture participants are awaiting a formal analysis and recommendation from the operator.  Since July 26, 2007, the Company, as a joint interest owner, has been served with two Texas Property Code Notices of Intent to File Lien Against Property with regard to materials/equipment sold and/or leased and amounts owed to third parties by the operator of the Ilse property.  The gross amount of the claims is $92,930, with our 10% working interest share being $9,293.   The Company, along with other joint interest participants, is in the data gathering stage and is assessing the implications and magnitude of these Notices and the potential financial impact to the Company.  The Company was billed for these services by the operator on their June 2007 operating statement and these costs have been accrued in our condensed consolidated financial statements as costs related to the Ilse well.  It is the Company’s position that no other contingency accrual is currently required.

Capital costs associated with the Ilse 1 well have been held outside the full cost pool, because a determination as to whether the well has found proved reserves has not been completed. At the future point when a determination is made, the costs associated with Ilse 1 will be included in the full cost pool. To the extent that Ilse 1 does not find any proved reserves, ignoring all other unrelated factors, this will lead to higher unit depletion charges in future periods and makes it highly likely Index will suffer a ceiling test impairment charge. Index is carrying approximately $1.2mm of costs at June 30, 2007 related to the Ilse 1 well.

The George Cason 1 well (18% WI, NRI 13.77%), drilled on the Fern Lake prospect in Nacogdoches County, Texas, spudded on June 22, 2007 and reached a total depth of 11,147 feet on July 14, 2007. Following logging operations to obtain down hole data, a decision was made to complete and test two intervals.  The first flow test is planned to occur in August 2007.  This is the first well resulting from the agreements executed with Advanced Drilling Concepts Petroleum, L.P to reprocess seismic data and develop prospects to drill in up to four areas in Texas, Mississippi, and Alabama.

INDEX OIL AND GAS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(unaudited)

In December 2006, the Company announced that it has signed an exploration agreement to participate at 15% WI, subsequently increased to 20%, in the  Supple Jack Creek lease area (formerly described as West). The first well, as yet unnamed, will target gas in the Edwards Limestone in Lavaca County, Texas. The proposed total depth of the first well is approximately 14,700 feet. The company announced in January 23, 2007 that it had increased its WI in the first well to 20% (NRI 14.71%). The well is planned to spud during the second half of calendar year 2007.

In April 2007, the Company signed agreements to participate in the Shadyside prospect, located in St. Mary Parish, Louisiana. Index has an initial 15% WI in the prospect, which will reduce to 13.5% after prospect payout.  The Shadyside 1 well (NRI 9.52%)  has a planned total depth of approximately 16,500 feet and commenced drilling in July 2007.

In June 2007, the Company announced that it had entered into Participation and Joint Operating Agreements for the drilling of the Cow Trap project ("Cow Trap") to be located in Brazoria County, Texas. The Cow Trap well, named Ducroz 1 (WI 7.5%, NRI 5.25%), targets gas in stacked Miocene objectives at depths ranging from 4,900 feet to 6,400 feet. The well has a planned total depth of approximately 6,800 feet. Ducroz 1 is to be drilled into a gas-bearing four-way dip structure defined by 2D seismic and offset well data. Two down-dip wells drilled into the same structure have produced 24.4 BCF of gas from stacked Miocene reservoirs (13.1 BCF and 11.3 BCF, respectively). This equates to approximately 4.1 million barrels of oil equivalent gross. The Cow Trap structure has Proved Undeveloped Reserves ("PUDs") estimated by a third party at 4.1 BCF gross, equating to 0.213 BCF at Index's NRI. Ducroz 1 is expected to be spudded during the second half of 2007.

The Company announced in April 2007 that it has signed a Participation Agreement to explore for gas in the West Wharton prospect. This project could consist of up to four exploration wells within the area of mutual interest in Wharton County, Texas. Index has a 12.5% working interest in the project that will reduce to 9.38% after prospect payout. The first well, Outlar 1 (NRI 6.99%), is planned to spud during the third calendar quarter of 2007 and has a planned total depth of around 12,000 feet.

In July 2007 the Company announced that it has signed a Purchase and Sale Agreement to acquire a 5% WI and 3.5% NRI in the Alligator Bayou exploration prospect located beneath onshore portions of Brazoria and Matagorda Counties, Texas. The prospect covers up to several thousand acres. The first well is planned to spud in late calendar year 2007 or early 2008.

INDEX OIL AND GAS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation/Basis of Presentation

The unaudited condensed consolidated financial statements as of June 30, 2007 and March 31, 2007 and for the three months ended June 30, 2007 and 2006 include the accounts of the Company and its wholly owned subsidiaries, Index USA, Index Investments, Index Offshore, Index Inc. and Index Limited, after eliminating all significant intercompany accounts and transactions. Results of operations are included from the date of incorporation. For the reverse merger between the Company and Index Ltd. at January 20, 2006 the stockholder’s equity section and earnings per share in the Condensed Consolidated balance sheet at June 30, 2006 were restated to reflect the exchange of shares using a conversion ratio of approximately 2.857 shares of the Company to 1 share of Index Ltd.  Certain reclassifications of prior year balances have been made to conform such amounts to corresponding 2007 classifications.  These reclassifications have no impact on net income.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our financial statements. The most significant estimates with regard to these financial statements relate to the provision for income taxes, dismantlement and abandonment costs, estimates to certain oil and gas revenues and expenses and estimates of proved oil and natural gas reserve quantities used to calculate depletion, depreciation and impairment of proved oil and natural gas properties and equipment.

INDEX OIL AND GAS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(unaudited)

 NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted, although we believe that the disclosures contained herein are adequate to make the information presented not misleading. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the entire year. These unaudited condensed consolidated financial statements included herein should be read in conjunction with the Financial Statements and Notes included in the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2007.

Cash and Cash Equivalents, and Concentrations of Credit Risk

Cash and cash equivalents represent cash in banks. The Company considers any highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. The Company’s accounts receivable are concentrated among entities engaged in the energy industry, within the United States. Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and related party receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. Allowance for doubtful accounts was $0 at June 30, 2007 and March 31, 2007.

Oil and Gas Properties

The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of properties within a relatively large geopolitical cost center are capitalized when incurred and are amortized as mineral reserves in the cost center are produced, subject to a limitation that the capitalized costs not exceed the value of those reserves. In some cases, however, certain significant costs, such as those associated with offshore U.S. operations, are deferred separately without amortization until the specific property to which they relate is found to be either productive or nonproductive, at which time those deferred costs and any reserves attributable to the property are included in the computation of amortization in the cost center. All costs incurred in oil and gas producing activities are regarded as integral to the acquisition, discovery, and development of whatever reserves ultimately result from the efforts as a whole, and are thus associated with the Company’s reserves. The Company capitalizes internal costs directly identified with performing or managing acquisition, exploration and development activities. The Company has not capitalized any internal costs or interest at June 30, 2007 and 2006. Unevaluated costs are excluded from the full cost pool and are periodically evaluated for impairment rather than amortized. Upon evaluation, costs associated with productive properties are transferred to the full cost pool and amortized. Gains or losses on the sale of oil and natural gas properties are generally included in the full cost pool unless the entire pool is sold.

Capitalized costs and estimated future development costs are amortized on a unit-of-production method based on proved reserves associated with the applicable cost center. The Company has assessed the impairment for oil and natural gas properties for the full cost pool at June 30, 2007 and will assess quarterly thereafter using a ceiling test to determine if impairment is necessary. Specifically, the net unamortized costs for each full cost pool less related deferred income taxes should not exceed the following: (a) the present value, discounted at 10%, of future net cash flows from estimated production of proved oil and gas reserves plus (b) all costs being excluded from the amortization base plus (c) the lower of cost or estimated fair value of unproved properties included in the amortization base less (d) the income tax effects related to differences between the book and tax basis of the properties involved. The present value of future net revenues should be based on current prices, with consideration of price changes only to the extent provided by contractual arrangements, as of the latest balance sheet presented. The full cost ceiling test must take into account the prices of qualifying cash flow hedges in calculating the current price of the quantities of the future production of oil and gas reserves covered by the hedges as of the balance sheet date. In addition, the use of the hedge-adjusted price should be consistently applied in all reporting periods and the effects of using cash flow hedges in calculating the ceiling test, the portion of future oil and gas production being hedged, and the dollar amount that would have been charged to income had the effects of the cash flow hedges not been considered in calculating the ceiling limitation should be disclosed. Any excess is charged to expense during the period that the excess occurs. The Company did not have any hedging activities during the three months ended June 30, 2007 and 2006. Application of the ceiling test is required for quarterly reporting purposes, and any write-downs cannot be reinstated even if the cost ceiling subsequently increases by year-end. No ceiling test write-down was recorded for the three months ended June 30, 2007 and 2006. Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income. Abandonment of properties is accounted for as adjustments of capitalized costs with no loss recognized.
Other Property, Plant and Equipment

Other property, plant and equipment primarily includes computer equipment, which is recorded at cost and depreciated on a straight-line basis useful lives of five years. Repair and maintenance costs are charged to expense as incurred while acquisitions are capitalized as additions to the related assets in the period incurred. Gains or losses from the disposal of property,

INDEX OIL AND GAS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

plant and equipment are recorded in the period incurred. The net book value of the property, plant and equipment that is retired or sold is charged to accumulated depreciation and amortization, and the difference is recognized as a gain or loss in the results of operations in the period the retirement or sale transpires.

Segment Information

The Company has one reportable segment, oil and natural gas exploration and production, as determined in accordance with SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information”.

Foreign Currency Translation

The Company translates the foreign currency financial statements in accordance with the requirements of Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation.” Assets and liabilities of non-U.S. subsidiaries whose functional currency is not the U.S. dollar are translated into U.S. dollars at fiscal year-end exchange rates. Revenue and expense items are translated at average exchange rates prevailing during the fiscal year. Translation adjustments are included in Accumulated other comprehensive gain /(loss) in the equity section of the balance sheet, with a total of $11,278 and $15,399 at June 30, and March 31, 2007, respectively, and foreign currency transaction gains/(losses) are included in the statement of operations

Stock Based Compensation

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004) “Share-Based Payments” (“SFAS-123R”). This statement applies to all awards granted, modified, repurchased or cancelled after January 1, 2006 and to the unvested portion of all awards granted prior to that date. The Company adopted this statement using the modified version of the prospective application (modified prospective application). Under the modified prospective application, compensation cost for the portion of awards for which the employee’s requisite service has not been rendered that are outstanding as of January 1, 2006 must be recognized as the requisite service is rendered on or after that date. The compensation cost for that portion of awards shall be based on the original fair market value of those awards on the date of grant as calculated for recognition under SFAS 123. The compensation cost for these earlier awards shall be attributed to periods beginning on or after January 1, 2006 using the attribution method that was used under SFAS 123. The impact of adoption of SFAS-123R decreased income from operations and income before income taxes and net income by $170,331 for the three months ended June 30, 2006 and there was no impact on the Condensed Consolidated Statement of Cash Flows. The effect on net income per share for basic and diluted is $0.01. See Note 9 of the notes to the Condensed Consolidated Financial Statements for additional disclosure.

Correction of Errors

The Company adopted SFAS 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS 154”)” in April 1, 2007, in which it changed the requirements for the accounting for and the reporting of a change in accounting principle. The Company requires that a new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment is made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the balance sheet) for that period rather than being reported in the statement of operations. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, The Company applies the new accounting principle as if it were adopted prospectively from the earliest date practicable. The Company will also revise previously issued financial statements to reflect the correction of an error, should one occur, and limit the application to the direct effects of the change. Indirect effects of a change in accounting principle will be recognized in the period of the accounting change. The Company will continue to account for a change in accounting estimate in accordance with APB 20. The adoption of this pronouncement had no impact to the Company’s consolidated financial position or results of operations.

INDEX OIL AND GAS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Certain Hybrid Instruments. On February 16, 2006 the FASB issued SFAS 155, “Accounting for Certain Hybrid Instruments,” which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company adopted this new standard, effective April 1, 2007, with no impact on its financial position, results of operations or cash flows as it currently does not have any hybrid instruments outstanding at June 30, 2007 and March 31, 2007, respectively.

Accounting for Servicing of Financial Assets. In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140”(“SFAS No. 156”), which amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The Board concluded that fair value is the most relevant measurement attribute for the initial recognition of all servicing assets and servicing liabilities, because it represents the best measure of future cash flows. This Statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under this Statement, an entity can elect subsequent fair value measurement of its servicing assets and servicing liabilities by class, thus simplifying its accounting and providing for income statement recognition of the potential offsetting changes in fair value of the servicing assets, servicing liabilities, and related derivative instruments. An entity that elects to subsequently measure servicing assets and servicing liabilities at fair value is expected to recognize declines in fair value of the servicing assets and servicing liabilities more consistently than by reporting other-than-temporary impairments.  The Company adopted this new standard effective April 1, 2007, with no impact the Company’s Condensed Consolidated financial position or results of operations As the Company does not have an derivative or hedging instruments.

Income Taxes. In June 2006, the FASB issued FASB Interpretation No 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB 109. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted the new standard effective April 1, 2007 with no material impact on the Company’s consolidated financial position or results of operations.

In December 2006, the FASB issued FSP EITF 00-19-2, Accounting for Registration Payment Arrangements ("FSP 00-19-2") which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. The Company adopted the new pronouncement effective April 1, 2007 with no impact Company’s consolidated financial position or results of operations.

New Accounting Pronouncements Not Yet Adopted

Fair Value Measurements. In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. Prior to this Statement, there were different definitions of fair value and limited guidance for applying those definitions in GAAP. This Statement provides the definition to increase consistency and comparability in fair value measurements and for expanded disclosures about fair value measurements. The Statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement. The Statement clarifies that market participant assumptions include assumptions about risk, i.e. the risk inherent in a particular valuation technique used to measure fair value and/or the risk inherent in the inputs to the valuation technique. The Statement expands disclosures about the use of fair vale to measure assets and liabilities in interim and annual periods subsequent to initial recognition. The disclosures focus on the inputs used to measure fair value and for recurring fair value measurements using significant unobservable inputs, the effect of the measurements on earnings for the period. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including the financial statements for an interim period within that fiscal year. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

The Fair Value Option for Financial Assets and Financial Liabilities. In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115”, permitting entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting measurement. The statement applies to all entities, including not-for profit organizations. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, applies to all entities with available-for-sale and trading securities. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows

INDEX OIL AND GAS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(unaudited)

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT, PROPERTY ACQUISITIONS AND DISPOSITIONS AND CAPITALIZED INTEREST

Oil and Gas Properties

Major classes of oil and gas properties under the full cost method of accounting at June 30, 2007 and March 31, 2007 consist of the following:

	June 30, 2007	March 31, 2007
Proved properties	$3,781,782	$3,254,211
Unevaluated and unproved properties	2,717,136	1,927,776
Gross oil and gas properties-onshore	6,498,918	5,181,987
Less: accumulated depletion	(388,584)	(315,937)
Net oil and gas properties-onshore	$6,110,334	$4,866,050

Included in the Company's oil and gas properties are asset retirement obligations of $41,552 as of June 30, 2007 and March 31, 2007, respectively.

Depletion expense was $72,684 and $21,385 or $25.75 and $19.04 per barrel of production for the three months ended June 30, 2007 and 2006, respectively.

At June 30, 2007 and March 31, 2007, the Company excluded the following capitalized costs from depletion, depreciation and amortization:

	June 30, 2007	March 31, 2007
Not subject to depletion-onshore:
Exploration costs	$2,150,683	$1,669,478
Cost of undeveloped acreage	566,452	258,298
Total not subject to depletion	$2,717,136	$1,927,776

It is anticipated that the cost of undeveloped acreage of $0.6 million and exploration costs of $2.2 million will be included in depreciation, depletion and amortization when the related projects are planned and drilled and completed. Included in exploration cost and undeveloped acreage costs at June 30, 2007 are approximately: $1.2 million related to the Ilse 1 well that has been drilled, but not tested or completed (see Note 1), $0.3 million related to undeveloped leasehold for the Supple Jack Creek project area, $0.3 million related to the ADC exploration agreements, $0.4 million related to the George Cason well, $1.0 million related to the West Wharton prospect and $0.2 million related to the Shadyside well.

INDEX OIL AND GAS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(unaudited)

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT, PROPERTY ACQUISITIONS AND DISPOSITIONS AND CAPITALIZED INTEREST (continued)

Acquisitions and Dispositions

In the 3 months to June 30, 2007 the Company acquired the following oil and gas property interests, under agreements to participate in:

The Shadyside prospect, located in St. Mary Parish, Louisiana. Index has an initial 15% WI in the prospect, which will reduce to 13.5% after prospect payout.  The Shadyside 1 well (NRI 9.52%) has a planned total depth of approximately 16,500 feet and commenced drilling in July 2007.

The Cow Trap project ("Cow Trap") to be located in Brazoria County, Texas. The Cow Trap well, named Ducroz 1 (WI 7.5%, NRI 5.25%), targets gas in stacked Miocene objectives at depths ranging from 4,900 feet to 6,400 feet. The well has a planned total depth of approximately 6,800 feet. Ducroz 1 is to be drilled into a gas-bearing four-way dip structure defined by 2D seismic and offset well data. Two down-dip wells drilled into the same structure have produced 24.4 BCF of gas from stacked Miocene reservoirs (13.1 BCF and 11.3 BCF, respectively). This equates to approximately 4.1 million barrels of oil equivalent gross. The Cow Trap structure has Proved Undeveloped Reserves ("PUDs") estimated by a third party at 4.1 BCF gross, equating to 0.213 BCF at Index's NRI. Ducroz 1 is expected to be spudded during the second half of 2007.

The West Wharton prospect. This project could consist of up to four exploration wells within the area of mutual interest in Wharton County, Texas. Index has a 12.5% working interest in the project that will reduce to 9.38% after prospect payout. The first well, Outlar 1 (NRI 6.99%), is planned to spud during the third calendar quarter of 2007 and has a planned total depth of around 12,000 feet.

Subsequent to June 30, 2007, the Company announced that it has signed a Purchase and Sale Agreement to acquire a 5% working interest and 3.5% Net Revenue Interest ("NRI") in the Alligator Bayou exploration prospect located beneath onshore portions of Brazoria and Matagorda Counties, Texas ("Alligator Bayou").  Alligator Bayou is the largest prospect the Company has signed to date and covers up to several thousand acres. The first well is planned to spud in approximately six to nine months.

Other Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are depreciated using the straight-line method over their estimated useful lives of the assets. Maintenance, repairs, and minor renewals are charged against earnings when incurred. Additions and major renewals are capitalized. Major assets at June 30, 2007 and March 31, 2007 were as follows:

	June 30, 2007	March 31, 2007
Computer costs, including foreign translation adjustment	$24,060	$23,858
Less: accumulated depreciation	(12,320)	(11,365)
Total other property and equipment	$11,740	$12,493

Depreciation expenses from continuing operations amounted to $753 and $163 for the three months ended June 30, 2007 and 2006, respectively. There was no interest capitalized in property, plant and equipment at June 30, 2007 and 2006.

NOTE 4 - COMPREHESIVE LOSS

For the three months ended June 30, 2007 and 2006, comprehensive income (loss) consisted of the amounts listed below.

	For the Three Months Ended June 30,
	2007	2006
Net loss	$(436,837)	$(319,401)
Foreign currency translation gain / (loss)	(4,121)	1,876
Comprehensive Loss	$(440,958)	$(317,525)

INDEX OIL AND GAS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(unaudited)

NOTE 5 - NOTES PAYABLE

Index Ltd. had incurred debt and raised capital through a series of rounds of fundraising from inception through June 30, 2006. The entire Index Ltd. convertible debt stockholder funding has been converted to common stock at par and additional paid in capital. After all conversion of stock, notes payable at June 30, 2007 and March 31, 2007 were $0.There was no debt issue cost incurred during the three months ended June 30, 2007 and 2006 and no debt issue amortization expense in the three months ended June 30, 2007 and 2006.  There was no unamortized debt issue cost at June 30, 2007 and March 31, 2007. There were no outstanding bank loans at June 30, 2007 and March 31, 2007. A bank loan was repaid during the three months ended June 30, 2006.

NOTE 6 - ASSET RETIREMENT OBLIGATION

Activity related to the Company’s Asset Retirement Obligation (“ARO”) during the three months ended June 30, 2007 is as follows:

For the Three Months Ended June 30, 2007
ARO as of beginning of period	$41,552
Liabilities incurred during period	-
Liabilities settled during period	-
Accretion expense	-
Balance of ARO as of end of period	$41,552

Of the total ARO, $41,552 is classified as a long-term liability at June 30, 2007. For each of the three months ended June 30, 2007 and 2006, the Company recognized no accretion expense related to its ARO, due to the assumption of a full offset of salvage values.

INDEX OIL AND GAS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(unaudited)

NOTE 7 - COMMITMENTS AND CONTINGENCIES

 The Company has various commitments to oil and gas exploration and production capital expenditures with ongoing expenditures on the Kansas properties, and expenditures and commitments relating to wells in Texas and Louisiana arising out of the normal course of business.

Lease Commitments

The Company does not have any capital lease commitments. The Company rents its main operating office in Houston on a month-to-month basis for which payments began in November 2005. The Company also has a nine month lease, committed to in April 2007, related to corporate housing for UK based officers while periodically working at the corporate office.

Consulting Agreements

The Company has held consulting agreements with outside contractors, certain of whom are also Company stockholders. The Agreements are generally for a fixed term from inception and renewable from time to time unless either the Company or Consultant terminates such engagement by written notice.

Stockholder Matters

There were no stockholder matters during the quarter ended June 30, 2007.

Litigation

The Company is subject to various legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters will not have material adverse effect on its financial position, results of operations or liquidity. Consequently, the Company has not recorded any reserve for legal matters.

Since July 26, 2007, the Company, as a joint interest owner, has been served with two Texas Property Code Notices of Intent to File Lien Against Property with regard to materials/equipment sold and/or leased and amounts owed to third parties by the operator of the Ilse 1 property.  The gross amount of the claims is $92,930 with our 10% working interest share before project payout being $9,293.  The Company, along with other joint interest participants, is in the data gathering stage and is assessing the implications and magnitude of these Notices and the potential financial impact to the Company.  The Company was billed for these services by the operator on their June 2007 operating statement and these costs have been accrued in our condensed consolidated financial statements as costs related to the Ilse well.  It is the Company’s position that no other contingency accrual is currently required.

INDEX OIL AND GAS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(unaudited)

NOTE 8 - CAPITAL STOCK

During the quarter ended June 30, 2007:

Balance at March 31, 2007	65,737,036
Issuance of stock upon exercise of warrants	66,662
Total	65,803,698

In June 2007, a total of 66,662 warrants were exercised at a price of $0.14 for a total of $9,333 and a total of 66,662 shares of common stock, $0.001 par value, were issued to a director.

NOTE 9 - OPTIONS AND WARRANTS AND STOCK-BASED COMPENSATION

The Board of Directors of Index Inc. agreed to the adoption of the 2006 Incentive Stock Option Plan (the “Stock Option Plan”) and approved it on March 14, 2006, effective as of January 20, 2006, providing for the issuance of up to 5,225,000 shares of Common Stock of Index Inc. to officers, directors, employees and consultants of Index Inc. and/or its subsidiaries. Pursuant to the Stock Option Plan, Index Inc. has allowed for the issuance of options to purchase 5,077,526 shares of Common Stock. Total compensation expense recorded for the issuance of these options in the first quarter of fiscal 2008 was $96,823.

The principal terms and conditions of the share options granted under the Stock Option Plan are that vesting of the options granted occurs in three stages: (1) 50% on grant; (2) 25% one year after grant; and (3) 25% two years after grant. Furthermore, the share options granted under the Share Option Plan are generally non-transferable other than to a legal or beneficial holder of the options upon the option holder’s death. The rights to vested but unexercised options cease to be effective: (1) 18 months after death of the stock options holder; (2) 6 months after Change of Control of Index Inc.; (3) 12 months after loss of office due to health related incapacity or redundancy; or (4) 12 months after the retirement of the options holder from a position with Index Inc. All options have a 5 year expiring term.

INDEX OIL AND GAS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(unaudited)

NOTE 9 - OPTIONS AND WARRANTS AND STOCK-BASED COMPENSATION (continued)

The remaining compensation expense associated with total unvested awards as of June 30, 2007 was approximately $253,000, and will be recognized over the remaining weighted average vesting period. $96,823 and $170,331 was recorded as compensation expense for the three months ended June 30, 2007 and 2006, respectively.

Effective January 1, 2006, the Company began accounting for stock-based compensation under SFAS-123R, whereby the Company records compensation expense based on the fair value of awards described below. The Company did not issue any stock options during the three months ended June 30, 2007 and 2006 and therefore had no compensation expense for these periods for new option issuances.

Stock Options

The following tables summarize the changes in options outstanding and exercised and the related exercise prices for the shares of the Company's common stock issued to certain directors and stockholders at June 30, 2007:

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding at March 31, 2007	5,077,526	$0.46
Granted
Exercised	-	-
Canceled or expired	-	-
Outstanding at June 30, 2007	5,077,526	$0.46

The Company has assumed an annual forfeiture rate of 0 % for the awards granted based on the Company’s history for this type of award to various employee groups. Compensation expense is recognized ratably over the requisite service period and immediately for retirement-eligible employees.

Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.35	4,577,526	3.56	$ 0.35	3,433,145	$0.35
$1.42	500,000	4.72	$1.42	250,000	$1.42
	5,077,526		$0.46	3,683,145	$0.42

INDEX OIL AND GAS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS\
JUNE 30, 2007
unaudited)

NOTE 9 - OPTIONS AND WARRANTS AND STOCK-BASED COMPENSATION (continued)

Warrants

The following tables summarize the changes in warrants outstanding and exercised and the related exercise prices for the shares of the Company's common stock issued as follows:

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding and Exercisable March 31, 2007	968,083	$0.13
Granted	-	-
Exchanged	-	-
Exercised	(66,662)	(0.14	)-
Canceled or expired	-	-
Outstanding and Exercisable at June 30, 2007	901,421	$0.13

Warrants Outstanding				Warrants Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.07	138,655	3.25	$0.07	138,655	$0.07
$0.14	143,037	3.25	$0.14	143,037	$0.14
$0.14	253,961	3.25	$0.14	253,961	$0.14
$0.14	339,033	3.25	$0.14	339,033	$0.14
$0.14	26,735	3.25	$0.14	26,735	$0.14
	901,421	3.25	$0.13	901,421	$0.13

In June 2007, a total of 66,662 warrants were exercised at a price of $0.14 for a total of $9,333 and a total of 66,662 shares of common stock, $0.001 par value, were issued to a director.

INDEX OIL AND GAS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(unaudited)

NOTE 10 - EARNINGS PER SHARE

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if contracts to issue common stock and related stock options were exercised at the end of the period. For the periods ended June 30, 2007 and 2006, excluded from diluted earnings per share are 901,421 and 1,092,676, respectively of warrants to acquire common stock. As of both June 30, 2007 and 2006, there are 4,577,526 of options to acquire the Company’s common stock that were excluded from the computation of diluted earnings per share, and which excluded 500,000 of out of the money options at June 30, 2007. As of March 31, 2007, 25,000 shares yet to vest under a performance bonus award have been excluded from the computation of diluted earnings per share.

The following is a calculation of basic and diluted weighted average shares and/or options and warrants outstanding:

	For The Three Months Ended June 30,
	2007	2006
Shares—basic	65,739,234	54,544,345
Dilution effect of stock option and awards at end of period	-	-
Shares—diluted	65,739,234	54,544,345
Stock awards and shares excluded from diluted earnings per share due to anti-dilutive effect	5,503,947	5,670,202

NOTE 11 - RELATED PARTY TRANSACTIONS

During the three months ended June 30, 2006, the Company repaid various directors $1,007 for the refund of payroll taxes.

During the three months ended June 30, 2006, the Company repaid a bank loan Lyndon West and Michael Scrutton, jointly and severally, guaranteed this bank loan.

NOTE 12 - OPERATING SEGMENTS

The Company has one reportable segment, oil and natural gas exploration and production, as determined in accordance with SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information.” See below for information by geographic location.

Geographic Area Information

During the three months ended June 30, 2007 and as of June 30, 2007, the Company owned oil and natural gas interests in three main geographic areas in the United States. Geographic revenue and oil and gas property information below is based on physical location of the assets at the end of each period.

	June 30, 2007
	Total Oil & Gas Revenue	Total Oil and Gas Assets (1)
Kansas	$40,974	$787,431
Louisiana	66,727	452,313
Texas	43,672	5,346,722
Total	$151,373	$6,586,466

(1)
Total oil and gas property assets at June 30, 2007 are reported gross. Under the full cost method of accounting for oil and gas properties, depreciation, depletion and amortization and impairment is not allocated to properties.

INDEX OIL AND GAS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(unaudited)

NOTE 13 - SUBSEQUENT EVENTS

In July 2007, the Company announced that it has signed a Purchase and Sale Agreement to acquire a 5% working interest and 3.5% Net Revenue Interest ("NRI") in the Alligator Bayou exploration prospect. located beneath onshore portions of Brazoria and Matagorda Counties, Texas.

The Shadyside 1 well commenced drilling in July 2007.

Since July 26, 2007, the Company, as a joint interest owner, has been served with two Texas Property Code Notices of Intent to File Lien Against Property with regard to materials/equipment sold and/or leased and amounts owed to third parties by the operator of our Ilse 1 property. See Notes 1 and 7 for more information.

On August 13, 2007, Mr. John G. Williams informed the Company that he was resigning from his position as Executive Vice President Exploration and Production effective as of November 1, 2007, and that he was also resigning from his position as a member of the board of directors of the Company effective immediately. Pursuant to the terms of Mr. Williams’ Employment Agreement entered into with the Company, dated August 29, 2006 (the “Agreement”), which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2006, Mr. Williams complied with the terms of the Agreement by giving the Company proper notice of his resignation. Mr. Williams will continue to serve as Executive Vice President Exploration and Production until November 1, 2007. The Company’s Board of Directors has no immediate plans to appoint a replacement director to fill the vacancy created.

RBSM LLP
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors
Index Oil and Gas, Inc.
Houston, USA

We have audited the accompanying consolidated balance sheets of Index Oil and Gas, Inc. (and subsidiaries) (the “Company”) as of March 31, 2007 and 2006 and the related consolidated statements of losses, stockholders’ equity, and cash flows for each of the two years in the period ended March 31, 2007. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on the financial statements based upon our audits.

We have conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Index Oil and Gas, Inc. at March 31, 2007 and 2006 and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

New York, New York	/s/ RBSM LLP
June 13, 2007	RBSM LLP
Certified Public Accountants

INDEX OIL AND GAS, INC.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2007 AND 2006
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents (Note 3)	$10,141,125	$5,536,006
Trade receivables (Note 4)	80,342	12,501
Other receivables (Note 3)	6,688	6,254
Other current assets (Note 3)	72,936	8,600
Total Current Assets	10,301,091	5,563,361

Oil & Gas Properties, full cost, net of accumulated depletion (Notes 3, 5, 7 and 15)	4,866,050	951,199
Property and Equipment, net of accumulated depreciation (Note 3 and 5)	12,493	1,727
Total Oil & Gas Properties and Property and Equipment	4,878,543	952,926

Total Assets	$15,179,634	$6,516,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses (Note 3)	$814,449	$555,452
Bank loan (Note 6)	-	48,569
Other current liability (Note 14 )	-	1,007
Total Current Liabilities	814,449	605,028

Long-Term Liabilities:
Asset Retirement Obligation (Notes 3 and 7)	41,552	25,300
Total Liabilities	856,001	630,328

Commitments and Contingencies (Note 9)	-	-

Stockholders Equity: (Note 6 and 11)
Preferred stock, par value $0.001, 10 million shares authorized, no shares issued and outstanding at March 31, 2007 and 2006 (see Note 10)	-	-

Common stock, par value $0.001, 500 million shares authorized, 65,737,036 and 54,544,346 issued and outstanding at March 31, 2007 and 2006, respectively (see Note 10)	65,737	54,544
Additional paid in capital	19,043,734	8,387,306
Accumulated deficit	(4,801,237)	(2,575,581)
Other comprehensive income (Note 3)	15,399	19,690
Total Stockholders’ Equity	14,323,633	5,885,959

Total Liabilities and Stockholders’ Equity	$15,179,634	$6,516,287

See accompanying notes to consolidated financial statements

INDEX OIL AND GAS, INC.
CONSOLIDATED STATEMENT OF LOSSES
FOR THE YEARS ENDED MARCH 31, 2007 AND 2006

	2007	2006
Revenue:
Oil & gas sales	$457,046	$191,114

Operating Expenses:
Operating costs	114,735	41,953
Depreciation and amortization (Note 5)	189,379	71,571
Impairment	-	10,000
General and administrative expenses	2,723,235	1,746,101
Total Operating Expenses	3,027,349	1,869,625

Loss from Operations	(2,570,303)	(1,678,511)

Other Income (Expenses)	-	(43,234)
Interest income	344,646	30,939
Total Other Income (Expense)	344,646	(12,295)

Loss before Income Taxes	(2,225,656)	(1,690,806)

Income Taxes Benefit (Note 8)	-	-

Net Loss	$(2,225,656)	$(1,690,806)

Loss per share (Note 12):
Basic and assuming dilution	$(0.03)	$(0.08)
Weighted average shares outstanding:
Basic and assuming dilution	65,623,189	22,391,357

See accompanying notes to consolidated financial statements

INDEX OIL AND GAS, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED MARCH 31, 2007 AND 2006

	Common Stock
	Shares	Amount	Additional Paid in Capital	(Accumulated Deficit)	Other Comprehensive Income/(Loss)	Total Stockholders’ Equity
Balance at March 31, 2005	12,303,674	$12,304	$944,140	$(884,775)	$3,571	$75,240
Issuance of common stocks	9,596,735	9,597	1,176,449	-	-	1,186,046
Stock issue costs	-	-	(23,219)	-	-	(23,219)
Issuance of common stock on conversion of stockholder loan	715,143	715	86,043	-	-	86,758
Shares relating to Index Ltd cancelled in relation to reverse merger in January 2006 (Note 2)	(22,615,552)	(22,616)	-	-	-	(22,616)
Shares issued to Index Ltd shareholders relating to reverse merger in January 2006 (Note 2)	22,615,552	22,616	-	-	-	22,616
Stock compensation, net of tax of $0	-	-	1,043,823	-	-	1,043,823
Stock compensation, net of tax of $0	303,793	303	37,274	-	-	37,577
Shares issued to Index Inc shareholders in relation to merger with Index Ltd in January 2006 (Note 2)	23,091,667	23,092	-	-	-	23,092
Issuance of common stock on private offering	8,533,333	8,533	5,111,467	-	-	5,120,000
Issuance of warrants	-	-	11,329	-	-	11,329
Other comprehensive income foreign currency translation adjustment	-	-	-	-	16,119	16,119
Net loss	-	-	-	(1,690,806)	-	(1,690,806)
Balance at March 31, 2006	54,544,345	$54,544	$8,387,306	$(2,575,581)	$19,690	$5,885,959
Issuance of common stock on private offerings	10,965,598	10,966	10,954,632	-	-	10,965,598
Stock issue costs	-	-	(1,190,512)	-	-	(1,190,512)
Stock compensation, net of tax of $0	-	-	792,342	-	-	792,342
Issuance of stock upon vesting of stock award	50,000	50	(50)	-	-	-
Issuance of stock for services, net of tax of $0	40,000	40	63,960	-	-	64,000
Issuance of stock upon exercise of warrants	124,593	125	17,318	-	-	17,443
Issuance of stock for performance bonuses	12,500	12	18,738	-	-	18,750
Other comprehensive income foreign currency translation adjustment	-	-	-	-	(4,291)	(4,291)
Net loss	-	-	-	(2,225,656)	-	(2,225,656)
Balance at March 31, 2007	65,737,036	$65,737	$19,043,734	$(4,801,237)	$15,399	$14,323,633

See accompanying notes to consolidated financial statements

INDEX OIL AND GAS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2006

	2007	2006
Cash Flows From Operating Activities:
Net loss	$(2,225,656)	$(1,690,806)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Organization costs arising from acquisition	-	1,578
Non cash stock based compensation cost	875,092	1,043,823
Amortization of debt issue costs-current year	-	43,234
Non-cash interest expense on warrant issuance on loan conversion	-	1,476
Depreciation and amortization	189,379	71,571
Impairment	-	10,000
(Increase) in receivables	(131,908)	(14,104)
Increase in accounts payable and accrued expenses	251,342	342,267
Net Cash (Used In) Operating Activities	(1,041,751)	(190,961)

Cash Flows From Investing Activities:
Cash received in reverse merger	-	10,018
Payments for property and equipment	(11,794)	-
Payments for oil and gas properties	(4,086,949)	(659,376)
Net Cash (Used In) Investing Activities	(4,098,743)	(649,358)

Cash Flows From Financing Activities:
Proceeds from issuance of shares	10,983,039	5,681,229
Proceeds from issue of warrants	-	8,377
Proceeds from convertible notes payable	-	676,664
(Payments for) Proceeds from bank term debt	(51,797)	51,374
Payment for share issue costs	(1,190,513)	(23,219)
Payment for debt issue costs	-	(43,234)
Net Cash Provided by Financing Activities	9,740,729	6,351,191

Effect of exchange rate changes on cash and cash equivalents	4,884	16,461

Net Increase/(Decrease) in Cash And Cash Equivalents	4,605,119	5,527,333

Cash and cash equivalents at beginning of period	$5,536,006	$8,673
Cash and cash equivalents at the end of period	$10,141,125	$5,536,006

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) during the year for interest	$(344,646)	$(32,415)
Cash paid during the year for taxes	$-	$-

Non-cash Financing and Investing Transactions:
Conversion of loan capital into share capital	$-	$750,630
Non-cash stock based compensation cost	$875,092	$1,043,823
Non-cash interest expense on warrant issuance on loan conversion	$-	$1,476
Acquisitions :
Common stock retained by Index Inc.	$-	$23,092
Assets acquired	$-	$(23,500)
Liabilities acquired	$-	$1,986
Total consideration paid	$-	$1,578

See accompanying notes to consolidated financial statements

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 1 - ORGANIZATION AND OPERATIONS OF THE COMPANY

Organization

In March 2004, a company named Thai One On, Inc. (“Thai”) was incorporated under the laws of the State of Nevada. Thai subsequently acquired a wholly owned subsidiary, Thai Pasta Enterprise Sdn. Bhd., a privately held Malaysian company (“Thai Pasta”). In December of 2005, Thai changed its name from Thai One On Inc. to Index Oil and Gas, Inc (the “Company” or “Index Inc.”).

On January 20, 2006, the stockholders of Index Oil & Gas Ltd., a company formed under the laws of United Kingdom (“Index Ltd.”), entered into Acquisition and Share Exchange Agreements (“Acquisition Agreements”, the “Transaction” or “Merger”) with the Company. Effective with the Acquisition Agreements, all previously outstanding equity stock of Index Ltd. owned by Index Ltd.’s stockholders was exchanged for an aggregate of 22,615,552 shares of the Company’s common stock and all issued warrants to purchase shares of equity stock in Index Ltd. were exchanged for 1,092,676 warrants to purchase shares of common stock of the Company.

Prior to the Merger, the Company’s year-end for accounting purposes was December 31, 2005. As a result of the Merger, there was a change in control of the public entity. In accordance with Statement of Financial Accounting Standards 141, Index Ltd. was deemed to be the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the Merger was a recapitalization of Index Ltd.’s capital structure. For accounting purposes, the Company accounted for the transaction as a reverse acquisition and Index Inc. was the surviving entity. The total purchase price and carrying value of net assets acquired was $1,578. The Company did not recognize goodwill or any intangible assets in connection with the transaction.

Index, Inc. is the parent company with four group subsidiaries: Index Ltd. comprises a United Kingdom holding company, which provides management services to the Company, and United States operating subsidiaries; Index Oil & Gas (USA), LLC, an operating company; Index Investments North America Inc. (“Index Investments”) and Index Offshore LLC (“Index Offshore”), a wholly owned subsidiary of Index Investments and also an operating company. Index Inc., through its subsidiaries, is engaged in the exploration for, development, production and sale of oil and natural gas. The Company does not currently operate any of its properties and sells its oil and gas production to domestic purchasers.

During the year ending March 31, 2007 the Company transferred the ordinary shares of Thai Pasta to a third party as part of a voluntary process to liquidate the entity and Thai Pasta ceased to be a subsidiary of the Company. This resulted in no impact to the financial position, results of operations or cash flows of the Company for the year ended March 31, 2007 as there was no value assigned to the assets, liabilities or equity of Thai Pasta following the reverse merger transaction.

INDEX OIL AND GAS, INC.

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 1 - ORGANIZATION AND OPERATIONS OF THE COMPANY (continued)

Funding

On January 20, 2006, the Company completed a private placement for 8,533,333 shares of the Company’s common stock at a price of $0.60 per share for aggregate proceeds of approximately $5.1 million.

On September 9, 2006, the Company announced the completion of a private placement for 7,097,898 shares of $0.001 par value common stock of the Company at a price of $1.00 per share for aggregate gross proceeds of approximately $7.1 million.

On October 11, 2006, the Company announced the completion of a private placement for 3,867,700 shares of $0.001 par value common stock of the Company at a price of $1.00 per share for aggregate proceeds of approximately $3.9 million.

The net proceeds of these two placements will be applied to the expansion of the Company’s operations in the United States per Phases 2 and 3 of the Company’s Growth Strategies.

The Company filed a registration statement on Form SB-2 (the “Registration Statement”), which was declared effective on February 9, 2007, to register a total of 43,510,952 shares of the Company’s common stock, including the shares included in the units of common stock described above, of which 1,092,676 shares are issuable upon the exercise of warrants.

Operations

The Company has a three phased approach to its growth strategy. Phase 1, largely completed, consists of exploration projects with very low risk, low cost, low working interest, and limited upside. Phase 2, largely completed, consists of projects with low risk, low to medium cost, low to medium working interests commensurate with funding capability and risk. These projects have increased upside. Phase 3, recently commenced, consists of projects with low to medium risk, medium to high costs, and working interests commensurate with the funding capability and risk.

PHASE 1 GROWTH STRATEGY: DRILLING PROGRAM IN KANSAS

On August 21, 2006, the Company announced an update to its Kansas drilling program that consisted of up to eight-wells. On January 9, 2007, the Company announced that six of the eight wells had been drilled, three in Barton County and three in Stafford County. All well locations are supported by modern 3D seismic data.

On January 9, 2007, the company announced that in Barton County where the Company has a 3.25% working interest, two of the wells drilled were completed as oil producers. Schartz 1-18 and Rogers Unit 1-1 wells began producing in October 2006 with gross daily oil production of seven barrels and eight barrels, respectively. Pan John 1-11 was a dry hole. Panning 1-1 is unlikely to be drilled.

In Stafford County where the Company has a 5% working interest, two wells were completed as oil producers. The Hay Witt 1-11 and the Hayden 1-14 wells began producing in November 2006 and

INDEX OIL AND GAS, INC.

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 1 - ORGANIZATION AND OPERATIONS OF THE COMPANY (continued)

December 2006, respectively, with a gross daily oil production of forty-two barrels and eight barrels, respectively. The Hull Witt 1-11 was a dry hole. No further wells were drilled.

PHASES 2 & 3 GROWTH STRATEGIES: DRILLING PROGRAMS IN TEXAS AND LOUISIANA

Phase 2 Growth Strategy

The Company has made progress with its onshore Phase 2 drilling program and announced on August 21, 2006 that the Walker 1 discovery well drilled in Louisiana began producing on August 18, 2006. Initial gross production of the well, in which Index has a 12.5% working interest, was approximately 200 barrels of oil per day with associated gross gas production of approximately 175 thousand cubic feet per day. Walker 1 is the first productive well from the Company's initial Phase 2 "Four Well Portfolio.”

The remaining seven wells in the current Phases 2 and 3 eight-well program are in Texas. Vieman 1 in Brazoria County was spudded October 15, 2006. Index built its working interest from an original 12.5% WI to a final 19.5% prior to spudding. On December 20, 2006, the Company announced that the deviated well had been drilled to a total depth of 10,383 feet true vertical depth, 11,340 feet measured depth. Electric logs indicated two potential pay zones below 10,000 feet true vertical depth totaling approximately 15 feet of net gas bearing reservoir. The well took longer than anticipated to drill due to unplanned sidetrack operations and pressure control requirements in the lower of the two pay sections, and has incurred costs significantly in excess of pre-drill estimate. Vieman 1 came on production in February 2007, as part of an initial, extended flow test, and after the completion of this flow test has recently come back on production following further completion operations.

The three-well Taffy drilling program was announced on December 5, 2006. Originally planned as a two-well program, a third well was added prior to drilling. The Company originally agreed to a 7.5% working interest in the two Taffy wells. The Company increased its working interest to 12.5% in Taffy 1, renamed Hawkins 1, and to 30% in Taffy 2, renamed Dark 1. The company took a 30% working interest in a third Taffy well named Ruse 1. The three wells target relatively shallow Miocene gas reservoirs between 5,000 and 7,000 feet in Matagorda County.

On January 25, 2007, the Company announced the Hawkins 1 commercial discovery. A completion test confirmed gas flow at a measured rate of approximately 1.04 million cubic feet per day through a choke of 9/64th inch with a flowing tubing pressure of 1,850 pounds per square inch. The well is scheduled to begin production into the local pipeline grid during the second quarter of calendar year 2007.

Ruse 1 was non-commercial and Dark 1 was a dry hole and both have been plugged and abandoned.

As announced on May 2, 2006 and July 12, 2006, the Company entered into two Phases, I and II of an exploration agreement executed with ADC to reprocess seismic data and develop prospects to drill in four areas in Texas, Mississippi, and Alabama. This project is capable of delivering projects having Phase 2 and 3 growth characteristics. The first drillable prospect generated as a result of these agreements that the Company has committed to drill is an exploration well in the Fern Lake area of Nacogdoches County.

INDEX OIL AND GAS, INC.

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 1 - ORGANIZATION AND OPERATIONS OF THE COMPANY (continued)

Phase 3 Growth Strategy

On September 10, 2006, the Company signed an agreement to participate in the New Taiton Project in Wharton County. The first well, Ilse 1, spudded on December 1, 2006. It targets stacked Wilcox sands on trend with large nearby gas fields producing gas from the same Wilcox reservoirs. The prospect is defined by modern 3D seismic data. If Ilse 1 proves successful, the Company may participate in further wells to develop the potential of the New Taiton Project. The Company has a 10% working interest before payout and an 8% working interest after payout in the New Taiton Project.

The Ilse 1 well has been drilled to total depth of 17,000 feet and logged. Analysis of the logs revealed two zones of interest in the Wilcox C and Wilcox A, respectively. The lowest zone, the Wilcox C, has been perforated and stimulated by a “frac” process. Gas flow from the formation to surface has not been achieved. The preliminary decision is that this interval will not be productive and will not have any proved reserves.

A decision making process is currently underway within the joint venture as to whether to perform work to attempt to achieve gas flows from the upper zone of interest, the Wilcox A. As part of this decision making process, joint venture participants are awaiting a formal analysis and recommendation from the operator.

Capital costs associated with the Ilse 1 well have been held outside the full cost pool, because a determination as to whether the well has found proved reserves has not been completed. At the future point when a determination is made, the costs associated with Ilse 1 will be included in the full cost pool. To the extent that Ilse 1 does not find any proved reserves, ignoring all other unrelated factors, this will lead to higher unit depletion charges in future periods and makes it highly likely Index will suffer a ceiling test impairment charge. Index is carrying approximately $1.3mm of costs at March 31, 2007 related to the Ilse 1 well, and has also incurred further costs subsequent to fiscal year end.

On December 4, 2006, the Company announced that it has signed an exploration agreement to participate at 15% working interest in the West 1 exploration well targeting the high-potential Edwards Limestone in Lavaca County, Texas. The proposed total depth of the well is approximately 14,700 feet. The company announced on January 23, 2007 that it had increased its working interest in the West 1 well to 20%. The well is planned to spud during the remainder of calendar year 2007.

On February 16, 2007, the Company announced the signing of a letter of intent to participate in the first exploration well in the Shadyside prospect, located in St. Mary Parish, Louisiana. Index will have an initial 15% working interest in the first exploration well, reduced to a 13.5% working interest, after payout. The first well will be drilled during the first half of calendar year 2007 with a planned depth of approximately 16,500 feet.

On March 5, 2007, the Company announced a commitment to drill two wells in south Texas. The wells are located in Victoria and Goliad Counties and target shallow Frio and Vicksburg reservoirs. Both wells were successful. The Serrano well, renamed Friedrich Gas Unit 1, in Victoria County, found 13 feet of net gas pay with daily production expected at 275 MCF of gas (46 Boe) per day. The Habanero well, renamed Schroeder Gas Unit 1, in Goliad County, found 10 feet of net gas pay with daily production expected at 197 MCF of gas (33 Boe) per day.

NOTE 2 - MERGER AND CORPORATE RESTRUCTURE

In March 2004, a company named Thai One On, Inc. (“Thai”) was incorporated under the laws of the State of Nevada. Thai then acquired a wholly-owned subsidiary, Thai Pasta Enterprise Sdn. Bhd., a privately-held Malaysian company (“Thai Pasta”), from an officer and director of Thai. Thai Pasta commenced operations as a restaurant operator in June 2004, but subsequently ceased operations in the fourth quarter of 2005 calendar year. Thai Pasta then sold a portion of its surplus assets, leaving it with no significant assets. In November 2005, a Letter of Intent agreement was entered into for the proposed acquisition (“the Letter of Intent”) of all outstanding shares of Index Ltd.’s common stock by Thai. Subsequently, Thai changed its name from Thai One On Inc. to Index Inc.

INDEX OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 2 - MERGER AND CORPORATE RESTRUCTURE (continued)

At December 31, 2005, Thai had 33,220,000 shares outstanding. In January 2006, the Company retired 10,128,333 shares of stock leaving 23,091,667 shares outstanding.

On January 20, 2006, the stockholders of Index Ltd. entered into Acquisition and Share Exchange Agreements (“Acquisition Agreements”, “the Transaction”, or “Merger”) with the Company. The Company had a total of 75,000,000 authorized shares with a par value of $0.001 per share and 33,220,000 shares issued and outstanding as of December 31, 2005.

The Company’s year end for accounting purposes was December 31, 2005. As a result of the Merger, there was a change in control of the public entity. In accordance with Statement of Financial Accounting Standards 141, Index Ltd. was deemed to be the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the Merger was a recapitalization of Index Ltd.’s capital structure.

For accounting purposes, the Company accounted for the transaction as a reverse acquisition and Index is the surviving entity. The total purchase price and carrying value of net assets acquired was $ 1,578. The Company did not recognize goodwill or any intangible assets in connection with the transaction. As of the date of the Agreement, Thai was an inactive corporation with no significant assets and liabilities.

Effective with the Acquisition Agreements, all previously outstanding common stock owned by Index Ltd.’s stockholders were exchanged for an aggregate of 22,615,552 shares of the Company’s common stock, $0.001 par value (“the Common Stock”) and all issued warrants to purchase common shares of Index Ltd. were exchanged for 1,092,676 warrants to purchase shares of Common Stock of the Company. As part of the Transaction, subsequent to the Transaction 10,128,333 shares of common stock held by the former directors and officers of the Company were retired and subsequently canceled by the transfer agent for the Company. The effect of the Transaction was that 23,091,667 shares of Common Stock were retained (see Note 9).

The value of the stock issued was the historical cost of the Company's net tangible assets of $1,578, which did not differ materially from their fair value. The total consideration paid of $1,578 is summarized further below.

January 20, 2006
Common stock retained by Index Inc.	$23,092
Assets acquired	(23,500)
Liabilities assumed	1,986
Total consideration paid	$1,578

In accordance with Statement of Position 98-5 (“SOP 98-5”), the Company will expense as organization costs the $1,578.

Concurrent with the Transaction was a private placement totaling $5.12 million for 8,533,333 shares of the Common Stock of the Company at a price of $0.60 per share.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

Principles of Consolidation

The consolidated financial statements as of March 31, 2007 and 2006 and for the years ended March 31, 2007 and 2006 include the accounts of the Company and its wholly owned subsidiaries after eliminating all significant intercompany accounts and transactions. As described in Note 2, Merger and Corporate Restructure these consolidated financial statements are presented as a recapitalization of Index Ltd. For the reverse merger between the Company and Index Ltd. at January 20, 2006 the stockholder’s equity section and earnings per share in the consolidated balance sheet at March 31, 2006 was restated to reflect the exchange of shares using a conversion ratio of approximately 2.857 shares of the Company to 1 share of Index Ltd.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our financial statements. The most significant estimates with regard to these financial statements relate to the provision for income taxes, dismantlement and abandonment costs, estimates to certain oil and gas revenues and expenses and estimates of proved oil and natural gas reserve quantities used to calculate depletion, depreciation and impairment of proved oil and natural gas properties and equipment.

Correction of Errors

The Company adopted SFAS 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS 154”)” in April 1, 2007, in which it changed the requirements for the accounting for and the reporting of a change in accounting principle. The Company requires that a new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment is made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the balance sheet) for that period rather than being reported in the statement of operations. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, The Company applies the new accounting principle as if it were adopted prospectively from the earliest date practicable. The Company will also revise previously issued financial statements to reflect the correction of an error, should one occur, and limit the application to the direct effects of the change. Indirect effects of a change in accounting principle will be recognized in the period of the accounting change. The Company will continue to account for a change in accounting estimate in accordance with APB 20. The adoption of this pronouncement had no impact to the Company’s consolidated financial position or results of operations.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents, and Concentrations of Credit Risk

Cash and cash equivalents represent cash in banks. The Company considers any highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. The Company’s accounts receivable are concentrated among entities engaged in the energy industry, within the United States. Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and related party receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Accounting for Bad Debts and Allowances

Bad debts and allowances are provided based on historical experience and management's evaluation of outstanding accounts receivable. The management periodically evaluates past due or delinquency of accounts receivable in evaluating its allowance for doubtful accounts. There was no allowance for doubtful accounts at March 31, 2007 and 2006.

Other Current Assets

Other receivables at March 31, 2007 and 2006, of $6,688 and $6,254, respectively consist primarily of value added tax recoverable in the United Kingdom by the Company. Other current assets of $72,936 and $8,600 at March 31, 2007 and 2006 consist of accrued interest income from cash in banks and prepaid expenses.

Oil and Gas Properties

The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of properties within a relatively large geopolitical cost center are capitalized when incurred and are amortized as mineral reserves in the cost center are produced, subject to a limitation that the capitalized costs not exceed the value of those reserves. In some cases, however, certain significant costs, such as those associated with offshore U.S. operations, are deferred separately without amortization until the specific property to which they relate is found to be either productive or nonproductive, at which time those deferred costs and any reserves attributable to the property are included in the computation of amortization in the cost center. All costs incurred in oil and gas producing activities are regarded as integral to the acquisition, discovery, and development of whatever reserves ultimately result from the efforts as a whole, and are thus associated with the Company’s reserves. The Company capitalizes internal costs directly identified with performing or managing acquisition, exploration and development activities. The Company has not capitalized any internal costs or interest at March 31, 2007 and 2006. Unevaluated costs are excluded from the full cost pool and are periodically evaluated for impairment rather than amortized. Upon evaluation, costs associated with productive properties are transferred to the full cost pool and amortized. Gains or losses on the sale of oil and natural gas properties are generally included in the full cost pool unless the entire pool is sold.

Capitalized costs and estimated future development costs are amortized on a unit-of-production method based on proved reserves associated with the applicable cost center. The Company has assessed the impairment for oil and natural gas properties for the full cost pool at March 31, 2007 and 2006 and will assess quarterly thereafter using a ceiling test to determine if impairment is necessary. Specifically, the net unamortized costs for each full cost pool less related deferred income taxes should not exceed the

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Oil and Gas Properties (continued)

following: (a) the present value, discounted at 10%, of future net cash flows from estimated production of proved oil and gas reserves plus (b) all costs being excluded from the amortization base plus (c) the lower of cost or estimated fair value of unproved properties included in the amortization base less (d) the income tax effects related to differences between the book and tax basis of the properties involved. The present value of future net revenues should be based on current prices, with consideration of price changes only to the extent provided by contractual arrangements, as of the latest balance sheet presented. The full cost ceiling test must take into account the prices of qualifying cash flow hedges in calculating the current price of the quantities of the future production of oil and gas reserves covered by the hedges as of the balance sheet date. In addition, the use of the hedge-adjusted price should be consistently applied in all reporting periods and the effects of using cash flow hedges in calculating the ceiling test, the portion of future oil and gas production being hedged, and the dollar amount that would have been charged to income had the effects of the cash flow hedges not been considered in calculating the ceiling limitation should be disclosed. Any excess is charged to expense during the period that the excess occurs. The Company did not have any hedging activities during the three year period ended March 31, 2007. Application of the ceiling test is required for quarterly reporting purposes, and any write-downs cannot be reinstated even if the cost ceiling subsequently increases by year-end. Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income. Abandonment of properties is accounted for as adjustments of capitalized costs with no loss recognized.

Other Property, Plant and Equipment

Other property, plant and equipment primarily includes computer equipment, which is recorded at cost and depreciated on a straight-line basis over useful lives of five years. Repair and maintenance costs are charged to expense as incurred while acquisitions are capitalized as additions to the related assets in the period incurred. Gains or losses from the disposal of property, plant and equipment are recorded in the period incurred. The net book value of the property, plant and equipment that is retired or sold is charged to accumulated depreciation and amortization, and the difference is recognized as a gain or loss in the results of operations in the period the retirement or sale transpires.

Comprehensive Income

Statement of Financial Accounting Standards No. 130 (“SFAS 130”), “Reporting Comprehensive Income,” establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

 NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive Income (continued)

of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company reports foreign currency translation adjustments within other comprehensive income in the periods presented.

Net Earnings (Losses) Per Common Share

The Company computes earnings (losses) per share under Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (“SFAS 128”). Net earnings (losses) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible notes payable and the exercise of the Company's stock options and warrants (calculated using the treasury stock method). During the year ended March 31, 2007 and 2006, common stock equivalents are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share. For the reverse merger between the Company and Index Ltd. at January 20, 2006, the stockholder’s equity section and earnings per share in the consolidated balance sheet at March 31, 2006 was restated (recapitalization) to reflect the exchange of shares using a conversion ratio of approximately 2.857 shares of the Company to 1 share of Index Ltd.

Revenue Recognition

The Company uses the sales method of accounting for the recognition of natural gas and oil revenues. The Company has an agreement with the operator of its properties to sell, on its behalf, production from the properties for which it has working interest ownership. Since there is a ready market for natural gas, crude oil and natural gas liquids (“NGLs”), production is sold at various locations at which time title and risk of loss pass to the buyer. Revenue is recorded when title passes based on the Company’s net interest or nominated deliveries of production volumes. The Company records its share of revenues based on sales volumes and contracted sales prices. The sales price for natural gas, natural gas liquids and crude oil are adjusted for transportation cost and other related deductions. The transportation costs and other deductions are based on contractual or historical data and do not require significant judgment. Subsequently, these deductions and transportation costs are adjusted to reflect actual charges based on third party documents once received by the Company. Historically, these adjustments have been insignificant. In addition, natural gas and crude oil volumes sold are not significantly different from the Company’s share of production.

The Company receives its share of revenue after all calculated royalties are paid on natural gas, crude oil and NGLs in accordance with the particular contractual provisions of the lease, license or concession agreements and the laws and regulations applicable to those agreements. Therefore, there is no Royalties Payable on the Company’s Consolidated/Combined Balance Sheet.

Imbalances. When actual natural gas sales volumes exceed delivered share of sales volumes, an over-produced imbalance could occur. To the extent an over-produced imbalance exceeds the remaining estimated proved natural gas reserves for a given property, the Company would record a liability. At and during the years ended March 31, 2007 and 2006, the Company had no imbalances.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative and Hedging

The Company has also not entered into any derivative contracts for any purpose from the period of inception through March 31, 2007.

Foreign Currency Translation

The Company translates the foreign currency financial statements in accordance with the requirements of Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation.” Assets and liabilities of non-U.S. subsidiaries whose functional currency is not the U.S. dollar are translated into U.S. dollars at fiscal year-end exchange rates. Revenue and expense items are translated at average exchange rates prevailing during the fiscal year. Translation adjustments are included in Accumulated other comprehensive loss in the equity section of the balance sheet totaled $(4,292) and $16,119 for the years ended March 31, 2007 and 2006, respectively, and foreign currency transaction (losses)/gains are included in the statement of operations

Income Taxes

Deferred income taxes are provided using the asset and liability method for financial reporting purposes in accordance with the provisions of Statements of Financial Standards No. 109, “Accounting for Income Taxes”. Under this method, deferred tax assets and liabilities are recognized for temporary differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.

Segment Information

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”) establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The information disclosed herein materially represents all of the financial information related to the Company’s principal operating segment.

Stock Based Compensation

In determining our accounting policies prior to January 1, 2006, the Company chose to apply the intrinsic value method pursuant to Accounting Standards Board (“APB”) APB No. 25, “Stock Issued to Employees” (“APB No. 25”), effective February 2003. Under APB No. 25, no compensation cost was recognized when the exercise price for options granted equaled the fair value of the Company’s common stock on the date of the grant. Accordingly, the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” permitted the continued use of the method prescribed by APB No. 25 but required additional disclosure, including pro forma calculations of net income (loss) per share as if the fair value method of accounting prescribed by SFAS No. 123 had been applied. Although the Company applied the intrinsic method in accounting for stock issued to employees, it did record compensation expense for the difference between the fair market value and the exercise price at the date of the grant using the Black Scholes valuation model. Therefore, there was no pro forma impact for the fiscal years ended March 31, 2006 as shown below. See Notes 10 and 13 for further discussion of these transactions.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

For the year ended March 31, 2006
Net loss, as reported	$(1,690,806)
Add: Total stock based employee compensation expense as reported under intrinsic value method, net of tax of $0	-
Deduct: Total stock based employee compensation expense as reported under fair value based method, net of tax of $0	-
Net loss , pro forma	$(1,690,806)

Basic and fully diluted loss per share, as reported	$(0.08)
Basic and fully diluted loss per share, pro forma	$(0.08)

In December 2003, the FASB issued SFAS No.148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

In December 16, 2004, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123-R"). SFAS 123-R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123-R include stock warrants, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. Prior to January 1 2006, the Company accounted for its share-based payment transactions under the provisions of APB 25, whereby compensation expense is recognized using the intrinsic value of the options at the date of the grant.

On April 14, 2005, the SEC amended the effective date of the provisions of SFAS 123-R. Accordingly, the Company adopted the revised standard on January 1, 2006. Since there were no outstanding options at March 31, 2005 and the Company had no stock forfeitures since date of inception, there was no impact upon adoption of SFAS 123-R to the company’s financial position, results of operations or cash flows.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Asset Retirement Obligations

Our financial statements reflect the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. SFAS No.143 provides that, if the fair value for an asset retirement obligation can be reasonably estimated, the liability should be recognized in the period when it is incurred. Oil and gas producing companies incur this liability upon acquiring or drilling a well. Under the method prescribed by SFAS No.143, the retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties on the balance sheet. Periodic accretion of discount of the estimated liability is recorded as an expense in the statement of operations. The Company’s asset retirement obligations relate to the abandonment of oil producing wells. The Company has recognized an asset retirement liability of $41,552 and $25,300 at March 31, 2007 and 2006, respectively. It is estimated that salvage values of well equipment will be equal, in aggregate, to the cost of plugging and abandoning these wells at that point, and this estimate has been taken into account in the calculation of accretion expense.

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should any impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell. In the year to March 31, 2006, the Company recorded an impairment of $10,000 related to restaurant equipment acquired during the reverse merger with Index Inc. These assets were deemed to be impaired as there is no future cash flow associated with these assets.

Conditional Asset Retirement Obligations.

In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. The Company is required to adopt the provisions of FIN 47 no later than the first quarter of fiscal 2006. There was no impact to adoption of this Interpretation on its consolidated financial position, results of operations or cash flows since it currently does not have any conditional asset retirement obligations outstanding at March 31, 2007 and 2006.

Employers’ Defined Benefit Pension and Other Postretirement Plans.

 In September 2006, the FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other postretirement Plans”, which improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net asset of a net-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position with limited exceptions. The required date of adoption of the recognition and disclosure provisions of this Statement is as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement did not impact the Company as the Company does not currently have a defined benefit pension plan.

New Accounting Pronouncements Not Yet Adopted

Certain Hybrid Instruments. On February 16, 2006 the FASB issued SFAS 155, “Accounting for Certain Hybrid Instruments,” which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows as it currently does not have any hybrid instruments outstanding at March 31, 2007.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

New Accounting Pronouncements Not Yet Adopted (continued)

Accounting for Servicing of Financial Assets. In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140”(“SFAS No. 156”), which amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities.

This Statement:

1.
Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations:

a.	A transfer of the servicer’s financial assets that meets the requirements for sale accounting

b.
A transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities in accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities

c.	An acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates.

2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.	Permits an entity to choose either of the following subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities:

a.
Amortization method—Amortize servicing assets or servicing liabilities in proportion to and over the period of estimated net servicing income or net servicing loss and assess servicing assets or servicing liabilities for impairment or increased obligation based on fair value at each reporting date.

b.
Fair value measurement method—Measure servicing assets or servicing liabilities at fair value at each reporting date and report changes in fair value in earnings in the period in which the changes occur.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

 Accounting for Servicing of Financial Assets (continued).

4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The Board concluded that fair value is the most relevant measurement attribute for the initial recognition of all servicing assets and servicing liabilities, because it represents the best measure of future cash flows. This Statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under this Statement, an entity can elect subsequent fair value measurement of its servicing assets and servicing liabilities by class, thus simplifying its accounting and providing for income statement recognition of the potential offsetting changes in fair value of the servicing assets, servicing liabilities, and related derivative instruments. An entity that elects to subsequently measure servicing assets and servicing liabilities at fair value is expected to recognize declines in fair value of the servicing assets and servicing liabilities more consistently than by reporting other-than-temporary impairments.

The Board decided to require additional disclosures and separate presentation in the statement of financial position of the carrying amounts of servicing assets and servicing liabilities that an entity elects to subsequently measure at fair value to address concerns about comparability that may result from the use of elective measurement methods.

An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The effective date of this Statement is the date an entity adopts the requirements of this Statement. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

Income Taxes. In June 2006, the FASB issued FASB Interpretation No 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB 109. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006. The Company has not yet determined the impact on the Company’s consolidated financial position or results of operations.

Fair Value Measurements. In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. Prior to this Statement, there were different definitions of fair value and limited guidance for applying those definitions in GAAP. This Statement provides the definition to increase consistency and comparability in fair value measurements and for expanded disclosures about fair value measurements. The Statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement. The Statement clarifies that market participant assumptions include assumptions about risk, i.e. the risk inherent in a particular

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Measurements (continued)

valuation technique used to measure fair value and/or the risk inherent in the inputs to the valuation technique. The Statement expands disclosures about the use of fair vale to measure assets and liabilities in interim and annual periods subsequent to initial recognition. The disclosures focus on the inputs used to measure fair value and for recurring fair value measurements using significant unobservable inputs, the effect of the measurements on earnings for the period. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including the financial statements for an interim period within that fiscal year. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

In December 2006, the FASB issued FSP EITF 00-19-2, Accounting for Registration Payment Arrangements ("FSP 00-19-2") which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. The Company has not yet determined the impact that the adoption of FSP 00-19-2 will have on its financial statements.

The Fair Value Option for Financial Assets and Financial Liabilities. In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115”, permitting entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting measurement. The statement applies to all entities, including not-for profit organizations. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, applies to all entities with available-for-sale and trading securities. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 4 - TRADE RECEIVABLES

Historically, through March 31, 2007, all of the Company’s trade receivables related to its working interest share of oil and gas sales have been collected. No allowance for doubtful accounts has been recorded at March 31, 2007 and 2006.

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT, PROPERTY ACQUISITIONS AND DISPOSITIONS AND CAPITALIZED INTEREST

Oil and Gas Properties

Major classes of oil and gas properties under the full cost method of accounting at March 31, 2007 and 2006 consist of the following:

	March 31,
	2007	2006
Proved properties	$3,254,211	$722,056
Unevaluated and unproved properties	1,927,776	356,729
Gross oil and gas properties-onshore	5,181,987	1,078,785
Less: accumulated depletion	(315,937)	(127,586)
Net oil and gas properties-onshore	$4,866,050	$951,199

Included in the Company's oil and gas properties are asset retirement obligations of $41,552 and $25,300 as of March 31, 2007 and 2006, respectively.

Depletion expense was $188,351 and $65,311 or $23.33 and $19.10 per barrel of production for the years ended March 31, 2007 and 2006, respectively.

It is anticipated that the cost of undeveloped acreage of $258,298 and exploration costs of $1,669,478 will be included in depreciation, depletion and amortization when the related projects are planned and drilled and completed. Included in exploration cost and undeveloped acreage are costs of approximately $1.3 million related to costs of drilling the Ilse 1 well that has been drilled, but not tested or completed (see Note 1), approximately $0.2 million related to undeveloped leasehold for the West 1 that will be drilled in fiscal year 2008, and approximately $0.3 million related to the ADC exploration agreements.

At March 31, 2007 and 2006, the Company excluded the following capitalized costs from depletion, depreciation and amortization:

	March 31, 2007	March 31, 2006
Not subject to depletion-onshore:
Exploration costs	$1,669,478	$236,806
Cost of undeveloped acreage	258,298	119,923
Total not subject to depletion	$1,927,776	$356,729

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

Acquisitions and Dispositions

During the fiscal year, the Company entered into Seismic Reprocessing and Exploration Agreements with ADC Petroleum, L.P. (“ADC”) covering prospective areas in the US Gulf Coast. The Agreements enable Index Inc to participate in the reprocessing of certain existing 3 Dimensional (“3D”) land seismic data already available to ADC as a result of its participation in an agreement signed between ADC and two of its other industry partners (the "ADC Agreements"). This seismic data covers prospective areas in the Gulf Coast U.S., throughout Texas, Alabama and Mississippi. The ADC Agreements set forth the rights of the parties in their joint participation of generating drilling prospects from such reprocessed data and allow the parties to jointly exploit the prospects generated. A total of $337,344 has not been ascribed to specific wells and is included in exploration costs and excluded from the depletion base at March 31, 2007.

In September 2006, the Company signed an agreement to participate in the New Taiton Project in Wharton County. A total of $60,000 for unproved property acquisition costs is excluded from the depletion base. The first well, Ilse 1 with a planned total depth of over 17,000 feet, targeted stacked Wilcox sands on trend with large nearby gas fields producing gas from the same Wilcox reservoirs. The prospect is defined by modern 3D seismic data. Ilse 1 spudded in December 2006. Total well costs of $1,216,864 are excluded from the depletion base as the well is still under evaluation (see Note #1).

In December 2006, the Company announced that it signed an exploration agreement to participate at 15% working interest in the West 1 exploration well targeting the high-potential Edwards Limestone in Lavaca County, Texas. The well is planned to spud during the remainder of calendar year 2007. Leasehold and exploration costs of $206,175 are excluded from the depletion base.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT, PROPERTY ACQUISITIONS AND DISPOSITIONS AND CAPITALIZED INTEREST (continued)

Other Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are depreciated using the straight-line method over their estimated useful lives of the assets. Maintenance, repairs, and minor renewals are charged against earnings when incurred. Additions and major renewals are capitalized. Major assets at March 31, 2007 and 2006 were as follows:

	March 31,
	2007	2006
Computer Costs, including foreign translation	$23,858	$11,217
Less: accumulated depreciation	(11,365)	(9,490)
Total other property and equipment	$12,493	$1,727

Depreciation expenses from continuing operations amounted to $1,028 and $6,260 for the years ended March 31, 2007 and 2006, respectively.

Capitalized Interest

There was no interest capitalized in property, plant and equipment at March 31, 2007 and 2006.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 6 - NOTES PAYABLE

Index Ltd incurred debt and raised capital through a series of rounds of fundraising from inception through March 31, 2006. All of the Index Ltd stockholder funding was later converted to common stock at par and additional paid in capital. There were no fundraising in fiscal year 2007 that involved convertible debt. The transactions involving debt or convertible debt are summarized below by period for Index Ltd.:

	Equity Issuances			Debt & Subsequent Equity Conversions (1)
	Total Proceeds	Common Stock	Additional Paid In Capital	Convertible Debt	Debt Converted To Stock	Common Stock Converted From Debt	Additional Paid In Capital Converted From Debt

Year Ended March 31, 2005	$1,003,503	$268,840	$71,445	$669,048	$(574,445)	$451,088	$117,527
Round 4	676,664	-	-	676,664	-	-	-

Round 4 conversion	-	-	-		(663,872)	331,936	331,936

Conversion of 2005 Stockholder loan	-	-	-		(86,758)	43,379	43,379

Foreign currency translation	-	-	-		(20,637)

Year ended March 31, 2006	$676,664	$-	$-	$676,664	$771,267	$375,315	$375,315

Totals through March 31, 2006	$1,680,167	$268,840	$71,445	$1,345,712	$(1,345,712)	$826,403	$492,842

(1) The debt for Round 4 financing was convertible at a price per share which averaged $0.36 per share and conversion of 2005 stockholder loan averaged $0.35 per share. After all conversion of stock, there was no note payable-long term at March 31, 2007 and 2006.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 6 - NOTES PAYABLE (continued)

 In addition, in the year to March 31, 2006 Index Ltd entered into a one-year term note for additional finance for operations. The amount borrowed was $51,374 in April 2005 at the ruling transaction rate. The term loan is financed at a rate of 2% over the bank’s prime interest rate. At expiration date in April 2006, the bank renewed the loan for up to an additional year. This is shown on the balance sheet at March 31, 2006 in current liabilities as “Bank Loan”. The Company repaid the total amount of the loan in the first quarter of fiscal year 2007. As at March 31, 2006, Bank Loans of $48,569 was outstanding at the closing exchange rate. The bank held the following security: a secured debenture including fixed equitable charge over all present and future freehold and leasehold property of Index Ltd; first fixed charge over, among other things, book and other debts, chattels, goodwill and uncalled capital; first floating charge over all assets and undertakings both present and future of Index Ltd.; joint and severable guarantee given by Lyndon West and Michael Scrutton.

The fund raising activities of Index Ltd during the year ended March 31, 2006 were generally offered to investors with minimum and maximum capital achievements and structured to be a range of one-third to one-half for common stock in the Company with the corresponding two-thirds to one-half for debt payable to investors. In each case the capital requirements were achieved with equity and debt summarized in the tables discussed above. Total loans to Index Ltd during the year ended March 31, 2006 totaled $676,664 ($663,872 at the transaction date foreign currency rate of $1.8088 to ₤1.0) in loans which converted into 1,835,117 shares of common stock, and of which $94,603 ($91,303 at the original transaction date foreign currency rate, and $86,758 at the conversion date foreign currency rate) in loans converted to 250,325 shares of common stock (converted to 715,143 shares of Company stock) in the year ended March 31, 2006.

There was $43,234 in debt issue costs incurred during the year ended March 31, 2006. Total amortization expense in these same periods was $43,234. The debt issue costs were capitalized and were amortized up to the point of conversion to common stock. There was no unamortized debt issue cost at March 31, 2006.

NOTE 7 - ASSET RETIREMENT OBLIGATION

Activity related to the Company’s ARO during the years ended March 31, 2006 is as follows:

	March 31,
	2007	2006
ARO as of beginning of period	$25,300	$16,500
Liabilities incurred during period	16,252	8,800
Liabilities settled during period	-	-
Accretion expense	-	-
Balance of ARO as of end of period	$41,552	$25,300

Of the total ARO, $41,552 and $25,300 are classified as a long-term liability at March 31, 2007 and 2006, respectively. For each of the years ended March 31, 2007 and 2006, the Company recognized depreciation expense related to its ARO of $0, due to the assumption of a full offset of salvage values.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 8 - INCOME TAXES

Financial Accounting Standard No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

At March 31, 2007 and 2006, the Company generated for federal income tax purposes a net operating loss carry forward of approximately $6,900,000 and $2,700,000 respectively, both inclusive of basis differences for net intangible drilling costs which are deductible for tax purposes but capitalized and depreciated for book purposes. The latest expiry date within the net operating loss carry forward at March 31, 2007 is in 2027, and this loss can be used to offset future taxable income. However, a valuation allowance of $1,411,719 and $912,038 was recorded for the years ended March 31, 2007 and 2006, respectively on the total tax provision as the Company believes it is more likely than not that the asset will not be utilized during the next year. Of the total net operating loss carryforward, the United Kingdom (“UK”) total net operating loss of approximately $850,000 and $700,000 for the years ended March 31, 2007 and 2006, respectively, are not expected to be utilized. The United States federal and state net operating loss carryforwards are generally subject to limitations on their annual usage. Realization of the deferred tax assets and net operating loss carryforwards is dependent, in part, on generating sufficient taxable income prior to expiration of the loss carryforwards. The amount of the deferred tax asset considered realizable, however, might be adjusted if estimates of future taxable income during a future period are expected.

The Company’s income tax expense (benefit) from continuing operations consists of the following:

	March 31,
	2007	2006
Current
UK	$-	$-
US	-	-
State	-	-
Total current tax expense (benefit)	-	-

Deferred
UK	(256,247)	(210,174)
US	(1,004,758)	(610,317)
State	(150,714)	(91,548)
Total deferred tax expense (benefit)	(1,411,719)	(912,038)
Less valuation allowance	1,411,719	912,038
Total deferred tax expense (benefit)	$-	$-

Total tax provision-continuing operations	$-	$-

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 8 - INCOME TAXES (continued)

The following tax rates have been used in the calculation of income taxes: US federal taxation 30%, US state taxation 4.5% and UK taxation 30%.

Components of deferred tax amounts are as follows:

Deferred Tax Components	March 31,
	2007	2006
Deferred tax assets
Restricted stock compensation accrual	$-	$-
Share issue basis difference	-	-
Foreign currency translation	-	-
Oil & Gas basis differences	-	66,791
Depreciation	-	-
Net operating loss carryforward	2,358,427	857,049
Total gross deferred tax assets	2,358,427	923,840

Deferred tax liabilities
Amortization of share issue costs	-	-
Other	-	-
Foreign currency translation	-	-
Oil & Gas basis differences	843,573	-
Depreciation	103,135	11,802
State taxes	-	-
Total gross deferred tax liabilities	946,708	11,802

Less valuation allowance	(1,411,719)	(912,038)
Net deferred tax assets	$-	$-

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The Company has various commitments to oil and gas exploration and production capital expenditure with ongoing planned expenditures on the Kansas properties, and commitments relating to new wells in Texas and Louisiana arising out of the normal course of business. The Company is currently not involved in any litigation matters arising from our oil and gas exploration and production activities and as such has accrued no liability or legal fees with respect to litigation.

At March 31, 2007, the Company has entered into an Exploration Agreement on the West 1 well which had not commenced drilling and for which drilling expenditures have not been incurred.

Lease Commitments

The Company does not have any capital lease commitments. The Company rents its main operating office in Houston on a month-to-month basis for which payments began in November 2005. The Company also has a nine month lease, committed to in April 2007, related to corporate housing for UK based officers while periodically working at the corporate office.

Consulting Agreements

The Company has held consulting agreements with outside contractors, certain of whom are also Company stockholders. The Agreements are generally for a fixed term from inception and renewable from time to time unless either the Company or Consultant terminates such engagement by written notice. See Note 14 for Related Party Transactions.

Stockholder Matters

As our Common Stock is a security registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we must solicit proxies or obtain consent or authorizations by or on behalf of our management from the holders of record of our common stock in accordance with the rules and regulations of the Exchange Act, including those prescribed in Section 14 of the Act. On November 25, 2005, prior management of the Company obtained the approval of the majority of its stockholders ratifying the increase of authorized common stock of the Company from 25,000,000 to 75,000,000 which occurred in November 2005 pursuant to stockholder approval under Nevada Revised Statutes. On September 15, 2006, the stockholders of the Company holding the majority of issued and outstanding common stock of the Company ratified the increase in the authorized common stock of the Company from 25,000,000 shares to 75,000,000 shares

In addition, on September 15, 2006, the stockholders of the Company holding the majority of issued and outstanding common stock of the Company approved the increase in authorized common stock of the Company from 75,000,000 shares to 500,000,000 shares and approved for the Company to create 10,000,000 shares of “blank check” preferred stock, $0.001 par value per share (the “Approvals”). Subsequently, the Company filed a Certificate of Amendment to its Articles of Incorporation, as amended, with the Secretary of State of the State of Nevada that was effective as of September 21, 2006. The Amendment was filed to effect the Approvals.

Additionally, on equal date, the stockholders of the Company holding the majority of issued and outstanding common stock of the Company approved the adoption of the 2006 Incentive Stock Option Plan and ratified the selection of RBSM LLP (formerly Russell Bedford Stefanou Mirchandani LLP) (“RBSM”) as the Company’s independent auditors for the fiscal years ending March 31, 2007 and 2006.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 9 - COMMITMENTS AND CONTINGENCIES (continued)

Registration Statement

On August 29, 2006, the Company completed a private placement offering in which the Company sold 1419.58 units of its securities at a price of $5,000 per unit to certain accredited investors (“Investors #1”), each unit consisting of 5,000 shares of common stock of the Company for a total of 7,097,898 shares of $0.001 par value common stock of the Company at a price of $1.00 per share for aggregate proceeds of approximately $7.1 million. Furthermore on October 4, 2006, the company completed a second closing of the private placement offering in which the Company sold an additional 693.54 units of its securities at a price of $5,000 per unit to certain accredited investors (“Investors #2”, Investors #1 and Investors #2 shall collectively be referred to as the “Investors”), each unit consisting of 5000 shares of common stock of the Company for gross proceeds of approximately $3.5 million and subsequently sold another 80 units on October 5, 2006, also to the group of Investors #2, for an overall total of 3,867,700 shares of $0.001 par value common stock of the Company at a price of $1.00 per share for overall aggregate proceeds of approximately $3.9 million.

Subsequently, on October 11, 2006 pursuant to the requirements of the Registration Rights Agreement entered into by and among the Company and the Investors, the Company filed a Registration Statement with the SEC on Form SB-2 to register, among other securities, the units of common stock sold in the private placement offering. The Company had agreed to have the Registration Statement declared effective by the SEC no later than 180 days from August 29, 2006. If the Company should fail to have the Registration Statement declared effective on or before them time frame described, the Investors will entitled to the liquidated damages from the Company in an amount equal to 2% of the aggregate subscription amounts per month for each month that the Company is delinquent in failing to obtain the effectiveness of the Registration Statement, subject to an overall limit of up to 15 months of partial liquidated damages. The Company obtained effectiveness in the time frame described. The Company has therefore, not incurred any contingent liability associated with the liquidated damages.

Litigation

The Company is subject to various legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters will not have material adverse effect on its financial position, results of operations or liquidity. Consequently, the Company has not recorded any reserve for legal matters.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 10 - CAPITAL STOCK

During the fiscal year ended March 31, 2006:

The breakdown of stock issuances of 3,609,517 shares (converted into 10,311,898 shares of the Company’s stock) and the breakdown of the related warrants issued of 333,923 (converted into 954,021 of Company warrants) by Index Ltd. and the related conversion to Company stock and warrants in the year to March 31, 2006 were as follows:

	# of Index Ltd. Shares	# of Index Shares	# of Index Ltd. Warrants	# of Index Warrants
Conversion of stockholder loan of $94,603	250,325	715,143	50,065	143,037
Equity fundraising of $238,591	687,500	1,964,090	137,500	392,839
Subscription of compensation of $274,517	783,500	2,238,349	137,000	391,410
Private placement equity offering	1,835,117	5,242,669	-	-
Subscription of Professional fees of $9,021	25,000	71,421	-	-
Subscription of Professional fees of $9,900	28,075	80,206	9,358	26,735
Totals during fiscal year 2006	3,609,517	10,311,878	333,923	954,021

The warrants totaling 333,923 (converted to 954,021 of Company warrants at the recapitalization (reverse merger) transaction date were issued as part of various fundraising and equity transactions.

The convertible stockholder loan described in Note 6 of $94,603 ($91,302 at the original transaction date foreign currency rate and $86,758 at the conversion date foreign currency rate) in loans converted to 250,325 shares of common stock (converted to 715,143 shares of Company stock) in November 2005 and 50,065 of warrants to purchase shares of Index Ltd.’s common stock (converted to 143,037 of Company warrants).

An equity fundraising for 687,500 shares (converted to 1,964,090 shares of Company stock) totaling $238,591 also included 137,500 of warrants to purchase shares of Index Ltd.’s common stock (converted to 392,839 of Company warrants).

Additionally, management compensation with a fair value of $274,517 for 783,500 shares of common stock (converted to 2,238,349 shares of Company stock) also included warrants of 137,000 to purchase shares of Index Ltd.’s common stock (converted to 391,410 of Company warrants).

As discussed in Note 6, total convertible stockholder loans to Index Ltd. during the year ended March 31, 2006 totaled $676,664 of which $676,664 ($663,872 at the transaction date foreign currency rate of $1.8088 to ₤1.0) were converted into 1,835,117 shares of common stock (converted into 5,249,669 shares of the Company stock). Of this amount, 50,000 shares of common stock (converted into 142,843 shares of Company stock) related to directors of Index Ltd. with the remaining shares for outside investors.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 10 - CAPITAL STOCK (continued)

Professional fees with a fair value totaling approximately $9,021 for 25,000 shares (converted to 71,421 shares of Company stock).

Professional fees, issued to the same stockholder, with a fair value totaling approximately $9,900 for 28,075 shares (converted to 80,206 shares of Company stock) included warrants of 9,358 to purchase shares of Index Ltd.’s common stock (converted to 26,735 of Company warrants).

Additionally, during fiscal year ended March 31, 2006, the Company issued 303,793 shares of common stock to management as compensation expense which was valued at $37,578.

On January 20, 2006, the stockholders of Index Ltd. entered into Acquisition and Share Exchange Agreements (“Acquisition Agreements”, “the Transaction”) with the Company. The Company had a total of 75,000,000 authorized shares with a par value of $0.001 per share and 33,220,000 shares issued and outstanding as of December 31, 2005. As part of the Transaction it was agreed that, subsequent to the Transaction, 10,128,333 shares of common stock held by the former directors and officers of the Company were retired and subsequently canceled by the transfer agent for the Company. The effect of the Transaction was that 23,091,667 shares of Common Stock would be retained.

As part of the Transaction, a total of 7,916,232 Index Ltd. shares of common stock in issue were exchanged for a total of 22,615,552 shares of common stock of the Company.

Concurrent with the Transaction was a private placement totaling $5.12 million for 8,533,333 shares of $0.001 par value common stock of the Company at a price of $0.60 per share.

The Company has reserved 455,655 shares of common stock for potential issuance related to compensation of directors and officers contingent upon meeting certain performance criteria.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 10 - CAPITAL STOCK (continued)

During the fiscal year ended March 31, 2007:

The breakdown of stock issuances of 11,192,691 shares of the Company’s common stock, $0.001 par value, during the year ended March 31, 2007 was as follows:

Issuance of common stock on private offerings	10,965,598
Issuance of stock upon vesting of stock award	50,000
Issuance of stock for services	40,000
Issuance of stock upon exercise of warrants	124,593
Issuance of stock for performance bonuses	12,500
Total	11,192,691

As our Common Stock is a security registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we must solicit proxies or obtain consent or authorizations by or on behalf of our management from the holders of record of our common stock in accordance with the rules and regulations of the Exchange Act, including those prescribed in Section 14. On November 25, 2005, prior management of the Company obtained the approval of the majority of stockholders of the Company authorizing it to increase the authorized common stock of the Company from 25,000,000 to 75,000,000 (the “Increase”).

In September 2006, the stockholders of the Company holding the majority of issued and outstanding common stock of the Company approved the increase in authorized common stock of the Company from 75,000,000 shares to 500,000,000 shares and to create 10,000,000 shares of “blank check” preferred stock, $0.001 par value per share (the “Approvals”). Subsequently, the Company filed a Certificate of Amendment to its Articles of Incorporation, as amended, with the Secretary of State of the State of Nevada that was effective as of September 21, 2006. The Amendment was filed to effect the Approvals.

On August 29, 2006, the Company completed the first closing under a private placement offering in which the Company sold 1419.58 units of its securities at a price of $5,000 per unit to certain accredited investors, each unit consisting of 5,000 shares of common stock of the Company for a total of 7,097,898 shares of $0.001 par value common stock of the Company at a price of $1.00 per share for aggregate gross proceeds of approximately $7.1 million. Total fees paid on the first closing of the private placement were approximately $730,000.

Furthermore on October 4, 2006, the Company completed a second closing of the private placement offering in which the Company sold an additional 693.54 units of its securities at a price of $5,000 per unit to certain accredited investors, each unit consisting of 5000 shares of common stock of the Company for gross proceeds of approximately $3.5 million and it subsequently sold another 80 units on October 5, 2006, for a total of 3,867,700 shares of common stock of the Company at a price of $1.00 per share for overall aggregate proceeds of approximately $3.9 million. Total fees paid on the second closing were approximately $316,000. The combined net proceeds of this placement are being applied to the expansion of Company's operations in the U.S.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 10 - CAPITAL STOCK (continued)

The purchasers agreed not to sell the Common stock included in the units for a period of six months from the date of their purchase, unless permitted earlier by the Company. Notwithstanding the foregoing, the purchasers further agreed to be bound by any lock-up period required by state or federal regulation. The shares of common stock are restricted securities under Securities Act of 1933, as amended and applicable state securities laws and, therefore, may only be transferred pursuant to the registration requirements of federal and state securities laws or pursuant to an exemption from such registration requirements.

Subsequently, on October 11, 2006 pursuant to the requirements of the Registration Rights Agreement entered into by and among the Company and the Investors, the Company filed a Registration Statement with the SEC on Form SB-2 to register, among other securities, the units of common stock sold in the private placement offering. The Company agreed to have the Registration Statement declared effective by the SEC no later than 180 days from August 29, 2006. If the Company had failed to have the Registration Statement declared effective on or before them time frame described, the Investors would have been entitled to the liquidated damages from the Company in an amount equal to 2% of the aggregate subscription amounts per month for each month that the Company was delinquent in failing to obtain the effectiveness of the Registration Statement, subject to an overall limit of up to 15 months of partial liquidated damages. The Company obtained effectiveness on February 9, 2007, within the time frame prescribed. The Company has therefore, not incurred any liability associated with the liquidated damages.

On August 29, 2006, the Board of Directors appointed John Williams as Executive Vice President of Exploration and Production and a director of the Company effective August 1, 2006. In addition to Mr. Williams’ salary, he was awarded a restricted bonus stock award of 50,000 shares of the Company’s common stock contingent on 183 days of continuous service to the Company. Total compensation expense over the vesting period of $60,000 was recorded on the award at the market price of $1.20 per share, the market price at the date of the grant. The terms of the award were satisfied in January 2007 and Mr. Williams was issued 50,000 shares of restricted common stock of the Company. Additionally, Mr. Williams was awarded a performance bonus of 37,500 shares of restricted common stock per the terms of his bonus program. The shares vest one-third at the date of the grant, March 31, 2007, with the remaining shares vesting at one-third in each of the next two consecutive years. The shares were valued at $1.50 per share of the date of the first vesting award or March 31, 2007 for compensation expense of $18,750.

In February 2007, 40,000 shares of common stock of the Company were issued for legal services related to the filing of the Registration Statement and other services at a value of $1.60 per share for a total cost of $64,000.

In February 2007, 124,593 warrants were exercised into 124,593 shares of common stock at an exercise price of $0.14 per share or $17,443 by a stockholder.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 11 - OPTIONS AND WARRANTS AND STOCK-BASED COMPENSATION

Warrants

The following tables summarize the changes in warrants outstanding and exercised and the related exercise prices for the shares of the Company's common stock issued as follows (See Note 10):

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding and Exercisable March 31, 2005 (333,923 of Index Ltd.)	138,655	$0.07
Granted	954,021	0.14
Exercised	-	-
Canceled or expired	-	-
Outstanding and Exercisable at March 31, 2006	1,092,676	$0.13
Granted	-	-
Exchanged	-	-
Exercised	(124,593)	0.14
Canceled or expired	-	-
Outstanding and Exercisable at March 31, 2007	968,083	$0.13

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 11 - OPTIONS AND WARRANTS AND STOCK-BASED COMPENSATION (continued)

Warrants Outstanding				Warrants Exercisable

Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price Exercise Price
$0.07	138,655	3.5	$0.07	138,655	$0.07
$0.14	143,037	3.5	$0.14	143,037	$0.14
$0.14	268,246	3.5	$0.14	268,246	$0.14
$0.14	391,410	3.5	$0.14	391,410	$0.14
$0.14	26,735	3.5	$0.14	26,735	$0.14
	968,083	3.5	$0.13	968,083	$0.13

In February 2003 and July 2003, 45,882 warrants (converted into 131,078 of Company warrants) and 2,653 warrants (converted into 7,577 of Company warrants), respectively to acquire Index Ltd.’s common stock were issued to a third party advisor for services incurred.

The warrants totaling 333,923 (converted to 954,021 of Company warrants) were issued as part of various fundraising and equity transactions. The convertible stockholder loan described in Note 6 of $94,603 ($91,302 at the original transaction date foreign currency rate and $86,758 at the conversion date foreign currency rate) in loans converted to 250,325 shares of common stock (converted to 715,143 shares of Company stock) in November 2005 and 50,065 of warrants to purchase shares of Index Ltd.’s common stock (converted to 143,037 of Company warrants). An equity fundraising for 687,500 shares (converted to 1,964,090 shares of Company stock) totaling $238,591 also included 137,500 of warrants to purchase shares of Index Ltd.’s common stock (converted to 392,839 of Company warrants, of which 124,593 were exercised in February 2007). Additionally, management compensation with a fair value of $274,517 for 783,500 shares of common stock (converted to 2,238,349 shares of Company stock) also included warrants of 137,000 to purchase shares of Index Ltd.’s common stock (converted to 391,410 of Company warrants). Professional fees with a fair value totaling approximately $9,900 for 28,075 shares (converted to 80,206 shares of Company stock) included warrants of 9,358 to purchase shares of Index Ltd.’s common stock (converted to 26,735 of Company warrants). All transactions were valued at fair market value in accordance with SFAS 123-R.

Since there was no public market for Index Ltd.’s stock and operations were not comparable to a peer group, the latest stock issuance price of ₤0.20, or $0.35 at a foreign currency rate of 1.7329, used in previous fundraising was used as the share market price and an exercise price of ₤0.20 or $0.35 at a foreign currency rate of 1.7329. The weighted-average fair value of warrants under the fair valued based method of $0.03, using the Black Scholes model, was determined using the following assumptions: (1) a risk free rate of 4.56%; (2) a volatility rate of 0% under the minimum value method allowed for non-public companies under SFAS 123; (3) a zero dividend rate; (4) a zero percent forfeiture rate; (5) the latest stock issuance price used as the share market price; and (6) 2 year life.

On January 20, 2006, these total warrants of 382,458 were exchanged as part of the transaction described in Note 2,  Merger  and Corporate Restructure, at a ratio of approximately 2.857 to 1 or a total of 1,092,676. The total warrants of 48,535 issued in fiscal year 2005 were exchanged for 138,655 warrants. The warrants issued in fiscal year 2006 of 333,923 were also exchanged as part of the transaction described in Note 2,  Merger and Corporate Restructure, at a ratio of approximately 2.857 to 1 or a total of 954,021 warrants.

In February 2007, a total of 124,593 warrants were exercised at a price of $0.14 for a total of $17,443 and a total of 124,593 shares of common stock, $0.001 par value, were issued to the stockholder.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 11 - OPTIONS AND WARRANTS AND STOCK-BASED COMPENSATION (continued)

There was no compensation expense recorded for the exchange of these warrants since there was no modification of terms upon exchange.

Stock Options

The following tables summarize the changes in options outstanding and exercised and the related exercise prices for the shares of the Company's common stock issued to certain directors and stockholders at March 31, 2007 and 2006 restated for the recapitalization which occurred on January 20, 2006 at an exchange rate of one Index Ltd. share or warrant for approximately 2.857 shares or warrants of the Company’s (See Note 10).

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding at March 31, 2005	-	-
Granted	4,577,526	0.35
Exercised	-	-
Canceled or expired	-	-
Outstanding at March 31, 2006	4,577,526	$0.35
Granted	500,000	$1.42
Exercised	-	-
Canceled or expired	-	-
Outstanding at March 31, 2007	5,077,526	$0.46

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 11 - OPTIONS AND WARRANTS AND STOCK-BASED COMPENSATION (continued)

Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.35	4,577,526	3.81	$ 0.35	3,433,145	$ 0.35
$1.42	500,000	1.97	$1.42	250,000	$1.42
	5,077,526		$0.46	3,683,145	$0.42
Prior to the reverse merger with Index Inc., Index Ltd. adopted a Stock Option Plan to grant options to various officers, directors and others. As contemplated by the Acquisition Agreements, following the completion of the acquisition the Board of Directors of Index Inc. agreed to the adoption of the Stock Option Plan and ratified it on March 14, 2006 effective as of January 20, 2006, providing for the issuance of up to 5,225,000 shares of Common Stock of Index Inc. to officers, directors, employees and consultants of Index Inc. and/or its subsidiaries. Pursuant to the Stock Option Plan, Index Inc. allowed for the issuance of options to purchase 4,577,526 shares of Common Stock at $0.35 per share to newly appointed directors and officers of Index Inc. that had held options to purchase ordinary shares of Index Ltd. prior to the completion of the acquisition. Total compensation expense recorded for the issuance of these options in the fourth quarter and the twelve months ended March 31, 2007 was $79,862 and $594,599, respectively. At March 31, 2007, John Williams, an officer and director was awarded options to purchase 500,000 shares of Common Stock at $1.42 per share under the Stock Option Plan.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 11 - OPTIONS AND WARRANTS AND STOCK-BASED COMPENSATION (continued)

The principal terms and conditions of the share options granted under the Share Option Plan are that vesting of the options granted occurs in three stages: (1) 50% on grant; (2) 25% one year after grant; and (3) 25% two years after grant. The 2006 options granted are exercisable at $0.35 per share. Furthermore, the share options granted under the Share Option Plan are generally non-transferable other than to a legal or beneficial holder of the options upon the option holder’s death. The rights to vested but unexercised options cease to be effective: (1) 18 months after death of the stock options holder; (2) 6 months after Change of Control of Index Inc.; (3) 12 months after loss of office due to health related incapacity or redundancy; or (4) 12 months after the retirement of the options holder from a position with Index Inc. All options have a 5 years expiring term.

Since there was no public market for the Company’s stock and operations were not comparable to a peer group prior to the acquisition, the stock issuance price for the private placement equity raising at the date of acquisition of $0.60 was used as the share market price for the 2006 options with an exercise price of $0.35. The weighted-average fair value of options granted under the fair valued based method or $0.398, using the Black Scholes model, was determined using the following assumptions: (1) a risk free rate of 4.38%; (2) a volatility rate of 100%; (3) a zero dividend rate; (4) a zero percent forfeiture rate; (5) the latest stock issuance price used as the share market price; and (6) 2 year life. The weighted-average fair value of the 2007 options granted to John Williams under the fair valued based method or $0.53, using the Black Scholes model, was determined using the following assumptions: (1) a risk free rate of 4.60%; (2) a volatility rate of 66%; (3) a zero dividend rate; (4) a zero percent forfeiture rate; (5) the latest stock issuance price used as the share market price or $1.42; and (6) 2 year life.

NOTE 12 - EARNINGS PER SHARE

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if contracts to issue common stock and related stock options were exercised at the end of the period. For the years ended March 31, 2007 and 2006, excluded from diluted earnings per share are 968,083 and 1,092,676, respectively of warrants to acquire common stock. As of both March 31, 2007 and 2006, there are 4,577, 526 of options to acquire the Company’s common stock that were excluded from the computation of diluted earnings per share, and which excluded 500,000 of out of the money options at March 31, 2007. As of March 31, 2007 25,000 shares yet to vest under a performance bonus award have been excluded from the computation of diluted earnings per share.

The following is a calculation of basic and diluted weighted average shares outstanding:

	For the year ended March 31,
	2007	2006
Shares—basic	65,623,365	22,391,357
Dilution effect of stock option and awards at end of period	-	-
Shares—diluted	65,623,365	22,391,357
Stock awards and shares excluded from diluted earnings per share due to anti-dilutive effect	5,570,609	5,670,202

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 13 - MAJOR CUSTOMERS

For the fiscal year 2007, approximately 100% of revenues from the Company’s share of oil production were sold to two independent crude oil purchasers, together with low levels of gas sales, and for the fiscal year 2006, approximately 91%, of oil sales were sold to a single independent crude oil purchaser.

 NOTE 14 - RELATED PARTY TRANSACTIONS

As discussed in Note 6, total stockholder loans to Index Ltd. during the year ended March 31, 2006 totaled $676,664 of which $676,664 ($663,872 at the transaction date foreign currency rate of $1.8088 to ₤1.0) were converted into 1,835,117 shares of common stock in the year ended March 31, 2006. Of this amount, 50,000 shares of common stock related to directors of Index Ltd. with the remaining shares for outside investors. The $94,603 ($91,302 at the original transaction date foreign currency rate and $86,758 at the conversion date foreign currency rate) stockholder loans converted to 250,325 shares of common stock (converted to 715,143 shares of Company stock) in November 2005, together with the issue of 50,065 warrants (converted to 143,029 of Company warrants). Of these totals 119,585 shares (converted to 341,637 of Company stock) and 23,917 warrants (converted to 68,327 of Company warrants) were issued to directors of Index Ltd.

At March 31, 2006, the Company owes various directors $1,007 for refunds of payroll taxes.

Lyndon West and Michael Scrutton, jointly and severally, guaranteed the bank loan until it was paid off in June 2006.

During fiscal year 2007, the Company incurred a fee of $750 for real estate location services from a firm in
Which, a principal partner is related to an officer of the Company. The fee was paid in May 2007.

INDEX OIL AND GAS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 15 - SUBSEQUENT EVENTS

In April, 2007, the Company announced success on two exploration wells in Goliad and Victoria Counties, Texas. The Serrano well commenced producing in May 2007 and the Habanero well is expected to be connected to local pipeline infrastructure and to be brought on-line during the second calendar quarter 2007. Index has a 37.5% working interest and a 28.125% net revenue interest in each well.

The Company announced in April 2007 that it has signed a Participation Agreement to explore for gas in the West Wharton prospect. This could consist of up to four exploration wells within the area of mutual interest in Wharton County, Texas. Index has a 12.5% working interest in the project that will reduce to 9.375% after payout. The first well is planned to spud during the third calendar quarter of 2007.

The Company announced in May 2007 that it had signed a participation agreement for exploration of the Fern Lake prospect in Nacogdoches County, Texas, through the Cason 1 well (a first well resulting from the ADC Agreements). The well is expected to spud in the second calendar quarter 2007.

In April 2007, the Company committed to a nine month lease, related to corporate housing for UK based officers while periodically working at the corporate office.

INDEX OIL AND GAS, INC.
SUPPLEMENTAL INFORMATION (UNAUDITED)
FOR THE YEARS ENDED MARCH 31, 2007, 2006 AND 2005

Oil and Natural gas Producing Activities

The following disclosures for the Company are made in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 69, “Disclosures About Oil and Natural gas Producing Activities (an amendment of FASB Statements 19, 25, 33 and 39)” (“SFAS No. 69”). Users of this information should be aware that the process of estimating quantities of proved, proved developed and proved undeveloped crude oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

Proved reserves represent estimated quantities of natural gas and crude oil that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made.

Proved developed reserves are proved reserves expected to be recovered, through wells and equipment in place and under operating methods being utilized at the time the estimates were made.

Proved undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves are not attributed to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

Estimates of proved developed and proved undeveloped reserves as of March 31, 2007, 2006 and 2005 were based on estimates made by Ancell Energy Consulting, Inc, independent petroleum engineers. Our independent engineers, Ancell Energy Consulting, Inc. are engaged by and provide their reports to our senior management team. We make representations to the independent engineers that we have provided all relevant operating data and documents, and in turn, we review these reserve reports provided by the independent engineers to ensure completeness and accuracy. Our Vice President, Exploration and Production, and Managing Director make the final decision on booked proved reserves by incorporating the proved reserves from the independent engineers’ reports.

Our relevant management controls over proved reserve attribution, estimation and evaluation include:

•	controls over and processes for the collection and processing of all pertinent operating data and documents needed by our independent reservoir engineers to estimate our proved reserves;

•
engagement of well qualified and independent reservoir engineers for review of our operating data and documents and preparation of reserve reports annually in accordance with all SEC reserve estimation guidelines; and

•	review by our Vice President, Exploration and Production, of the independent reservoir engineers’ reserves reports for completion and accuracy.

INDEX OIL AND GAS, INC.
SUPPLEMENTAL INFORMATION (UNAUDITED)
FOR THE YEARS ENDED MARCH 31, 2007, 2006 AND 2005

Market prices as of each year-end were used for future sales of natural gas, crude oil and natural gas liquids. Future operating costs, production and ad valorem taxes and capital costs were based on current costs as of each year-end, with no escalation. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. Reserve data represent estimates only and should not be construed as being exact. Moreover, the standardized measure should not be construed as the current market value of the proved oil and natural gas reserves or the costs that would be incurred to obtain equivalent reserves. A market value determination would include many additional factors including (a) anticipated future changes in natural gas and crude oil prices, production and development costs, (b) an allowance for return on investment, (c) the value of additional reserves, not considered proved at present, which may be recovered as a result of further exploration and development activities, and (d) other business risk.

Capitalized Costs Relating to Oil and Gas Producing Activities

The following table sets forth the capitalized costs relating to the Company’s natural gas and crude oil producing activities at March 31, 2007, 2006 and 2005:

	March 31,	March 31,	March 31,
	2007	2006	2005
Evaluated properties	$3,254,211	$722,056	$334,080
Unevaluated properties	1,927,776	356,729	76,529
Total	5,181,987	1,078,785	410,609
Less: accumulated depreciation, depletion, amortization	315,937	127,586	62,275
Net capitalized costs	$4,866,050	$951,199	$348,334

INDEX OIL AND GAS, INC.
SUPPLEMENTAL INFORMATION (UNAUDITED)
FOR THE YEARS ENDED MARCH 31, 2007, 2006 AND 2005

Costs Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development Activities

The following table sets forth costs incurred related to the Company’s oil and natural gas activities for the twelve months ended March 31, 2007, 2006 and 2005:

The following estimates of proved and proved developed reserve quantities are estimates only. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Company's reserves are located in the United States.

Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

	Continuing Operations	Discontinued Operations
Year Ended March 31, 2005:	$415,516	$-
Acquisition costs of properties
Proved	$-	$-
Unproved	-	-
Subtotal	-	-
Exploration and development costs	70,540	-

Total	$486,056	$-

Year Ended March 31, 2006:
Acquisition costs of properties
Proved	$-	$-
Unproved	-
Subtotal	-

Exploration and development costs	659,376

Total	$1,145,432	$-

Year Ended March 31, 2007:
Acquisition costs of properties
Proved	$-	$-
Unproved	355,641
Subtotal	355,641

Exploration and development costs	3,731,308

Total	$4,086,949	$-

INDEX OIL AND GAS, INC.
SUPPLEMENTAL INFORMATION (UNAUDITED)
FOR THE YEARS ENDED MARCH 31, 2007, 2006 AND 2005

Results of Operations for Oil and Natural Gas Producing Activities

	Year Ended March 31, 2007	Year Ended March 31, 2006	Year Ended March 31, 2005
Oil and natural gas production revenues
Third-party	$457,046	$191,114	$88,176
Affiliate	-	-	-

Total revenues	457,046	191,114	88,176
Exploration expenses, including dry hole	-	-	-
Production costs	(114,735)	(41,953)	(23,584)
Impairment	-	-	-
Depreciation, depletion and amortization	(188,351)	(65,311)	(36,154)

Income (loss) before income taxes	153,960	83,850	28,438
Income tax provision (benefit)	-	-	-

Results of continuing operations	$153,960	$83,850	$28,438

Results of discontinued operations	$-	$-	$-

The results of operations for oil and natural gas producing activities excludes interest charges and general and administrative expenses. Sales are based on market prices.

INDEX OIL AND GAS, INC.
SUPPLEMENTAL INFORMATION (UNAUDITED)
FOR THE YEARS ENDED MARCH 31, 2007, 2006 AND 2005

Net Proved and Proved Developed Reserve Summary

The following table sets forth the Company’s net proved and proved developed reserves (all within the United States) at March 31, 2007, 2006 and 2005, and the changes in the net proved reserves for each of the two years in the period then ended as estimated by the independent petroleum consultants. See Note 3.

	Continuing Operations	Discontinued Operations
Natural gas (Bcf)(1):
Net proved reserves at March 31, 2004	-	-
Revisions of previous estimates	-	-
Purchases in place	-	-
Extensions, discoveries and other additions	-	-
Sales in place	-	-
Production	-	-

Net proved reserves at March 31, 2005	-	-
Revisions of previous estimates	-	-
Purchases in place	0.144	-
Extensions, discoveries and other additions	-	-
Sales in place	-	-
Production	-	-

Net proved reserves at March 31, 2006	0.144	-
Revisions of previous estimates	0.157	-
Purchases in place	0.008	-
Extensions, discoveries and other additions	0.240	-
Sales in place	-	-
Production	(0.008)	-
Net proved reserves at March 31, 2007	0.541	-

INDEX OIL AND GAS, INC.
SUPPLEMENTAL INFORMATION (UNAUDITED)
FOR THE YEARS ENDED MARCH 31, 2007, 2006 AND 2005

Natural gas liquids and crude oil (MBbls)(2)(3):
Net proved reserves at March 31, 2004	11.069	-
Revisions of previous estimates	4.832	-
Purchases in place	-	-
Extensions, discoveries and other additions	6.758	-
Sales in place	-	-
Production	(2.068)	-
Net proved reserves at March 31, 2005	20.591	-
Revisions of previous estimates	1.566	-
Purchases in place	11.565	-
Extensions, discoveries and other additions	5.060	-
Sales in place	-	-
Production	(3.381)	-
Net proved reserves at March 31, 2006	35.401	-
Revisions of previous estimates	(5.349)	-
Purchases in place	0.066	-
Extensions, discoveries and other additions	0.875	-
Sales in place	-	-
Production	(6.660)	-
Net proved reserves at March 31, 2007	24.333	-

INDEX OIL AND GAS, INC.
SUPPLEMENTAL INFORMATION (UNAUDITED)
FOR THE YEARS ENDED MARCH 31, 2007, 2006 AND 2005

(MBO)(2) equivalents(4):
Net proved reserves at March 31, 2004	11.069	-
Revisions of previous estimates	4.832	-
Purchases in place	-	-
Extensions, discoveries and other additions	6.758	-
Sales in place	-	-
Production	(2.068)	-
Net proved reserves at March 31, 2005	20.591	-
Revisions of previous estimates	1.566	-
Purchases in place	35.635	-
Extensions, discoveries and other additions	5.060	-
Sales in place	-	-
Production	(3.381)	-
Net proved reserves at March 31, 2006	59.471	-
Revisions of previous estimates	20.748	-
Purchases in place	1.478	-
Extensions, discoveries and other additions	40.956	-
Sales in place	-	-
Production	(8.075)	-
Net proved reserves at March 31, 2007	114.578	-

INDEX OIL AND GAS, INC.
SUPPLEMENTAL INFORMATION (UNAUDITED)
FOR THE YEARS ENDED MARCH 31, 2007, 2006 AND 2005

Net proved developed reserves:
Natural gas (Bcf)(1)
March 31, 2005	-	-
March 31, 2006	0.090	-
March 31, 2007	0.541	-

Natural gas liquids and crude oil (MBbls)(2)(3)
March 31, 2005	12.354	-
March 31, 2006	28.942	-
March 31, 2007	22.953	-

MBO(2) equivalents(4)
March 31, 2005	12.354	-
March 31, 2006	30.518	-
March 31, 2007	113.198	-
_______________

(1)	Billion cubic feet or billion cubic feet equivalent, as applicable.

(2)	Thousand barrels.

(3)	Includes crude oil, condensate and natural gas liquids.

(4)
Natural gas volumes have been converted to equivalent natural gas liquids and crude oil volumes using a conversion factor of six thousand cubic feet of natural gas to one barrel of natural gas liquids or crude oil.

INDEX OIL AND GAS, INC.
SUPPLEMENTAL INFORMATION (UNAUDITED)
FOR THE YEARS ENDED MARCH 31, 2007, 2006 AND 2005

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following information has been developed utilizing procedures prescribed by SFAS No. 69 and based on natural gas and crude oil reserve and production volumes estimated by the independent petroleum reservoir engineers. This information may be useful for certain comparison purposes but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the standardized measure of discounted future net cash flows be viewed as representative of the current value of the Company’s oil and natural gas assets.

The future cash flows presented below are based on sales prices, cost rates and statutory income tax rates in existence as of the date of the projections. It is expected that material revisions to some estimates of natural gas and crude oil reserves may occur in the future, development and production of the reserves may occur in periods other than those assumed, and actual prices realized and costs incurred may vary significantly from those used. Income tax expense has been computed using expected future tax rates and giving effect to tax deductions and credits available, under current laws, and which relate to oil and natural gas producing activities.

Management does not rely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

The following table sets forth the standardized measure of discounted future net cash flows from projected production of the Company’s natural gas and crude oil reserves for the years ended March 31, 2007, 2006 and 2005:

	Continuing Operations	Discontinued Operations
	(in $’000)
March 31, 2005:
Future cash inflows	$1,088.787	$-
Future production costs	(474.193)	-
Future development costs	(131.248)	-
Future income taxes	-	-

Future net cash flows	483.346	-
Discount to present value at 10% annual rate	(131.571)	-

Standardized measure of discounted future net cash flows relating to proved natural gas, natural gas liquids and crude oil reserves	$351.775	$-

INDEX OIL AND GAS, INC.
SUPPLEMENTAL INFORMATION (UNAUDITED)
FOR THE YEARS ENDED MARCH 31, 2007, 2006 AND 2005

	Continuing	Discontinued
	Operations	Operations
March 31, 2006:
Future cash inflows	$3,080.376	$-
Future production costs	(855.120)	-
Future development costs	(515.632)	-
Future income taxes	-	-

Future net cash flows	1,709.624	-
Discount to present value at 10% annual rate	(362.391)	-

Standardized measure of discounted future net cash flows relating to proved natural gas, natural gas liquids and crude oil reserves	$1,347.233	$-

	Continuing	Discontinued
	Operations	Operations
March 31, 2007:
Future cash inflows	$5,049.821	$-
Future production costs	(1,055.600)	-
Future development costs	(53.403)	-
Future income taxes	-	-

Future net cash flows	3,940.818	-
Discount to present value at 10% annual rate	(841.922)	-

Standardized measure of discounted future net cash flows relating to proved natural gas, natural gas liquids and crude oil reserves	$3,098.896	$-

INDEX OIL AND GAS, INC.
SUPPLEMENTAL INFORMATION (UNAUDITED)
FOR THE YEARS ENDED MARCH 31, 2007, 2006 AND 2005

Changes in Standardized Measure of Discounted Future Net Cash Flows

The following table sets forth the changes in the standardized measure of discounted future net cash flows at March 31, 2007, 2006 and 2005:

	Continuing	Discontinued
	Operations	Operations
	(in $’000)
Balance, April 1, 2004	$113.318	$-
Sales and transfers of natural gas, natural gas liquids and crude oil produced, net of production costs	(64.592)	-
Net changes in prices and production costs	155.685	-
Extensions, discoveries, additions and improved recovery, net of related costs	81.085	-
Development costs incurred	70.540	-
Revisions of previous quantity estimates and development costs	(3.657)	-
Accretion of discount	(2.291)	-
Net change in income taxes	-	-
Purchases of reserves in place	-	-
Sales of reserves in place	-	-
Changes in timing and other	1.687	-

Balance, March 31, 2005	$351.775	$-

INDEX OIL AND GAS, INC.
SUPPLEMENTAL INFORMATION (UNAUDITED)
FOR THE YEARS ENDED MARCH 31, 2007, 2006 AND 2005

Sales and transfers of natural gas, natural gas liquids and crude oil produced, net of production costs	$(149.200)	$-
Net changes in prices and production costs	92.288	-
Extensions, discoveries, additions and improved recovery, net of related costs	86.546	-
Development costs incurred	659.376	-
Revisions of previous quantity estimates and development costs	(412.504)	-
Accretion of discount	(97.672)	-
Net change in income taxes	-	-
Purchases of reserves in place	813.43	-
Sales of reserves in place	-	-
Changes in timing and other	3.194	-

Balance, March 31, 2006	$1,347.233	$-

Sales and transfers of natural gas, natural gas liquids and crude oil produced, net of production costs	$(342.311)	$-
Net changes in prices and production costs	(46.758)	-
Extensions, discoveries, additions and improved recovery, net of related costs	1,180.549	-
Development costs incurred	1,320.745	-
Revisions of previous quantity estimates and development costs	(820.626)	-
Accretion of discount	134.723	-
Net change in income taxes	-	-
Purchases of reserves in place	486.467	-
Sales of reserves in place	-	-
Changes in timing and other	(161.126)	-

Balance, March 31, 2007	$3,098.896	$-

Prospective investors may rely only on the information contained in this prospectus. Neither Index Oil and Gas Inc. nor the selling stockholders have authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

INDEX OIL AND GAS INC.

40,686,978 Shares of
Common Stock

__________________________

PROSPECTUS
__________________________

November 8, 2007